     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 24, 2004

                                                           REGISTRATION NO.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                           NATIONAL CITY CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             6021                            34-1111088
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER IDENTIFICATION
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)                  NUMBER)

                              NATIONAL CITY CENTER
                             1900 EAST NINTH STREET
                           CLEVELAND, OHIO 44114-3484
                                 (216) 222-2000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                             ---------------------
                             DAVID L. ZOELLER, ESQ.
                  EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                           NATIONAL CITY CORPORATION
                             1900 EAST NINTH STREET
                           CLEVELAND, OHIO 44114-3484
                                 (216) 222-2000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                             ---------------------
                                   COPIES TO:

              JAMES R. WHITAKER, ESQ.                              GARY P. KREIDER, ESQ.
        VICE PRESIDENT AND GENERAL COUNSEL                         F. MARK REUTER, ESQ.
          PROVIDENT FINANCIAL GROUP, INC.                   KEATING, MUETHING & KLEKAMP, P.L.L.
              ONE EAST FOURTH STREET                               1400 PROVIDENT TOWER
              CINCINNATI, OHIO 45202                              ONE EAST FOURTH STREET
                  (513) 639-4470                                  CINCINNATI, OHIO 45202
                FAX: (513) 564-1365                                   (513) 579-6411
                                                                    FAX: (513) 579-6457

                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement and upon completion of the merger described in the enclosed joint proxy statement/ prospectus.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
                                                          PROPOSED MAXIMUM     PROPOSED MAXIMUM
       TITLE OF EACH CLASS             AMOUNT TO BE           OFFERING        AGGREGATE OFFERING        AMOUNT OF
  OF SECURITIES TO BE REGISTERED       REGISTERED(1)       PRICE PER UNIT          PRICE(2)         REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------
Common Stock, par value of $4.00
  per share.......................      64,237,613               N/A            $2,544,773,039          $322,423
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

(1) Estimated maximum number of shares that may be issued in connection with the proposed merger based upon 56,597,015 which as of March 16, 2004 represents the total number of shares of common stock of Provident Financial Group, Inc. outstanding and reserved for issuance pursuant to conversion of Provident's Series D Preferred Stock and PRIDES, multiplied by the exchange ratio of 1.135 shares of National City common stock.

(2) The proposed maximum offering price is estimated solely for the purpose of computing the registration fee and is calculated in accordance with Rule 457(f)(1) under the Securities Act of 1933, as amended, on the basis of the average of the high and low prices of a share of common stock of Provident Financial Group, Inc. as reported on the Nasdaq National Market on March 23, 2004.
                             ---------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                [PROVIDENT LOGO]

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

     The Board of Directors of Provident Financial Group, Inc. has unanimously approved the merger of Provident with and into National City Corporation. If the merger is completed, each share of Provident common stock that you hold will be converted into 1.135 shares of common stock of National City. We expect that the merger will be tax-free for Provident shareholders.

     THE EXCHANGE RATIO IS FIXED, MEANING THAT IT WILL NOT BE ADJUSTED BASED ON CHANGES IN THE PRICES OF THE COMMON STOCK OF PROVIDENT OR NATIONAL CITY BEFORE THE MERGER. Therefore, the value of the National City common stock which you would receive in the merger is not fixed.

     BASED ON THE CLOSING PRICE OF NATIONAL CITY COMMON STOCK OF $     ON APRIL
          , 2004, THE 1.135 EXCHANGE RATIO REPRESENTED APPROXIMATELY $     IN
VALUE FOR EACH SHARE OF PROVIDENT COMMON STOCK. WE URGE YOU TO OBTAIN CURRENT MARKET PRICE QUOTATIONS FOR PROVIDENT AND NATIONAL CITY COMMON STOCK. THE COMMON STOCK OF PROVIDENT IS TRADED ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "PFGI." THE COMMON STOCK OF NATIONAL CITY IS TRADED ON THE NEW YORK STOCK EXCHANGE UNDER THE SYMBOL "NCC."

     The Board of Directors and executive officers of National City will be the Board of Directors and executive officers of the merged company except that S. Craig Lindner will be added as a director to National City's Board. In addition, the Certificate of Incorporation and Bylaws of the merged company will be identical to those of National City.

     Provident will hold a special meeting of its shareholders to vote on adoption of this merger proposal. Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing the enclosed proxy card.
The date of the Provident special shareholders meeting is May   , 2004. The
merger cannot take place unless the shareholders of Provident adopt it.

     This document describes the special meeting, the merger proposal, the documents related to the merger and certain other matters. Please carefully read this entire document. You also can obtain additional information about Provident and National City from documents that have been filed with the Securities and Exchange Commission.

                                          /s/Robert L. Hoverson
                                          --------------------------------------
                                          Robert L. Hoverson
                                          President and Chief Executive Officer

     FOR A DISCUSSION OF CERTAIN RISK FACTORS WHICH YOU SHOULD CONSIDER IN EVALUATING THE MERGER, SEE "RISK FACTORS" BEGINNING ON PAGE 19.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED UNDER THIS DOCUMENT OR DETERMINED IF THIS DOCUMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE SECURITIES OFFERED THROUGH THIS DOCUMENT ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR NON-BANK SUBSIDIARY OF EITHER PROVIDENT OR NATIONAL CITY, AND THEY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER FEDERAL OR STATE GOVERNMENTAL AGENCY.

     This proxy statement/prospectus is dated April   , 2004 and is being first
mailed on or about April   , 2004.

                                [PROVIDENT LOGO]

                        PROVIDENT FINANCIAL GROUP, INC.
                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                       TO BE HELD ON MAY           , 2004

To the Shareholders of
Provident Financial Group, Inc.:

     We will hold a special meeting of shareholders of Provident Financial
Group, Inc., an Ohio corporation, on May   , 2004, at      :00 p.m., Eastern
Time, at      , for the purpose of considering and voting upon the following:

     1. A proposal to adopt Provident's merger with and into National City Corporation, a Delaware corporation, under the Agreement and Plan of Merger, dated as of February 16, 2004, by and between Provident and National City and the transactions contemplated by the merger agreement;

     2. A proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the special meeting to adopt the merger; and

     3. To transact any other business as may properly be brought before the special meeting.

     We have fixed the close of business on March   , 2004 as the record date
for determining those shareholders entitled to vote at the special meeting and any adjournments or postponements of the special meeting. Accordingly, only shareholders of record on that date are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting. IN ORDER FOR THE MERGER AGREEMENT TO BE ADOPTED, THE HOLDERS OF TWO-THIRDS OF THE OUTSTANDING SHARES OF PROVIDENT ENTITLED TO VOTE THEREON MUST VOTE IN FAVOR OF THE MERGER AGREEMENT.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Mark E. Magee
                                          --------------------------------------
                                          Mark E. Magee
                                          Secretary

Cincinnati, Ohio
April   , 2004

     WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PAID ENVELOPE. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD. IF YOU PLAN TO ATTEND THE SPECIAL MEETING YOU SHOULD PROMPTLY SUBMIT YOUR PROXY INDICATING YOUR INTENT TO ATTEND.

     THE BOARD OF DIRECTORS OF PROVIDENT UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS IT CONTEMPLATES.

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
ADDITIONAL INFORMATION................    1
QUESTIONS AND ANSWERS ABOUT THE MERGER
  AND THE PROVIDENT SPECIAL
  SHAREHOLDERS MEETING................    2
SUMMARY...............................    4
PRICE RANGE OF COMMON STOCKS AND
  DIVIDENDS...........................    9
COMPARATIVE PER SHARE DATA............   10
SUMMARY CONSOLIDATED FINANCIAL DATA...   13
NATIONAL CITY SUMMARY HISTORICAL
  CONSOLIDATED FINANCIAL
  INFORMATION.........................   14
ALLEGIANT SUMMARY HISTORICAL
  CONSOLIDATED FINANCIAL
  INFORMATION.........................   15
PROVIDENT SUMMARY HISTORICAL
  CONSOLIDATED FINANCIAL
  INFORMATION.........................   16
SELECTED PRO FORMA CONSOLIDATED
  FINANCIAL INFORMATION...............   17
RISK FACTORS..........................   19
FORWARD-LOOKING STATEMENTS............   21
PROVIDENT SPECIAL MEETING.............   21
  Matters to Be Considered............   21
  Proxies.............................   21
  Solicitation of Proxies.............   22
  Record Date and Voting Rights.......   22
  Recommendation of Provident Board of
     Directors........................   23
THE MERGER............................   23
  Structure...........................   23
  Background of the Merger............   23
  Provident's Board Recommendation and
     Reasons for the Merger...........   26
  National City's Reasons for the
     Merger...........................   27
  Opinion of UBS Securities LLC to
     Provident........................   27
  Regulatory Approvals................   34
  Management and Operations after the
     Merger...........................   35
  Resale of National City Common
     Stock............................   35
  Interests of Certain Persons in the
     Merger...........................   35
THE MERGER AGREEMENT..................   37
  Conditions of the Merger............   37
  Representations and Warranties......   38
  Termination of the Merger
     Agreement........................   39
  Effect of Termination...............   40
  Termination Fee.....................   41
  Waiver and Amendment................   41
  Acquisition Proposals by Third
     Parties..........................   41
  Closing Date........................   42
  Exchange of Certificates............   42
  Stock Options.......................   43

                                        PAGE
                                        ----
  Preferred Stock.....................   43
  PFGI Capital Corporation Prides.....   43
  Employee Benefit Matters............   43
  Fractional Shares...................   44
  Dissenter's Rights..................   44
  Conduct of Business Pending the
     Merger...........................   44
ACCOUNTING TREATMENT..................   45
PRO FORMA COMBINED CONSOLIDATED
  FINANCIAL INFORMATION (UNAUDITED)      46
NOTES TO PRO FORMA COMBINED
  CONSOLIDATED FINANCIAL
  INFORMATION.........................   51
MATERIAL FEDERAL INCOME TAX
  CONSEQUENCES OF THE MERGER..........   52
RIGHTS OF DISSENTING SHAREHOLDERS.....   53
COMPARATIVE RIGHTS OF SHAREHOLDERS....   55
  Certain Differences Between Ohio and
     Delaware Corporation Statutes....   55
  Certain Differences Between
     Provident's Articles and
     Regulations and National City's
     Charter and Bylaws...............   59
SUPERVISION AND REGULATION............   61
  Liability for Bank Subsidiaries.....   62
  Capital Requirements................   62
  Dividend Restrictions...............   64
  Deposit Insurance Assessments.......   64
  Supervisory Assessments and Fees....   64
  Depositor Preference Statute........   65
  Brokered Deposits...................   65
  Interstate Banking and Branching....   65
  Control Acquisitions................   65
  Gramm-Leach-Bliley..................   65
  Future Legislation..................   66
INFORMATION ABOUT NATIONAL CITY.......   66
  Company Information.................   66
  Recent Transaction..................   66
DESCRIPTION OF NATIONAL CITY CAPITAL
  STOCK...............................   67
  Preferred Stock.....................   67
  Common Stock........................   67
LEGAL MATTERS.........................   68
EXPERTS...............................   68
SUBMISSION OF FUTURE SHAREHOLDER
  PROPOSALS...........................   68
OTHER MATTERS.........................   68
WHERE YOU CAN FIND MORE INFORMATION...   69
INCORPORATION BY REFERENCE............   69
Annex A -- Agreement and Plan of
           Merger
Annex B -- Opinion of UBS Securities
           LLC
Annex C -- Ohio Revised Code Sections
           1701.84 and 1701.85

                             ADDITIONAL INFORMATION

     This proxy statement/prospectus incorporates important business and financial information about Provident and National City from other documents filed with the Securities and Exchange Commission (SEC) that are not delivered with or included in this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this proxy statement/prospectus, including Provident's and National City's respective Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and proxy statements, without charge, by accessing the SEC's web site maintained at http://www.sec.gov or by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Provident Financial Group, Inc.         National City Corporation
One East Fourth Street MS 843A          1900 East Ninth Street
Cincinnati, Ohio 45202                  Cleveland, Ohio 44114
Attention: Investor Relations           Attention: Investor Relations
Telephone: (513) 345-7165               Telephone: (216) 222-2000

     IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM EITHER COMPANY, PLEASE DO SO BY
MAY   , 2004 IN ORDER TO RECEIVE THEM BEFORE THE PROVIDENT SPECIAL SHAREHOLDERS
MEETING. IF YOU REQUEST ANY DOCUMENTS INCORPORATED BY REFERENCE, THEY WILL BE MAILED TO YOU PROMPTLY BY FIRST-CLASS MAIL OR SIMILAR MEANS.

     If you have any questions, or need assistance in completing and returning your proxy, you also may contact Provident's soliciting agent, D.F. King & Co., Inc., at the following address and telephone number:

        48 Wall Street
        New York, New York 10005
        (800)-758-5880

     Please see the section titled "Where You Can Find More Information" on page 69.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

                 AND THE PROVIDENT SPECIAL SHAREHOLDERS MEETING

Q: WHAT MATTERS WILL BE CONSIDERED AT THE SPECIAL MEETING?

A: Provident stockholders will be asked to vote to adopt the merger agreement and the related transactions, to approve the adjournment of the special meeting, if necessary to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the proposal, and to transact any other business as may properly be brought before the special meeting.

Q: WHAT WILL HAPPEN IN THE MERGER?

A: In the merger, Provident will merge with and into National City. The existing
   Board of Directors and executive officers of National City will be the Board of Directors and executive officers of the merged company except that S. Craig Lindner will be added as a director to the National City Board. National City will continue to be governed by the laws of the State of Delaware. Upon completion of the merger, each share of Provident common stock will automatically be converted into 1.135 shares of common stock of National City.

   National City will not issue any fractional shares of its common stock in the merger. Instead, Provident shareholders will receive cash for any fractional share of National City common stock owed to them. The amount of cash Provident shareholders will receive for any fractional shares will be calculated by multiplying the fractional share interest by the weighted average of the per share closing prices on the New York Stock Exchange of National City Common Stock for the ten consecutive trading days before the consummation of the merger. The holder of Provident Series D Preferred Stock will receive the equivalent number of National City Series D shares of Preferred Stock.

Q: WHAT DO I NEED TO DO NOW?

A: You should carefully read and consider the information contained in this document. Then, please fill out, sign and mail your proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the Provident special shareholders meeting. If a returned card is signed but does not specify a choice or indicate an abstention, your proxy will be voted "FOR" the matters being considered at the meeting.

Q: WHY IS MY VOTE IMPORTANT?

A: The merger must be adopted by the holders of two-thirds of the outstanding shares of common stock entitled to vote at the special meeting. Therefore, if you do not vote or abstain from voting, your failure to vote or your abstention will count the same as a vote against approving the merger and the related transactions. Approval of adjournment of the special meeting, if necessary, requires the affirmative vote of a majority of the shares represented at the special meeting.

Q: IF MY SHARES ARE HELD BY MY BROKER IN "STREET NAME," WILL MY BROKER VOTE MY
   SHARES FOR ME?

A: Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker to vote your shares. If you do not provide your broker with instructions on how to vote your shares held in "street name," your broker will not be permitted to vote your shares, which will have the effect of a vote against approving the merger and the related transactions.

Q: MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You may change your vote at any time before your proxy is voted at the meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new, later-dated proxy card. If you choose either of these two methods you must submit your notice of revocation or your new proxy card to Provident. The notice of revocation or new proxy card must be received before the meeting and should be sent to Provident Financial Group, Inc., One East Fourth Street MS 860A, Cincinnati, Ohio 45202, Attention:
   Corporate

   Secretary. Third, you may attend the meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy. You must request a ballot and vote the ballot at the meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q: WILL I OWE ANY FEDERAL INCOME TAX AS A RESULT OF THE MERGER?

A: In general, you will not recognize any gain or loss for federal income tax purposes as a result of the merger, except to the extent of any gain with respect to any cash payment you receive instead of any fractional share of National City common stock.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. Provident shareholders will receive written instructions for exchanging their stock certificates for the consideration to be received by them in the merger after the merger is completed.

Q: WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

A: We expect to complete the merger in the second quarter of 2004. However, we cannot assure you when or if the merger will occur. We must first obtain the approvals of our shareholders at the special meeting and the necessary regulatory approvals.

Q: WHOM SHOULD I CALL WITH QUESTIONS?

A: Provident shareholders should call Provident's Investor Relations Department at (513) 345-7165 with any questions about the merger and related transactions or Provident's proxy solicitor, D.F. King & Co., Inc., at
   (800)-758-5880.

                                    SUMMARY

     This summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that is important to you, and it is qualified in its entirety by reference to the more detailed information contained elsewhere in this proxy statement/prospectus or incorporated by reference in this proxy statement/prospectus. You are urged to read carefully the entire proxy statement/prospectus and the other documents to which this proxy statement/prospectus refers to fully understand the merger. Many items in this summary include a page reference directing you to a more complete description of that item.

THE MERGER (PAGES 23-45)

     In the merger, Provident will merge with and into National City. The existing Board of Directors and executive officers of National City will be the Board of Directors and executive officers of the merged company except that S. Craig Lindner will be added as a director to National City's Board. National City will continue to be governed by the laws of the State of Delaware. We expect to complete the merger in the second quarter of 2004.

     We have attached a copy of the merger agreement to this proxy statement/prospectus as Annex A and incorporate it herein by reference.

REASONS FOR THE MERGER (PAGES 26-27)

     The merger offers Provident shareholders both the opportunity to realize a premium for the value of their shares compared to the market price before the announcement of the merger agreement and the opportunity to participate in the growth and potential of National City. Based on the closing price of National City and Provident common stock on February 13, 2004, the last trading day before the merger was announced, the value of the National City common stock to be received by Provident shareholders in the merger represented a premium of approximately 15% over the closing price of Provident common stock on that date.

     National City believes its acquisition of Provident demonstrates National City's commitment to growth and is a great opportunity for National City to establish a strong presence in Cincinnati, a very attractive market in the middle of National City's footprint. Additionally, Provident's products, culture and focus align well with National City's initiatives.

WHAT PROVIDENT'S SHAREHOLDERS WILL RECEIVE (PAGE 23)

     Upon completion of the merger, each share of Provident common stock will automatically be converted into the right to receive 1.135 shares of common stock of National City. National City will not issue any fractional shares of its common stock in the merger. Instead, Provident shareholders will receive cash for any fractional share of National City common stock owed to them. The amount of cash Provident shareholders will receive for any fractional shares will be calculated by multiplying the fractional share interest by the weighted average of the per share closing prices on the New York Stock Exchange of National City Common Stock for the ten consecutive trading days before the consummation of the merger.

     After the merger is completed, you will receive instructions on how to surrender your Provident common stock certificates to receive the cash consideration and/or new certificates representing the National City common stock. DO NOT SEND IN YOUR STOCK CERTIFICATES AT THIS TIME.

     Because the exchange ratio is fixed and because the market price of the common stock of National City will fluctuate, the market value of the National City stock you will receive in the merger is not fixed and may increase or decrease from the date of the merger agreement, from the date of this proxy statement/prospectus and from the date of the special meeting to the date the merger is consummated.

RECOMMENDATION (PAGES 26-27)

     Provident's Board of Directors believes that the merger is fair to Provident shareholders and in their best interests. Provident's Board unanimously recommends that Provident shareholders vote "FOR" adoption of the merger agreement and the related transactions.

OPINION OF FINANCIAL ADVISOR (PAGES 27-34)

     UBS Securities LLC has delivered a written opinion to the Provident Board of Directors that, as of February 16, 2004, the exchange ratio in the merger is fair from a financial point of view to Provident's shareholders. We have attached a copy of this opinion to this proxy statement/prospectus as Annex B. Provident shareholders should read it completely to understand the assumptions made, matters considered and limitations of the review undertaken by UBS in providing its opinion.

RIGHTS OF DISSENTING SHAREHOLDERS (PAGES 53-55)

     You have the right under Ohio law to dissent from the merger and obtain payment in cash of the fair value of your Provident common stock as of the day prior to the special shareholders meeting. To exercise dissenters' rights, you must:

     - not vote in favor of adopting the merger agreement; and

     - deliver to the merged company a written demand for payment of the fair value of your common stock, which may or may not be more than the value of what you would have received in the merger.

     We have attached a copy of Ohio's dissenters' rights statute to this proxy statement/prospectus as Annex C.

ACCOUNTING TREATMENT (PAGE 45)

     National City will account for the merger using the purchase method of accounting. Under the purchase method, National City will record, at fair value, the acquired assets and assumed liabilities of Provident. To the extent the total purchase price exceeds the fair value of tangible and identifiable intangible assets acquired over the liabilities assumed, National City will record goodwill. National City will include in its consolidated results of operations the results of Provident's operations after the merger is completed.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES (PAGES 52-53)

     Provident and National City have structured the merger to qualify as a tax-free reorganization for federal income tax purposes. Assuming that the merger qualifies as a reorganization, none of Provident, National City nor their respective stockholders will recognize any gain or loss for federal income tax purposes in the merger except for any gain recognized with respect to cash received in lieu of a fractional share of National City common stock. No ruling has been or will be sought from the Internal Revenue Service as to the federal income tax consequences of the merger.
     THE DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL TAX EFFECTS THAT MAY APPLY TO A HOLDER OF PROVIDENT COMMON SHARES. SHAREHOLDERS OF PROVIDENT ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

THE COMPANIES (PAGES 66-70)

          Provident Financial Group, Inc.
          One East Fourth Street
          Cincinnati, Ohio 45202
          (513) 579-2000
          (513) 564-1365 (fax)

     Provident is a bank holding company organized under the laws of Ohio and registered under the federal Bank Holding Company Act. Through its bank subsidiary, The Provident Bank, Provident offers full-service community banking and personal trust services to individuals, businesses and municipalities in the Cincinnati, Dayton, Columbus and Cleveland metropolitan areas. The Provident Bank's services include commercial, real estate and installment loans, checking, savings and time deposit accounts, personal trust and other fiduciary services and other financial services such as securities brokerage, insurance and safe deposit boxes. For more information about Provident, visit Provident's website at www.ProvidentBank.com. The information on Provident's website does not constitute part of this proxy statement/prospectus.

     As of December 31, 2003, Provident reported, on a consolidated basis, total assets of $17.0 billion, total portfolio loans of $8.9 billion, total deposits of $10.3 billion and shareholders' equity of $899.1 million.

          National City Corporation
          1900 East Ninth Street
          Cleveland, Ohio 44114
          (216) 222-2000
          (216) 222-2983 (fax)

     National City is a financial holding company organized under the laws of Delaware and registered under the federal Bank Holding Company Act. National City, headquartered in Cleveland, Ohio, is one of the nation's largest financial holding companies. The company operates through an extensive distribution network in Ohio, Illinois, Indiana, Kentucky, Michigan and Pennsylvania, and also serves customers in selected markets nationally. Its primary businesses include commercial and retail banking, consumer finance, asset management, mortgage financing and servicing and payment processing. For more information about National City, visit the company's web site at www.NationalCity.com. The information on National City's web site does not constitute part of this proxy statement/prospectus.

     As of December 31, 2003, National City reported, on a consolidated basis, total assets of $113.9 billion, total portfolio loans of $79.3 billion, total deposits of $63.9 billion and stockholders' equity of $9.3 billion.

THE MEETING (PAGES 21-23)

     The Provident special meeting will be held on May   , 2004 at      :00
p.m., Eastern Time, at                               . At the Provident special
meeting, Provident's shareholders will be asked:

     - to adopt the merger agreement and the related transactions;

     - to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the special meeting to approve the proposal; and

     - to transact any other business as may properly be brought before the special meeting.

RECORD DATE AND VOTING RIGHTS (PAGES 22-23)

     You can vote at the Provident special meeting if you owned Provident common
stock at the close of business on March   , 2004. On that date, there were
approximately [49,278,805] shares of Provident common stock outstanding and entitled to vote. You can cast one vote for each share of Provident common stock that you owned on that date. Adoption of the merger agreement and the related transactions requires the affirmative vote of the holders of at least two-thirds of Provident's outstanding shares. Approval of adjournment of the special meeting requires the affirmative vote of a majority of the shares represented at the special meeting.

     As of the record date, Provident's directors, executive officers and major
shareholders had voting control over an aggregate of approximately [     %] of
the outstanding shares of Provident common stock entitled to vote at the special meeting.

CONDITIONS TO COMPLETION OF THE MERGER (PAGES 37-38)

     Provident's and National City's obligations to complete the merger depend on a number of conditions being met. These include:

     - adoption of the merger by Provident shareholders;

     - approval of the merger by necessary federal and state regulatory authorities and receipt of all required consents;

     - the listing of the National City common stock issuable in connection with the merger on the New York Stock Exchange;

     - the absence of any order, injunction, decree, law or regulation that would prohibit the merger or make it illegal; and

     - receipt by Provident and National City of an opinion, subject to various limitations, that for U.S. federal income tax purposes, Provident shareholders who receive National City common stock in the merger will not recognize any gain or loss as a result of the merger, except in connection with the receipt of cash in lieu of fractional shares.

     Where the law permits, either Provident or National City could choose to waive a condition to its respective obligation to complete the merger even though that condition has not been satisfied. We cannot be certain when, or if, the conditions to the merger will be satisfied or waived or that the merger will be completed.

REGULATORY APPROVALS (PAGES 34-35)

     Application was made on February 17, 2004 to the Board of Governors of the Federal Reserve System for approval of the merger of Provident with and into National City. After the Federal Reserve Board approves a merger, thirty days must pass before the merger can be completed. This period can be reduced to fifteen days with the approval of the Federal Reserve. A copy of such application was also submitted to the Superinten-dent, Division of Financial Institutions, Ohio Department of Commerce, in satisfaction of that agency's application requirements, on February 17, 2004.

     As of the date of this proxy statement/prospectus, we have not yet received the required approvals referenced above. While we do not know of any reason why we would not be able to obtain this approval in a timely manner, we cannot be certain when or if we will receive these approvals.

TERMINATION OF THE MERGER AGREEMENT; EXPENSES (PAGES 39-41)

     Provident and National City can mutually agree at any time to terminate the merger agreement without completing the merger, even if Provident's shareholders have adopted it. Also, either party may terminate the merger agreement:

     - at any time after October 29, 2004, if the merger is not completed by that date, except a party that is in material breach of the merger agreement may not terminate the agreement;

     - if the shareholders of Provident do not adopt the merger;

     - if any of the conditions to closing common to National City and Provident have not been met or waived; or

     - if any governmental authority shall have enacted, issued, promulgated, enforced or entered any final and non-appealable injunction, order, decree or ruling which is then in effect and has the effect of making consummation of the merger illegal or otherwise preventing or prohibiting consummation of the merger.

     In addition, National City or Provident may unilaterally terminate the agreement in a number of other situations including if the party's obligations which are conditions to its obligation to close the merger have not been performed or waived and, in the case of a failure by the other to comply in all material respects with its covenants contained in the merger agreement required to be performed at or prior to closing, the breaching party has been given at least 30 days' prior written notice of such failure.

     Provident may unilaterally terminate the agreement if it is not in breach of certain of its obligations under the agreement in any material respect, it enters into a binding written agreement for, or its Board of Directors recommends, an acquisition transaction and, promptly after Provident's termination under these circumstances, Provident pays National City a termination fee of $84.0 million. Provident is obligated to pay this termination fee if the merger agreement is terminated under certain other circumstances, as well.

     Provident also must pay this termination fee under the following circumstances:

     - if the merger agreement is terminated because the shareholders of Provident do not adopt the merger at the special meeting, National City is not in material breach of the merger agreement and prior to June 30, 2005, Provident enters into a written agreement for an acquisition transaction which was announced prior to the special meeting;

     - if National City terminates the merger agreement because certain conditions are not met and (1) National City is not in material breach of the merger agreement; (2) after the date of the merger agreement, an acquisition proposal is publicly announced with respect to Provident; (3) following discussions with a person that has publicly announced such acquisition transaction, Provident breaches its representations or covenants and such breaches materially contribute to the failure of the merger to occur; and (4) prior to June 30, 2005 Provident enters into a written agreement for such acquisition transaction;

     - if a third person publicly announces its intent to engage in an acquisition transaction and such third person or a related person initiates or instigates any of the proceedings related to the enactment, issuance, promulgation, enforcement or entering a final non-appealable injunction, order, decree or ruling that has the effect of making consummation of the merger illegal or otherwise preventing or prohibiting consummation of the merger and Provident enters into a written agreement for such acquisition transaction prior to June 30, 2005;

     - if a tender offer or exchange offer is commenced that if consummated would result in any person beneficially owning 25% or more of Provident common stock (or 10% or more of Provident common stock as part of a transaction to acquire 50% or more of the outstanding common stock of Provident), and the Board of Directors of Provident fails to recommend against acceptance of such tender offer or exchange offer or elects to take no position with respect to the acceptance of such tender offer or exchange offer; or

     - if National City is not in breach of the merger agreement and it has otherwise satisfied its representations and warranties and (1) through fault (whether commission or omission) of Provident, the Provident shareholders meeting shall not have been called prior to October 1, 2004,
       (2) the Board of Directors of Provident does not publicly recommend in this proxy statement/prospectus that the shareholders adopt the merger or
       (3) after recommending in this proxy statement/prospectus that the shareholders adopt the merger, Provident's Board of Directors withdraws, modifies or amends its recommendation in any manner adverse to National City.

WAIVER AND AMENDMENT (PAGE 41)

     Provident and National City may jointly amend the merger agreement, and each of them may waive its right to require the other party to adhere to the terms and conditions of the merger agreement. Neither party may do so, however, after Provident's shareholders adopt the merger if the amendment or waiver reduces or changes the form of consideration that any shareholder will receive.

INTERESTS OF DIRECTORS AND OFFICERS IN THE MERGER THAT DIFFER FROM YOUR INTERESTS (PAGES 35-37)

     Some of the directors and officers of Provident have interests in the merger that may differ from, or that may be in addition to, the interests of other shareholders of Provident. These interests exist because of employment or severance agreements that the officers entered into with Provident or National City and rights that Provident officers and directors have, including under Provident's benefit plans. These employment and severance agreements provide the officers with severance benefits if their employment is terminated following the merger. The merger also causes the accelerated vesting of certain benefits under the plans.

     The members of Provident's Board of Directors knew about these additional interests and considered them when they agreed to the merger.

STOCK OPTIONS (PAGE 43)

     Under the merger agreement, each option to buy Provident common stock granted under Provident's stock option plans that is outstanding and not yet exercised immediately before completion of the merger will become a vested option to buy National City's common stock. The number of shares of National City's common stock subject to each new stock option, as well as the exercise price of that stock option, will be adjusted to reflect the exchange ratio in the merger.

MATERIAL DIFFERENCES IN THE RIGHTS OF PROVIDENT SHAREHOLDERS AND NATIONAL CITY SHAREHOLDERS (PAGES 55-61)

     The rights of Provident shareholders are governed by Ohio law and by Provident's Articles of Incorporation and Code of Regulations. Upon completion of the merger, the rights of the merged company's shareholders will be governed by Delaware law and the Certificate of Incorporation and Bylaws of National City. There will be important differences in your rights as a shareholder if you receive National City common stock in the merger.

                   PRICE RANGE OF COMMON STOCKS AND DIVIDENDS

     Provident common stock is traded on the Nasdaq National Market under the symbol "PFGI." The closing sale per share price reported for Provident common stock on February 13, 2004, the last trading date preceding the public announcement of the merger, was $34.83. National City common stock is traded on the New York Stock Exchange under the symbol "NCC." The closing per share price reported for National City common stock on February 13, 2004, the last date on which National City common stock traded preceding the public announcement of the merger, was $35.39.

     The following table sets forth for the periods indicated the intra-day high and low sales prices per share, respectively, of Provident and National City common stock as reported on the Nasdaq National Market and New York Stock Exchange, respectively, along with the quarterly cash dividends per share declared. The per share prices do not include adjustments for markups, markdowns or commissions.

                                                   PROVIDENT                  NATIONAL CITY
                                                  COMMON STOCK                 COMMON STOCK
                                           --------------------------   --------------------------
                                                               CASH                         CASH
                                                             DIVIDEND                     DIVIDEND
                                            HIGH     LOW     DECLARED    HIGH     LOW     DECLARED
                                           ------   ------   --------   ------   ------   --------
2002
First Quarter............................  $30.10   $21.97    $.240     $31.16   $26.31    $.295
Second Quarter...........................   31.64    23.65     .240      33.75    29.60     .295
Third Quarter............................   29.80    22.79     .240      33.49    25.58     .305
Fourth Quarter...........................   28.50    21.46     .240      29.82    24.60     .305

2003
First Quarter............................  $29.29   $19.90    $.240     $29.45   $26.53    $.305
Second Quarter...........................   26.82    20.90     .240      34.97    27.72     .305
Third Quarter............................   28.92    25.35     .240      34.56    29.03     .320
Fourth Quarter...........................   32.98    27.90     .240      34.44    29.46     .320

2004
First Quarter............................  $   --   $   --    $.240     $   --   $   --    $.320
Second Quarter (through April   ,
  2004)..................................      --       --       --         --       --       --

     The market value of the aggregate consideration that Provident shareholders
will receive in the merger is approximately $     based on [49,278,805] shares
of Provident common stock outstanding at the date of this proxy statement/prospectus. This estimated market value of the aggregate consideration is based on the closing price of National City's common stock of $ per share on April , 2004. The actual market value of the merger consideration will vary based on the market value of National City common stock prior to completion of the merger.

     The closing prices of Provident and National City common stock on February 13, 2004 and April , 2004, and the implied value to be received in the merger by Provident shareholders who receive National City common stock for each share of Provident common stock on these dates, were as follows:

                                                                 NATIONAL CITY       IMPLIED VALUE
                                                   PROVIDENT        COMMON       PER SHARE OF PROVIDENT
                                                  COMMON STOCK       STOCK            COMMON STOCK
                                                  ------------   -------------   ----------------------
February 13, 2004...............................     $34.83         $35.39               $40.17
April   , 2004..................................         --             --                   --

     The market price of Provident common stock and National City common stock will fluctuate prior to the merger, while the exchange ratio is fixed. You should obtain current stock price quotations for Provident common stock and National City common stock.

     Dividends may be paid on National City common stock, as and when declared by National City's Board of Directors, out of any of National City's funds legally available for the payment of such dividends, subject to all of the preferences and rights of any National City preferred stock or a series thereof. The amount of dividends payable will depend upon the earnings and financial condition of National City and other factors, including applicable governmental regulations and policies.

                           COMPARATIVE PER SHARE DATA

     The following table sets forth at the date and for the period indicated certain per share data related to net income, cash dividends declared and book value: (i) on a historical basis for National City, Allegiant Bancorp, Inc. ("Allegiant"; see below), and Provident, (ii) on an unaudited pro forma combined basis per share of National City common stock, reflecting National City's consummation of (a) the merger with Allegiant and (b) the merger with Allegiant and Provident, (iii) on an unaudited pro forma equivalent basis per share of Allegiant common stock, reflecting National City's consummation of (a) the merger with Allegiant and (b) the merger with Allegiant and Provident, and (iv) on an unaudited pro forma equivalent basis per share of Provident common stock, reflecting National City's consummation of the merger with Allegiant and Provident. Such unaudited pro forma information has been prepared (i) assuming an Exchange Rate of 0.833 shares and 1.135 shares of National City common stock for each share of Allegiant common stock and Provident common stock, respectively, outstanding immediately prior to each merger, and (ii) giving effect to the Allegiant and Provident mergers (collectively, "the mergers") on a purchase accounting basis. The unaudited pro forma balance sheet information presented assumes the mergers occurred on December 31, 2003. The unaudited pro forma income statement information presented assumes the mergers occurred on January 1, 2003.

     At a special shareholders meeting held on March 19, 2004, the shareholders of Allegiant approved the merger between Allegiant and National City pursuant to an Agreement and Plan of Merger, under which Allegiant will be merged into National City. Please see "INFORMATION ABOUT NATIONAL CITY -- Recent Transaction" on page 66. Because Allegiant shareholders have the right to exchange each Allegiant common share into either 0.833 shares of National City common stock, $27.25 in cash, or a combination of the two, subject to at least 51% of the value of the merger consideration being paid in the form of National City common stock, the pro forma and pro forma equivalent financial information are presented under two scenarios. The first scenario assumes that 100% of Allegiant's common shares outstanding immediately prior to the merger were exchanged for National City common stock, while the second scenario assumes that only 51% of Allegiant common shares outstanding immediately prior to the merger were exchanged for National City common stock, with the remainder exchanged for cash.

     The following information should be read in conjunction with the historical financial statements of National City, Allegiant and Provident incorporated by reference in the Proxy Statement and the unaudited pro forma combined consolidated financial information giving effect to the Allegiant and Provident mergers included elsewhere in the Proxy Statement -- see "WHERE YOU CAN FIND MORE INFORMATION", "INCORPORATION BY REFERENCE" and "PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)."

     The unaudited pro forma information presented does not reflect (a) anticipated expenses and nonrecurring charges that may result from the mergers and (b) estimated expense savings and revenue enhancements anticipated to result from the mergers. This information is presented for informational purposes only and is not necessarily indicative of the combined financial position or results of operations, which would have been realized had the mergers been consummated during the period or as of the date for which the unaudited pro forma data is presented or which will be attained in the future.

NATIONAL CITY COMMON STOCK

                                                              AS OF/FOR THE YEAR ENDED
                                                                 DECEMBER 31, 2003
                                                              ------------------------
Earnings per common share before cumulative effect of
  changes in accounting principles:
  Historical
     Basic..................................................           $3.46
     Diluted................................................            3.43
  Pro forma National City and Allegiant (unaudited)
  100% STOCK
     Basic..................................................            3.42
     Diluted................................................            3.39
  51% STOCK
     Basic..................................................            3.46
     Diluted................................................            3.43
  Pro forma National City, Allegiant, and Provident
     (unaudited)
  100% STOCK
     Basic..................................................            3.27
     Diluted................................................            3.24
  51% STOCK
     Basic..................................................            3.31
     Diluted................................................            3.27
Cash dividends declared per common share (1):
  Historical................................................            1.25
Book value per common share at period-end:
  Historical................................................           15.39
  Pro forma National City and Allegiant (unaudited)
  100% STOCK................................................           15.85
  51% STOCK.................................................           15.64
  Pro forma National City, Allegiant, and Provident
     (unaudited)
  100% STOCK................................................           17.45
  51% STOCK.................................................           17.27
ALLEGIANT COMMON STOCK
Earnings per common share before cumulative effect of
  changes in accounting principles:
  Historical
     Basic..................................................           $1.34
     Diluted................................................            1.32
  Pro forma equivalent National City and Allegiant
     (unaudited)(2)
  100% STOCK
     Basic..................................................            2.85
     Diluted................................................            2.82
  51% STOCK
     Basic..................................................            2.88
     Diluted................................................            2.86
  Pro forma equivalent National City, Allegiant, and
     Provident (unaudited)(2)
  100% STOCK
     Basic..................................................            2.72
     Diluted................................................            2.70
  51% STOCK
     Basic..................................................            2.76
     Diluted................................................            2.72

                                                              AS OF/FOR THE YEAR ENDED
                                                                 DECEMBER 31, 2003
                                                              ------------------------
(Allegiant Common Stock continued)
Cash dividends declared per common share (1):
  Historical................................................             .34
  Pro forma equivalent National City and Allegiant
     (unaudited)(2)
  100% STOCK................................................            1.04
  51% STOCK.................................................            1.04
Book value per common share at period-end:
  Historical................................................           11.33
  Pro forma equivalent National City and Allegiant
     (unaudited)(2)
  100% STOCK................................................           13.20
  51% STOCK.................................................           13.03
  Pro forma equivalent National City, Allegiant, and
     Provident (unaudited)(2)
  100% STOCK................................................           14.54
  51% STOCK.................................................           14.39
PROVIDENT COMMON STOCK
Earnings per common share before cumulative effect of
  changes in accounting principles:
  Historical
     Basic..................................................           $1.99
     Diluted................................................            1.92
  Pro forma equivalent National City, Allegiant, and
     Provident (unaudited)(3)
  100% STOCK
     Basic..................................................            3.71
     Diluted................................................            3.68
  51% STOCK
     Basic..................................................            3.76
     Diluted................................................            3.71
Cash dividends declared per common share (1):
  Historical................................................             .96
  Pro forma equivalent National City, Allegiant, and
     Provident (unaudited)(3)
  100% STOCK................................................            1.42
  51% STOCK.................................................            1.42
Book value per common share at period-end:
  Historical................................................           18.19
  Pro forma equivalent National City, Allegiant, and
     Provident (unaudited)(3)
  100% STOCK................................................           19.81
  51% STOCK.................................................           19.60

---------------

(1) No assurance can be given that equivalent dividends will be declared in the future. The amount of future dividends payable by National City will depend upon the earnings and financial condition of National City, and other factors, including applicable banking regulations and policies.

(2) The equivalent pro forma combined per share data for Allegiant Common Stock represents, in the case of earnings and book value per common share, the pro forma per share data for National City Common Stock multiplied by the Exchange Rate (i.e., 0.833), and in the case of dividends declared, the historical per share data of National City Common Stock multiplied by the Exchange Rate (i.e., 0.833).

(3) The equivalent pro forma combined per share data for Provident Common Stock represents, in the case of earnings and book value per common share, the pro forma per share data for National City Common Stock multiplied by the Exchange Rate (i.e., 1.135), and in the case of dividends declared, the historical per share data of National City Common Stock multiplied by the Exchange Rate (i.e., 1.135).

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following tables present selected consolidated financial data for (a) National City, Allegiant, and Provident on a historical basis, (b) National City and Allegiant on an unaudited pro forma basis, and (c) National City, Allegiant, and Provident on an unaudited pro forma basis. The historical information for National City, Allegiant, and Provident was derived from audited financial statements for 1999 through 2003. The unaudited pro forma consolidated financial information assumes the acquisitions of the mergers are accounted for under the purchase method of accounting. Pro forma balance sheet and income statement information assumes the mergers occurred on December 31, 2003 and January 1, 2003, respectively. The unaudited pro forma consolidated financial information is presented under two scenarios as Allegiant shareholders have the right to receive shares of National City common stock, cash, or a combination of the two, with a minimum of 51% of National City common shares to be exchanged to consummate the Allegiant merger. See "COMPARATIVE PER SHARE DATA" for further discussion. Additionally, the unaudited pro forma consolidated financial information (a) does not reflect anticipated expenses and nonrecurring charges that may result from the mergers, (b) does not reflect estimated cost savings and revenue enhancements anticipated to result from the mergers, and (c) is presented for information purposes only and is not necessarily indicative of the results which actually would have been attained if the mergers had been consummated in the past or which may be attained in the future.

The information presented in the tables should be read in conjunction with National City's, Allegiant's and Provident's consolidated financial statements and the related notes incorporated by reference and the unaudited pro forma combined consolidated financial information giving effect to the mergers of Allegiant and Provident included elsewhere in this Proxy Statement. See "WHERE YOU CAN FIND MORE INFORMATION"; "INCORPORATION BY REFERENCE" and "PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)".

      NATIONAL CITY SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

                                                    AS OF/FOR THE YEARS ENDED DECEMBER 31,
                                   ------------------------------------------------------------------------
                                       2003           2002           2001           2000           1999
                                   ------------   ------------   ------------   ------------   ------------
STATEMENTS OF INCOME
  (In Thousands)
Interest income..................  $  5,997,822   $  5,915,920   $  6,414,752   $  6,566,583   $  5,912,609
Interest expense.................     1,629,816      1,910,541      2,975,903      3,608,221      2,912,587
                                   ------------   ------------   ------------   ------------   ------------
  Net interest income............     4,368,006      4,005,379      3,438,849      2,958,362      3,000,022
Provision for loan losses........       638,418        681,918        605,295        286,795        249,674
                                   ------------   ------------   ------------   ------------   ------------
  Net interest income after
    provision for loan losses....     3,729,588      3,323,461      2,833,554      2,671,567      2,750,348
Noninterest income...............     3,596,001      2,574,974      2,677,823      2,484,234      2,380,769
Noninterest expense..............     4,088,123      3,729,634      3,344,876      3,183,909      2,982,504
                                   ------------   ------------   ------------   ------------   ------------
  Income before income taxes.....     3,237,466      2,168,801      2,166,501      1,971,892      2,148,613
Income tax expense...............     1,120,402        722,158        778,393        669,515        743,128
                                   ------------   ------------   ------------   ------------   ------------
Net income.......................  $  2,117,064   $  1,446,643   $  1,388,108   $  1,302,377   $  1,405,485
                                   ============   ============   ============   ============   ============
Net income applicable to common
  stock..........................  $  2,117,064   $  1,446,622   $  1,387,092   $  1,300,578   $  1,403,736
PER COMMON SHARE
  Net income:
    Basic........................  $       3.46   $       2.37   $       2.30   $       2.14   $       2.25
    Diluted......................          3.43           2.35           2.27           2.13           2.22
  Dividends declared.............          1.25           1.20           1.16           .855          1.085
  Book value.....................         15.39          13.35          12.15          11.06           9.39
  Average shares:
    Basic........................   611,205,682    610,186,786    603,611,073    607,378,801    623,623,811
    Diluted......................   616,410,043    616,174,238    611,936,906    612,625,349    632,452,146
FINANCIAL RATIOS
  Return on average common
    equity.......................         23.60%         18.14%         19.94%         21.29%         22.64%
  Return on average total
    equity.......................         23.60          18.14          19.90          21.21          22.56
  Return on average assets.......          1.79           1.40           1.49           1.52           1.67
  Average stockholders' equity to
    average assets...............          7.58           7.71           7.49           7.18           7.39
  Net interest margin............          4.11           4.34           4.09           3.85           3.99
  Net charge-offs to average
    portfolio loans..............           .80            .83            .68            .46            .43
  Efficiency ratio...............         51.46          57.12          55.70          58.75          56.49
AT PERIOD END (In Millions)
    Assets.......................  $    113,933   $    118,021   $    105,817   $     88,535   $     87,121
    Portfolio loans..............        79,279         72,134         68,041         65,604         60,204
    Loans held for sale or
      securitization.............        15,368         24,501         16,831          3,439          2,731
    Securities, at fair value....         6,866          9,211          9,859          9,904         14,904
    Deposits.....................        63,930         65,119         63,130         55,256         50,066
    Other borrowings.............        13,309         18,022         15,172          6,581         14,955
    Long-term debt...............        23,666         22,730         17,316         18,145         15,038
    Stockholders' equity.........         9,329          8,161          7,381          6,770          5,728

        ALLEGIANT SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

                                                       AS OF/FOR THE YEARS ENDED DECEMBER 31,
                                          -----------------------------------------------------------------
                                             2003          2002          2001          2000         1999
                                          -----------   -----------   -----------   ----------   ----------
STATEMENTS OF INCOME (In Thousands)
Interest income.........................  $   118,081   $   123,205   $    96,423   $   71,973   $   52,112
Interest expense........................       49,833        58,307        55,481       40,521       26,601
                                          -----------   -----------   -----------   ----------   ----------
  Net interest income...................       68,248        64,898        40,942       31,452       25,511
Provision for loan losses...............        8,274         8,599         5,000        3,500        2,546
                                          -----------   -----------   -----------   ----------   ----------
  Net interest income after provision
    for loan losses.....................       59,974        56,299        35,942       27,952       22,965
Noninterest income......................       26,901        23,321        14,803        6,462        4,843
Noninterest expense.....................       53,465        47,671        30,070       22,582       18,762
                                          -----------   -----------   -----------   ----------   ----------
  Income before income taxes............       33,410        31,949        20,675       11,832        9,046
Income tax expense......................       10,550        10,552         7,553        4,797        3,644
                                          -----------   -----------   -----------   ----------   ----------
Net income..............................  $    22,860   $    21,397   $    13,122   $    7,035   $    5,402
                                          ===========   ===========   ===========   ==========   ==========
Net income applicable to common stock...  $    22,860   $    21,397   $    13,122   $    7,035   $    5,402
PER COMMON SHARE
  Net income:
    Basic...............................  $      1.34   $      1.36   $      1.26   $     1.09   $      .84
    Diluted.............................         1.32          1.33          1.24         1.08          .83
  Dividends declared....................          .34           .26           .24          .22          .20
  Book value............................        11.33         10.36          9.08         8.75         7.73
  Average shares:
    Basic...............................   17,045,432    15,767,619    10,447,845    6,460,250    6,450,639
    Diluted.............................   17,295,915    16,118,047    10,593,592    6,495,067    6,510,045
FINANCIAL RATIOS
  Return on average common equity.......        12.11%        13.88%        13.59%       13.21%       10.60%
  Return on average total equity........        12.11         13.88         13.59        13.21        10.60
  Return on average assets..............          .95           .96           .94          .83          .83
  Average stockholders' equity to
    average assets......................         7.85          6.91          6.91         6.32         7.55
  Net interest margin...................         3.10          3.19          3.17         3.99         4.17
  Net charge-offs to average portfolio
    loans...............................          .42           .51           .48          .19          .12
  Efficiency ratio......................        56.19         54.04         53.94        59.56        61.81
AT PERIOD END (In Millions)
    Assets..............................  $     2,453   $     2,404   $     2,170   $    1,136   $      728
    Portfolio loans.....................        1,839         1,703         1,420          814          615
    Loans held for sale or
      securitization....................            9            41            61           89           --
    Securities, at fair value...........          357           438           439          129           49
    Deposits............................        1,709         1,768         1,688          858          548
    Other borrowings....................          174            95            73           33           19
    Long-term debt......................          365           362           253          159          110
    Stockholders' equity................          199           167           138           78           48

        PROVIDENT SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

                                                      AS OF/FOR THE YEARS ENDED DECEMBER 31,
                                        -------------------------------------------------------------------
                                           2003          2002          2001          2000          1999
                                        -----------   -----------   -----------   -----------   -----------
STATEMENTS OF INCOME (In Thousands)
Interest income.......................  $   757,558   $   841,388   $   973,295   $   905,568   $   679,572
Interest expense......................      441,766       525,830       702,800       661,930       430,185
                                        -----------   -----------   -----------   -----------   -----------
  Net interest income.................      315,792       315,558       270,495       243,638       249,387
Provision for loan losses.............      115,979        99,549       215,545       133,477        46,110
                                        -----------   -----------   -----------   -----------   -----------
  Net interest income after provision
    for loan losses...................      199,813       216,009        54,950       110,161       203,277
Noninterest income....................      845,289       805,492       756,436       660,616       537,173
Noninterest expense...................      900,055       876,028       812,984       680,401       544,331
                                        -----------   -----------   -----------   -----------   -----------
  Income (loss) before income taxes
    and cumulative effect of changes
    in accounting principles..........      145,047       145,473        (1,598)       90,376       196,119
  Income tax expense (benefit)........       47,145        50,022          (595)       33,835        69,509
                                        -----------   -----------   -----------   -----------   -----------
Income (loss) before cumulative effect
  of changes in accounting
  principles..........................       97,902        95,451        (1,003)       56,541       126,610
Cumulative effect of changes in
  accounting principles...............       (1,202)           --            --            --            --
                                        -----------   -----------   -----------   -----------   -----------
Net income (loss).....................  $    96,700   $    95,451   $    (1,003)  $    56,541   $   126,610
                                        ===========   ===========   ===========   ===========   ===========
Net income (loss) applicable to common
  stock...............................  $    95,751   $    94,502   $    (1,952)  $    55,592   $   125,740
PER COMMON SHARE
  Income (loss) before cumulative
    effect of changes in accounting
    principles:
    Basic.............................  $      1.99   $      1.94   $      (.04)  $      1.14   $      2.66
    Diluted...........................         1.92          1.88          (.04)         1.12          2.58
  Net income:
    Basic.............................         1.96          1.94          (.04)         1.14          2.66
    Diluted...........................         1.90          1.88          (.04)         1.12          2.58
  Dividends declared..................          .96           .96           .96           .96           .88
  Book value..........................        18.19         17.91         16.15         18.79         17.89
  Average shares:
    Basic.............................   48,830,235    48,806,217    49,011,339    48,744,174    47,186,459
    Diluted...........................   50,949,643    50,742,593    49,011,339    50,340,566    49,017,643
FINANCIAL RATIOS
  Return on average common equity.....        11.06%        11.36%         (.11)%        6.37%        16.35%
  Return on average total equity......        10.97         11.27          (.11)         6.32         16.20
  Return on average assets............          .55           .58          (.01)          .42          1.20
  Average stockholders' equity to
    average assets....................         5.00          5.12          5.59          6.70          7.43
  Net interest margin.................         2.18          2.41          2.19          2.40          3.02
  Net charge-offs to average portfolio
    loans.............................         1.73          1.59          1.63          1.04           .51
  Efficiency ratio....................        77.52         78.14         79.17         75.24         69.20
AT PERIOD END (In Millions)
    Assets............................  $    17,018   $    17,540   $    16,561   $    14,997   $    11,849
    Portfolio loans...................        8,896         9,134         8,950         7,996         6,634
    Loans held for sale or
      securitization..................          596           437           218           206            --
    Securities, at fair value.........        4,528         4,215         3,486         3,014         2,111
    Deposits..........................       10,336         9,849         8,854         8,829         7,230
    Other borrowings..................        1,443         1,925         1,885           639           978
    Long-term debt....................        3,765         4,294         4,532         4,353         2,515
    Stockholders' equity..............          899           880           802           924           877

             SELECTED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
                        FOR NATIONAL CITY AND ALLEGIANT
                   AS OF/FOR THE YEAR ENDED DECEMBER 31, 2003
                                  (UNAUDITED)

                                                              100% STOCK(1)   51% STOCK(2)
                                                              -------------   ------------
STATEMENTS OF INCOME (In Thousands)
Interest income.............................................  $  6,107,312    $  6,107,312
Interest expense............................................     1,668,255       1,668,255
                                                              ------------    ------------
  Net interest income.......................................     4,439,057       4,439,057
Provision for loan losses...................................       646,692         646,692
                                                              ------------    ------------
  Net interest income after provision for loan losses.......     3,792,365       3,792,365
Noninterest income..........................................     3,622,902       3,622,902
Noninterest expense.........................................     4,147,626       4,147,626
                                                              ------------    ------------
  Income before income taxes................................     3,267,641       3,267,641
Income tax expense..........................................     1,129,820       1,129,820
                                                              ------------    ------------
Net income..................................................  $  2,137,821    $  2,137,821
                                                              ============    ============
Net income applicable to common stock.......................  $  2,137,821    $  2,137,821
PER COMMON SHARE
  Net income:
     Basic..................................................  $       3.42    $       3.46
     Diluted................................................          3.39            3.43
  Dividends declared........................................          1.23            1.23
  Book value................................................         15.85           15.64
  Average shares:
     Basic..................................................   625,404,527     618,447,093
     Diluted................................................   630,817,540     623,757,867
FINANCIAL RATIOS
  Return on average common equity...........................         23.33%          23.34%
  Return on average total equity............................         23.33           23.34
  Return on average assets..................................          1.77            1.77
  Average stockholders' equity to average assets............          7.59            7.58
  Net interest margin.......................................          4.10            4.10
  Net charge-offs to average portfolio loans................           .79             .79
  Efficiency ratio..........................................         51.45           51.45
AT PERIOD END (In Millions)
     Assets.................................................  $    116,723    $    116,480
     Portfolio loans........................................        81,133          81,133
     Loans held for sale or securitization..................        15,376          15,376
     Securities, at fair value..............................         7,234           7,234
     Deposits...............................................        65,642          65,642
     Other borrowings.......................................        13,483          13,483
     Long-term debt.........................................        24,051          24,051
     Stockholders' equity...................................         9,836           9,593

---------------

(1) Assumes 100% of the consideration received by Allegiant shareholders is National City common stock.

(2) Assumes 51% of the consideration received by Allegiant shareholders is National City common stock.

             SELECTED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
                  FOR NATIONAL CITY, ALLEGIANT, AND PROVIDENT
                   AS OF/FOR THE YEAR ENDED DECEMBER 31, 2003
                                  (UNAUDITED)

                                                              100% STOCK(1)   51% STOCK(2)
                                                              -------------   ------------
STATEMENTS OF INCOME (In Thousands)
Interest income.............................................  $  6,796,179    $  6,796,179
Interest expense............................................     2,019,765       2,019,765
                                                              ------------    ------------
  Net interest income.......................................     4,776,414       4,776,414
Provision for loan losses...................................       762,671         762,671
                                                              ------------    ------------
  Net interest income after provision for loan losses.......     4,013,743       4,013,743
Noninterest income..........................................     4,468,191       4,468,191
Noninterest expense.........................................     5,077,499       5,077,499
                                                              ------------    ------------
  Income before income taxes and cumulative effect of
     changes in accounting principles.......................     3,404,435       3,404,435
Income tax expense..........................................     1,174,076       1,174,076
                                                              ------------    ------------
Income before cumulative effect of changes in accounting
  principles................................................     2,230,359       2,230,359
Cumulative effect of changes in accounting principles.......        (1,202)         (1,202)
                                                              ------------    ------------
Net income..................................................  $  2,229,157    $  2,229,157
                                                              ============    ============
Net income applicable to common stock.......................  $  2,228,208    $  2,228,208
PER COMMON SHARE
  Income before cumulative effect of changes in accounting
     principles:
     Basic..................................................  $       3.27    $       3.31
     Diluted................................................          3.24            3.27
  Net income:
     Basic..................................................          3.27            3.31
     Diluted................................................          3.24            3.27
  Dividends declared........................................          1.20            1.20
  Book value................................................         17.45           17.27
  Average shares:
     Basic..................................................   680,826,844     673,869,410
     Diluted................................................   688,645,385     681,585,711
FINANCIAL RATIOS
  Return on average common equity...........................         22.22%          22.22%
  Return on average total equity............................         22.20           22.20
  Return on average assets..................................          1.61            1.61
  Average stockholders' equity to average assets............          7.26            7.26
  Net interest margin.......................................          3.89            3.89
  Net charge-offs to average portfolio loans................           .89             .89
  Efficiency ratio..........................................         54.92           54.92
AT PERIOD END (In Millions)
     Assets.................................................  $    135,043    $    134,800
     Portfolio loans........................................        90,092          90,092
     Loans held for sale or securitization..................        15,972          15,972
     Securities, at fair value..............................        11,702          11,702
     Deposits...............................................        75,991          75,991
     Other borrowings.......................................        14,990          14,990
     Long-term debt.........................................        28,016          28,016
     Stockholders' equity...................................        11,804          11,561

---------------

(1) Assumes 100% of the consideration received by Allegiant shareholders is National City common stock.

(2) Assumes 51% of the consideration received by Allegiant shareholders is National City common stock.

                                  RISK FACTORS

     In addition to the other information included in this proxy statement/prospectus, you should carefully consider the risk factors described below in determining whether to vote to adopt the merger agreement and the related transactions.

BECAUSE THE MARKET PRICE OF NATIONAL CITY COMMON STOCK MAY FLUCTUATE, YOU CANNOT BE SURE OF THE MARKET VALUE OF THE NATIONAL CITY COMMON STOCK THAT YOU WILL RECEIVE IN THE MERGER.

     You will receive as merger consideration 1.135 shares of National City common stock for each share of Provident common stock if the merger is completed. The merger agreement does not provide for any adjustment to the exchange ratio for changes in the stock price of either Provident's or National City's stock. Changes in the price of National City common stock from the date of the merger agreement, from the date of this proxy statement/prospectus and from the date of the special meeting will affect the value of the merger consideration that you receive in the merger. National City's stock price may increase or decrease before and after the merger due to a variety of factors, including, without limitation, general market and economic conditions, changes in National City's businesses, operations and prospects and regulatory considerations. Many of these factors are beyond National City's control.

OFFICERS AND DIRECTORS OF PROVIDENT HAVE POTENTIAL CONFLICTS OF INTEREST IN THE MERGER.

     Some officers and directors of Provident have interests in the merger that may be different from, or in addition to, the interests of Provident shareholders generally. For example, certain executive officers have entered into agreements that provide for severance payments following the merger. These agreements may create potential conflicts of interest. These and certain other additional interests of Provident's officers and directors may cause some of these persons to view the proposed transaction differently than you view it. These interests are described under the heading "The Merger -- Interests of Certain Persons in the Merger."

THE MERGER AGREEMENT LIMITS PROVIDENT'S ABILITY TO PURSUE ALTERNATIVES TO THE MERGER.

     The merger agreement contains terms and conditions that make it more difficult for Provident to be sold to a party other than National City. These "no shop" provisions impose restrictions that prevent Provident from seeking another acquisition proposal and that, subject to certain exceptions, limit Provident's ability to discuss, facilitate or commit to competing third-party proposals to acquire all or a significant part of Provident. See "The Merger Agreement -- Acquisition Proposals by Third Parties."

     National City required Provident to agree to these provisions as a condition to National City's willingness to enter into the merger agreement. These provisions, however, might discourage a third party that might have an interest in acquiring all or a significant part of Provident from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share market price than the current proposed merger consideration, and the termination fee might result in a potential competing acquirer proposing to pay a lower per share price to acquire Provident than it might otherwise have proposed to pay.

THE FAIRNESS OPINION OBTAINED BY PROVIDENT FROM ITS FINANCIAL ADVISOR WILL NOT REFLECT CHANGES IN CIRCUMSTANCES PRIOR TO THE MERGER.

     UBS Securities LLC, the financial advisor to Provident, has delivered a "fairness opinion" to the Board of Directors of Provident. The opinion states that as of February 16, 2004, the exchange ratio in the merger is fair from a financial point of view to Provident's shareholders. The opinion does not reflect changes that may occur or may have occurred after February 16, 2004, including changes to the operations and prospects of Provident or National City, changes in general market and economic conditions or other factors. Any such changes, or other factors on which the opinion is based, may alter the relative value of Provident and National City.

PROVIDENT'S SHAREHOLDERS WILL NOT CONTROL NATIONAL CITY'S FUTURE OPERATIONS.

     Following the merger, Provident shareholders in the aggregate will become
the owners of approximately      % of the outstanding shares of National City
common stock. Accordingly, former Provident shareholders will not have a significant impact on the election of directors or on whether future National City proposals are approved or rejected.

NATIONAL CITY COULD EXPERIENCE DIFFICULTIES IN MANAGING ITS GROWTH AND EFFECTIVELY INTEGRATING PROVIDENT.

     National City may not be able to manage its growth adequately and profitably or to integrate the operations of Provident effectively. Acquiring Provident will involve risks commonly associated with acquisitions, including, without limitation, potential exposure to liabilities of Provident, difficulty and expense of integrating the operations and personnel of Provident, potential disruption to the business of Provident, potential diversion of the time and attention of management of Provident and impairment of relationships with, and the possible loss of, key employees and customers of Provident.

IF NATIONAL CITY DOES NOT ADJUST TO RAPID CHANGES IN THE FINANCIAL SERVICES INDUSTRY, ITS FINANCIAL PERFORMANCE MAY SUFFER.

     National City's ability to maintain its historical financial performance and return on investment to stockholders will depend in part on National City's ability to expand its scope of available financial services to its customers. In addition to the challenge of attracting and retaining customers for traditional banking services, many of National City's competitors offer one-stop financial services shopping to customers, which includes securities dealers, brokers, mortgage bankers, investment advisors and finance and insurance companies. The increasingly competitive environment primarily is a result of changes in regulation, changes in technology and product delivery systems and the accelerating pace of consolidation among financial service providers.

FUTURE GOVERNMENTAL REGULATION AND LEGISLATION COULD LIMIT NATIONAL CITY'S FUTURE GROWTH.

     National City and its subsidiaries are subject to extensive state and federal regulation, supervision and legislation that govern almost all aspects of the operations of National City and its subsidiaries. These laws may change from time to time and are primarily intended for the protection of consumers, depositors and deposit insurance funds. The impact of any changes to these laws may negatively impact National City's ability to expand its services and to increase the value of its business. While we cannot predict what effect any presently contemplated or future changes in the laws or regulations or their interpretations would have on National City, these changes could be materially adverse to National City's stockholders.

CHANGES IN INTEREST RATES COULD REDUCE NATIONAL CITY'S INCOME AND CASH FLOWS.

     National City's income and cash flow depend to a great extent on the difference between the interest rates earned on interest-earning assets such as loans and investment securities, and the interest rates paid on the interest-bearing liabilities such as deposits and borrowings. These rates are highly sensitive to many factors which are beyond National City's control, including general economic conditions and the policies of various governmental and regulatory agencies, in particular, the Federal Reserve Board. Changes in monetary policy, and changes in interest rates, will influence the origination of loans, the purchase of investments, the generation of deposits and the rates received on loans and investment securities and paid on deposits. Fluctuations in these areas may adversely affect National City.

ADDITIONAL RISKS AND UNCERTAINTIES COULD HAVE A NEGATIVE EFFECT ON NATIONAL CITY'S FINANCIAL PERFORMANCE.

     Additional factors could have a negative effect on the financial performance of National City and its subsidiaries and National City common stock. Such factors include, without limitation, changes in general economic and financial market conditions, changes in competitive conditions, continuing consolidation in the financial services industry, new litigation or changes in existing litigation, losses, customer bankruptcy, claims and assessments.

                           FORWARD-LOOKING STATEMENTS

     This proxy statement/prospectus and the documents incorporated by reference in this proxy statement/prospectus include forward-looking statements by Provident and National City. Both Provident and National City have based these forward-looking statements on their respective current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties and assumptions, including, among other things: expected cost savings from the merger may not be fully realized or may not be realized within the expected time frame; revenues following the merger could be lower than expected; unexpected integration issues could arise after the merger; changes in general economic and financial market conditions; changes in interest rates; changes in the competitive environment; continuing consolidation in the financial services industry; the ability to effectively executive business plans, new litigation or changes in existing litigation; losses, customer bankruptcy, claims and assessments; changes in banking regulations or other regulatory or legislative requirements affecting each company's business; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies; and as noted in the documents incorporated by reference.

     We undertake no obligation to publicly update or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the events discussed in any forward-looking statements in this prospectus statement/prospectus might not occur.

                           PROVIDENT SPECIAL MEETING

     Provident is mailing this proxy statement/prospectus to you on or about
April   , 2004. Together with this document, Provident also is sending to you a notice of the Provident special meeting and a form of proxy that Provident's Board of Directors is soliciting for use at the special meeting. The special
meeting will be held on May   , 2004, at   :00 p.m., Eastern Time at          .

MATTERS TO BE CONSIDERED

     The purpose of the special meeting is to vote on the adoption and approval of the merger agreement and the transactions contemplated thereby. You also are being asked to vote on a proposal to adjourn or postpone the special meeting. Provident could use any adjournment or postponement for the purpose, among others, of allowing more time to solicit votes to adopt the merger agreement and the related transactions. At the special meeting, Provident shareholders also may vote on any other matters that may properly be submitted to a vote at the special meeting.

PROXIES

     The accompanying form of proxy is for use at the special meeting if you are unable or do not desire to attend in person. You can revoke the proxy at any time before the vote is taken at the special meeting by submitting to Provident's corporate secretary written notice of revocation or a properly executed proxy of a later date, or by attending the special meeting and electing to vote in person. Written notices of revocation and other communications with respect to the revocation of Provident proxies should be addressed to:

                            Provident Financial Group, Inc.
                            One East Fourth Street MS 860A
                            Cincinnati, Ohio 45202
                            Attention: Corporate Secretary

     Provident stockholders should call Provident's Investor Relations Department at (513) 345-7165 with any questions about the merger and related transactions or Provident's proxy solicitor, D.F. King & Co., Inc., at
(800)-758-5880.

     All shares represented by valid proxies which Provident receives through this solicitation prior to the special meeting, and not revoked before they are exercised, will be voted in the manner specified in this paragraph. If you make no specification or indicate an abstention on your proxy card, your proxy will be voted "FOR" the proposal to adopt the merger agreement and the transactions contemplated thereby and "FOR" the proposal to adjourn the special meeting. Provident's Board of Directors does not know of any other matters that may be presented for action at the special meeting. If other matters do properly come before the special meeting, Provident intends that shares represented by proxies in the form accompanying this document will be voted by and at the discretion of the persons named in the proxies.

SOLICITATION OF PROXIES

     Provident will bear the cost of soliciting proxies. In addition to soliciting proxies by mail, Provident will request banks, brokers and other record holders to send proxies and proxy material to the beneficial owners of Provident common stock and secure their voting instructions, if necessary. Provident will reimburse those record holders for their reasonable expenses in taking those actions. If necessary, Provident also may use several of its regular employees or directors, who will not be specially compensated, to solicit proxies from Provident shareholders, either personally or by telephone, fax, letter or special delivery letter.

     Provident has retained D.F. King & Co., Inc. to assist it in the solicitation of proxies. D.F. King will receive a fee, which Provident expects will not exceed $10,000, as compensation for its services and reimbursement of its out-of-pocket expenses.

RECORD DATE AND VOTING RIGHTS

     March   , 2004 is the record date for determining the Provident
shareholders entitled to notice of and to vote at the special meeting. At that time, there were approximately [49,278,805] shares of Provident common stock outstanding that were held by approximately 5,163 holders of record.

     To have a quorum that permits Provident to conduct business at the special meeting, there must be present at the meeting, whether in person or through return of proxy cards, holders of Provident common stock representing a majority of the shares outstanding and entitled to vote on the record date. You are entitled to one vote for each outstanding share of Provident common stock you
held as of the close of business on March   , 2004, the record date.

     Holders of shares of Provident common stock present in person at the special meeting but not voted, and shares of Provident common stock for which Provident has received proxies indicating that its holders have abstained, will be counted as present at the special meeting for purposes of determining whether there is a quorum for transacting business. Shares held in street name that have been designated by brokers on proxy cards as not voted will be counted for purposes of determining whether a quorum exists.

     Under Ohio law, approval of the merger by Provident requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Provident common stock. THUS, ABSTENTIONS, BROKER NON-VOTES AND SHARES NOT VOTED WILL HAVE THE SAME EFFECT AS VOTES AGAINST APPROVAL OF THE MERGER AGREEMENT. Accordingly, the Provident Board of Directors urges you to complete, date and sign the accompanying proxy and return it promptly in the enclosed, postage-paid envelope.

     Approval of adjournment of the special meeting requires the affirmative vote of a majority of the shares represented at the special meeting.

     As of March   , 2004, Provident directors and executive officers had sole voting power over less than one percent of the outstanding shares of Provident common stock entitled to vote at the Provident special meeting. Major shareholders of Provident, including American Financial Group, Inc., Carl H. Lindner, Carl H. Lindner III, S. Craig Lindner and Keith E. Lindner, have voting control over an aggregate of [32.5%] of the outstanding shares of Provident common stock entitled to vote at the Provident special meeting. By agreement with the Board of Governors of the Federal Reserve System, American Financial Group, Inc., the beneficial owner of 6,129,475 shares, which constitutes approximately 12.4% of Provident's outstanding common stock, has committed not to exercise voting control over more than 4.9% of Provident's voting shares and to vote the rest of its common stock in strict proportion with all other shares of outstanding Provident common stock. By letter dated March 4, 2004, American Financial Group, Inc. has asked the Board of

Governors of the Federal Reserve System to waive this voting restriction in connection with the proposed merger. As of the date of this document, this request still is pending.

RECOMMENDATION OF PROVIDENT BOARD OF DIRECTORS

     Provident's Board of Directors has approved the merger agreement and the related transactions. The Provident Board believes that the merger agreement and the transactions it contemplates, including the merger, are fair to, and are in the best interests of, Provident and Provident shareholders and unanimously recommends that Provident shareholders vote "FOR" adoption and approval of the merger and the related transactions.

                                   THE MERGER

     The following discussion contains material information pertaining to the merger. This discussion is subject and qualified in its entirety by reference to the merger agreement and financial advisor opinion attached as Annexes to this document. We encourage you to read and review those documents as well as the discussion in this document.

STRUCTURE

     Subject to satisfaction or waiver of all conditions in the merger agreement, on the closing date Provident will merge with and into National City. Upon completion of the merger, Provident's corporate existence will terminate and National City will continue as the surviving entity. As a result of the merger, each share of Provident common stock issued and outstanding immediately prior to the effective time of the merger will be converted into 1.135 shares of common stock of National City. Each share of Provident preferred stock issued and outstanding immediately prior to the completion of the merger will be converted into a share of a series of National City preferred stock with the same terms, to the fullest extent possible, as the corresponding Provident preferred stock.

     Upon completion of the merger, holders of National City common stock
immediately prior to the merger will own approximately      %, and holders of
Provident common stock immediately prior to the merger will own approximately
     % of the outstanding National City common stock.

     The merger has been structured to qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes, and it is a condition precedent to each party's respective obligations to complete the merger that they receive a legal opinion to that effect. National City may at any time change the method of effecting the merger with Provident, which may include providing for a merger of Provident into a wholly-owned subsidiary of National City. However, no change by National City in the method of effecting the combination with Provident may alter or change the amount or kind of consideration to be issued to Provident's shareholders in the merger; adversely affect the tax treatment of Provident's shareholders as a result of receiving consideration in the merger; or materially impede or delay completion of the merger.

BACKGROUND OF THE MERGER

     Carl H. Lindner, certain members of his family and American Financial Group, Inc. have been, directly and indirectly, the major shareholders of Provident since the late 1960's. Throughout this period, Provident's Board of Directors has pursued a strategy of independent operations as the best means of enhancing shareholder value.

     Over the years the major shareholders, as well as Provident's management, have received numerous contacts from persons interested in acquiring Provident. Provident's major shareholders and Provident's management have also had contacts with other financial institutions regarding the acquisition of other institutions by Provident or mergers with comparably-sized institutions. Except for the proposed merger with National City, none of these contacts led to serious discussions or negotiations within the last two years.

     The first approach that led to the proposed merger with National City consisted of a telephone call by David Daberko, the Chairman and Chief Executive Officer of National City, in July 2003, to Carl H. Lindner to arrange a meeting to discuss National City's interest in acquiring Provident. On July 22, Mr. Daberko met in Cincinnati with Mr. Lindner and two of his sons, Carl H. Lindner, III and S. Craig Lindner. In that meeting Mr. Daberko expressed National City's interest in acquiring 100% of Provident. Subsequently, there occurred several meetings and telephone calls between Mr. Daberko and members of the Lindner family that ultimately resulted in the present merger proposal. Craig Lindner handled these negotiations throughout, usually accompanied by his father, Carl Lindner, who provided additional insight concerning Provident. A representative of The Secura Group, LLC, a financial institution consulting firm that in the past had done work for American Financial Group, Provident and National City, was present at some of these meetings at the request of the Lindners.

     In early October 2003, Craig Lindner's discussions with Mr. Daberko had progressed to the point that he informed Mr. Robert Hoverson, the President and Chief Executive Officer of Provident, that National City had an interest in acquiring Provident. Craig Lindner indicated to Mr. Hoverson that the Lindner family was interested in proceeding with discussions with Mr. Daberko, and that the discussions had developed to a point where it would be necessary for National City to obtain non-public information regarding Provident. On October 24, Mr. Daberko contacted Mr. Hoverson and sent to him a list of information that National City wanted to review. Mr. Hoverson informed the Executive Committee of Provident's Board of Directors of these developments on October 27. On October 28, the Executive Committee discussed National City's interest and decided to provide the information requested by National City, subject to execution of a confidentiality agreement. Following the Executive Committee's meeting, Mr. Hoverson consulted with outside legal counsel regarding the discussions between the Lindner family and National City, the Executive Committee's determination to provide information to facilitate further discussions and the preparation of a confidentiality agreement. A confidentiality agreement was signed by National City on November 4 and the requested information was furnished to National City commencing on that date.

     During December 2003 and January 2004, Mr. Daberko, Carl Lindner and Craig Lindner discussed a proposed transaction in which Provident shareholders would receive National City common stock in a tax-free merger and negotiations ensued with respect to the exchange ratio and other aspects of the proposed transaction. Mr. Daberko discussed with Carl Lindner and Craig Lindner a stock-for-stock transaction with an exchange ratio of 1.04 shares of National City common stock for each share of Provident common stock. In January 2004, after further discussions with the Lindners, Mr. Daberko raised National City's offer, and in late January 2004, Mr. Daberko proposed a 1.13 exchange ratio. Craig Lindner stated that this ratio was not acceptable. Mr. Hoverson was apprised of these developments.

     These negotiations culminated in a January 29 meeting among Carl Lindner, Craig Lindner and David Daberko, in which they agreed upon an exchange ratio of
1.135 National City shares for each Provident share as being acceptable to the Lindners. Craig Lindner informed Mr. Hoverson of this development on January 30 and Mr. Hoverson informed Provident's Executive Committee on the same day. The Executive Committee authorized Mr. Hoverson to discuss with UBS Securities LLC the possibility of it serving as Provident's financial advisor to assist the Provident Board of Directors in evaluating the proposed transaction with National City and generally assessing Provident's strategic alternatives.

     Provident's Board of Directors met on February 5 to discuss the proposed merger transaction with National City and consider Provident's other possible strategic alternatives. Provident's management reviewed the background of the proposed transaction with National City, including their understanding of the course of the discussions between Craig Lindner and Carl Lindner and David Daberko. At Mr. Hoverson's request, outside counsel reviewed with the Board their duties and responsibilities to shareholders in these circumstances. Representatives of UBS Securities LLC then presented a summary analysis of the proposed transaction, including their analysis of National City's rationale for acquiring Provident, and an overview of National City. UBS also reviewed other strategic alternatives that the Provident Board might wish to consider, including the relative merits of Provident seeking other larger companies in addition to National City as potential acquirors, merging with a similar sized institution, acquiring smaller banking institutions or maintaining its present position. UBS was formally retained by Provident as its financial advisor at this meeting.

     After hearing presentations from management, outside legal counsel and UBS, the Provident Board discussed the merits of the National City proposal. From time to time over the last several years, the Board had considered the competitive environment in which Provident operates, the challenges faced by Provident in that environment and the strategic alternatives available to Provident, including seeking a larger merger partner. In view of these prior discussions, and the Board's favorable view of the National City proposal, the Board authorized management and its financial and legal advisors to proceed with due diligence and to negotiate definitive documentation for a merger with National City. The Board also expressed its desire to retain an ability to examine other unsolicited offers that it might receive for Provident. The Board discussed the timing and anticipated steps if the transaction were to continue and examined plans for due diligence that would be performed on National City. Following the Board meeting, management and its legal and financial advisors commenced negotiation of a definitive merger agreement with National City. On February 9 Provident and National City entered into a confidentiality agreement with respect to information to be supplied to Provident by National City.

     The Board met again on February 10. In that meeting, the UBS representatives discussed various valuations and comparisons with Provident and their analysis of the relative valuations of the stocks of National City and Provident, as well as their preliminary view of the proposed exchange ratio in the merger. Craig Lindner then made a presentation to the Board in which he reviewed the history of the negotiations with National City and stated his views on the proposed merger with National City, stating that the 1.135 ratio should be considered by Provident's Board of Directors and its shareholders. He stated that he was impressed with National City's management and the impact it would have on Provident's employees and culture. Mr. Daberko then joined the meeting. He reviewed National City's philosophy of its operations, its business reasons for wanting to expand into the Greater Cincinnati area and his view of the advantages to Provident shareholders in receiving National City stock. He also expressed a commitment to provide a level of charitable and civic contributions to the Greater Cincinnati area that would be in excess of that recently made by Provident. After Carl Lindner, Craig Lindner and Mr. Daberko left the meeting, legal counsel reviewed the status of the negotiations of a definitive agreement with National City and the current draft of the definitive merger agreement with the Board. Following these presentations and discussions among the Board members, the Provident Board authorized management and its legal and financial advisors to continue the negotiation of a definitive merger agreement with National City and complete all necessary due diligence of National City.

     During the period from February 11 to February 16, Provident's management, legal counsel and financial advisors continued to negotiate the terms of the definitive merger agreement with National City's management and legal counsel, and Provident and National City completed their due diligence investigations of each other.

     Provident's Board of Directors met again on February 16 and reviewed the results of Provident's due diligence with respect to National City. The Secura Group presented a review of its due diligence on behalf of Provident of National City's systems, processes and controls, its compliance with banking laws and regulations and its asset quality, credit processes and reserve bases for nonperforming assets. The Secura Group had also considered the January restatement of earnings by National City and its pending acquisition of Allegiant Bancorp. Management described the due diligence performed by Provident officers. The UBS representatives discussed the due diligence they had conducted. The UBS representatives reviewed their presentation concerning the fairness of the merger and stated that they were prepared to deliver an opinion that the exchange ratio was fair, from a financial point of view, to Provident shareholders. Legal counsel reviewed with the Board the changes that had been made to the merger agreement as a result of the negotiations. The Board members then met in executive session with only outside legal counsel to discuss the proposed transaction with National City. After the discussion in executive session, the Board of Directors adopted resolutions approving the merger agreement and directed that it be submitted to shareholders for their adoption with the recommendation of the Board that shareholders vote in favor of the transaction.

     The merger agreement was executed by Provident and National City on February 16 and publicly announced on February 17, 2004.

PROVIDENT'S BOARD RECOMMENDATION AND REASONS FOR THE MERGER

     Provident's Board believes that the merger is fair to, and in the best interests of, Provident and its shareholders. Accordingly, the Board of Directors has unanimously approved the merger agreement and recommends that shareholders vote FOR the merger transaction. In making these decisions, the directors in several meetings consulted with and were advised by management, UBS, legal counsel and The Secura Group. A number of factors were considered by Provident's Board in this process including:

     - the Board's familiarity with Provident's business, operations, financial condition, earnings and prospects;

     - the competitive environment in which Provident is operating and the limited opportunities available to Provident based on its present asset size, business mix and capitalization;

     - the Board's view that the proposed merger with National City is the best way to enhance shareholder value among the strategic alternatives available to Provident, including remaining independent and growing through acquisitions of smaller institutions, entering into a merger of equals or being acquired by a larger institution;

     - current levels of merger and acquisition activity in the financial services industry and the impact of that activity on Provident's near- and long-term position as a potential acquirer, merger partner or target;

     - the Board's conclusion that, in view of the trend toward consolidation in the financial services industry, the merger would provide Provident shareholders with an opportunity for continued equity participation in a larger financial institution;

     - the Board's understanding of the business, operations, financial condition, earnings and prospects of National City, taking into account the results of the due diligence review of National City directed by Provident;

     - a review of the historical performance of National City's common stock and the Board's view that National City's stock presented an opportunity for potential capital appreciation given its current price level due to National City's earnings history and growth and its expansions into the St. Louis and Cincinnati markets, which it had not previously served;

     - the fact that the value of the National City stock in exchange for Provident stock represented a premium of approximately 15% over the closing price of Provident's stock on February 13, 2004, the last trading day prior to announcement of the proposed merger;

     - the estimate that the merger will be accretive to National City's earnings per share beginning in 2004;

     - the fact that based on the exchange ratio of 1.135 to one and current dividends paid by Provident and National City, Provident shareholders would receive a dividend yield 53% higher than is presently paid by Provident;

     - the terms of the merger agreement, including provisions of the agreement that would allow the Board of Directors to consider unsolicited offers to acquire Provident from third parties and to accept a higher offer subject to payment of an $84 million termination fee;

     - the absence of any agreement obligating Provident's major shareholders to vote in favor of the merger;

     - the opinion of UBS that the exchange ratio provided for in the merger is fair, from a financial point of view, to Provident's shareholders;

     - the absence of substantial geographical overlap between the National City and Provident franchises and the Provident Board's favorable view of National City's plans to expand in the Cincinnati market and the prospects that provided for continued employment of most of Provident's employees;

     - National City's commitment to the Cincinnati community in terms of charitable and cultural philanthropy;

     - the likelihood that the merger would be approved by regulatory authorities in view of the fact that National City had no presence in the Cincinnati market and there was little direct competition between Provident and National City;

     - the fact that the merger was expected to be a tax-free reorganization to shareholders, which would allow them to postpone the recognition of tax until such time as they might sell their National City stock; and

     - that the terms of the merger agreement provide a fixed ratio of exchange and would not be subject to termination or change regardless of any fluctuations in the market prices for the common stock of either National City or Provident prior to closing.

     This discussion of the information and factors considered by Provident's Board of Directors is not intended to be exhaustive but includes the material factors the Board considered. In reaching the determination to approve and recommend the merger, Provident's Board of Directors did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. Provident's Board of Directors is unanimous in its recommendation that Provident shareholders vote "FOR" the merger agreement and the transactions it contemplates.

NATIONAL CITY'S REASONS FOR THE MERGER

     National City believes that its acquisition of Provident demonstrates National City's commitment to growth and is a great opportunity for National City to establish a strong presence in Cincinnati, a very attractive market in the middle of National City's footprint. Additionally, Provident's products, culture and focus align well with National City's initiatives.

OPINION OF UBS SECURITIES LLC TO PROVIDENT

     On February 16, 2004, at a meeting of the Provident Board of Directors held to approve the proposed merger, UBS delivered to the Provident Board a written opinion dated February 16, 2004, to the effect that, as of that date and based upon and subject to various assumptions, matters considered and limitations described in the opinion, the exchange ratio provided for in the merger was fair, from a financial point of view, to the holders of Provident common stock.

     The full text of UBS' opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS. The opinion is attached as Annex B and is incorporated into this proxy statement/prospectus by reference. UBS' OPINION IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE EXCHANGE RATIO AND DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR ANY RELATED TRANSACTION. THE OPINION DOES NOT ADDRESS THE RELATIVE MERITS OF THE MERGER AS COMPARED TO OTHER BUSINESS STRATEGIES OR TRANSACTIONS THAT MIGHT BE AVAILABLE TO PROVIDENT OR THE UNDERLYING BUSINESS DECISION OF PROVIDENT TO EFFECT THE MERGER. THE OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW TO VOTE OR ACT WITH RESPECT TO THE PROPOSED MERGER OR ANY OTHER MATTER. YOU ARE ENCOURAGED TO READ THE OPINION CAREFULLY IN ITS ENTIRETY. The summary of UBS' opinion below is qualified in its entirety by reference to the full text of UBS' opinion.

     In arriving at its opinion, UBS:

     - reviewed certain publicly available business and historical financial information and other data relating to the business and financial prospects of Provident and National City, including certain publicly available consensus financial forecasts and estimates relating to Provident and National City that were reviewed and discussed with UBS by the management of Provident and National City;

     - reviewed the reported prices and trading activity for Provident common stock and National City common stock;

     - reviewed certain internal financial information and other data relating to the business and financial prospects of Provident and National City that were provided to UBS by the respective managements of Provident and National City and were not publicly available;

     - conducted discussions with members of the senior managements of Provident and National City concerning the respective businesses and financial prospects of Provident and National City;

     - reviewed publicly available financial and stock market data with respect to companies in lines of businesses that UBS believed to be generally comparable to those of Provident and National City;

     - compared the financial terms of the merger with the publicly available financial terms of certain other transactions that UBS believed to be generally relevant;

     - considered certain pro forma effects of the merger on the combined financial statements of National City and reviewed estimates of synergies and other potential benefits prepared by the management of National City and reviewed and discussed with the management of Provident;

     - reviewed drafts of the merger agreement; and

     - conducted other financial studies, analyses and investigations, and considered other information, as UBS deemed necessary or appropriate.

     In connection with its review, with the consent of Provident, UBS did not assume any responsibility for independent verification of any of the information that was provided to or reviewed by UBS for the purpose of its opinion and, with the consent of Provident, UBS relied on that information being complete and accurate in all material respects. With respect to the financial forecasts, estimates, pro forma effects and estimates of synergies and other potential benefits that it reviewed relating to Provident and National City, UBS was advised by the managements of Provident and National City and assumed, with the consent of Provident, that they reflected the best then available estimates and judgments as to the future performance of Provident and National City and were otherwise reasonable. In addition, UBS assumed, with Provident's approval, that the future financial results provided to UBS by Provident and National City would be achieved, and the synergies and other potential benefits as prepared by the management of National City and reviewed by and discussed with the management of Provident would be realized, at the times and in the amounts projected by the management of National City and reviewed by and discussed with the management of Provident. In rendering its opinion, UBS assumed, with the consent of Provident, that the merger will qualify as a tax-free reorganization for United States federal income tax purposes. UBS also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any material adverse effect on any of Provident, National City and the merger. In rendering its opinion, UBS also assumed, with the consent of Provident, that the final executed merger agreement would not differ in any material respect from the draft merger agreement, dated February 16, 2004 that UBS examined prior to rendering its opinion, and that each of Provident and National City would comply with all terms of the merger agreement, without waiver, modification or amendment in any material respect.

     In connection with its engagement, UBS was not authorized to, and it did not, solicit indications of interest in a possible business combination with Provident. UBS' opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and information made available to UBS as of, the date of its opinion. UBS assumed no responsibility to update or revise its opinion based upon circumstances or events occurring after the date of its opinion. UBS was not asked to, and it did not, offer any opinion as to any terms of the merger agreement or the form of the merger. In addition, at the direction of Provident, UBS did not make any independent evaluation or appraisal of any of the assets or liabilities, contingent or otherwise, of Provident or National City, and was not furnished with any evaluation or appraisal. UBS expressed no opinion as to what the value of National City common stock would be when issued in the merger or the prices at which National City common stock would trade or otherwise be transferable at any time. In addition, UBS expressed no opinion as to whether any holders of a significant number of shares of Provident common stock could sell their shares in privately negotiated transactions for more consideration per share than that to be received in the merger.

     In connection with rendering its opinion, UBS performed a variety of financial and comparative analyses, which are summarized below. The following summary is not a complete description of all analyses performed and factors considered by UBS in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the analysis of selected public companies and the analysis of selected precedent transactions summarized below, no company or transaction used as a comparison is either identical or directly comparable to Provident, National City or the merger. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

     UBS believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying UBS' analyses and opinion. None of the analyses performed by UBS were assigned greater significance or reliance by UBS than any other. UBS arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole. UBS did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis.

     The consensus estimates of the future performance of Provident and National City derived from public sources in or underlying UBS' analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, UBS considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Provident and National City. Estimates of the financial value of companies do not purport to be appraisals or reflect the prices at which companies actually may be sold.

     The decision to enter into the merger agreement and to accept the exchange ratio proposed by National City was solely that of the Provident Board of Directors. UBS' opinion and financial analyses were only one of many factors considered by the Provident Board of Directors in its evaluation of the merger and should not be viewed as determinative of the views of the Provident Board of Directors or management with respect to the merger or the exchange ratio.

     The following is a brief summary of the material financial analyses performed by UBS and reviewed with the Provident Board of Directors in connection with its opinion relating to the proposed merger. THE FINANCIAL ANALYSES SUMMARIZED BELOW INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. IN ORDER TO FULLY UNDERSTAND UBS' FINANCIAL ANALYSES, THE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES. CONSIDERING THE DATA BELOW WITHOUT CONSIDERING THE FULL NARRATIVE DESCRIPTION OF THE FINANCIAL ANALYSES, INCLUDING THE METHODOLOGIES AND ASSUMPTIONS UNDERLYING THE ANALYSES, COULD CREATE A MISLEADING OR INCOMPLETE VIEW OF UBS' FINANCIAL ANALYSES.

  Historical Market-to-Market Exchange Ratio

     UBS performed an exchange ratio analysis comparing the closing prices for Provident common stock and National City common stock on February 13, 2004 and the average daily closing price of Provident common stock and National City common stock over the 30-day, 60-day and 90-day periods preceding February 13, 2004. UBS compared the implied premium offered for Provident common stock to the historical exchange ratio for each of these periods. This analysis yielded the following implied premiums:

HISTORICAL EXCHANGE RATIO PERIOD                               IMPLIED PREMIUM
--------------------------------                               ---------------
Closing Price on February 13, 2004..........................        15.3%
Average Closing Prices for 30-Day Period Prior to February
  13, 2004..................................................        19.8
Average Closing Prices for 60-Day Period Prior to February
  13, 2004..................................................        24.0
Average Closing Prices for 90-Day Period Prior to February
  13, 2004..................................................        27.8

  Comparable Companies Analysis

     Provident. UBS compared selected financial information for Provident with corresponding financial information of seven selected publicly held Midwestern regional banking companies. These selected companies included the following bank holding companies:

     - Huntington Bancshares Inc.;

     - TCF Financial Corp.;

     - Commerce Bancshares Inc.;

     - Associated Banc-Corp.;

     - Sky Financial Group Inc.;

     - FirstMerit Corp.; and

     - Old National Bancorp.

     UBS selected these companies because they were publicly traded companies that, for purposes of its analysis, UBS considered reasonably similar to Provident in that these companies are mid-size regional bank holding companies that operate in the Midwest market. The selected companies may significantly differ from Provident based on, among other things, their size, geographic coverage area, customer focus and services.

     UBS reviewed the market value, based on closing stock prices on February 13, 2004, of the selected companies as a multiple of estimated calendar years 2004 and 2005 earnings per share, or EPS, on a GAAP basis and EPS on a cash basis, as well as book value per share and tangible book value per share as of December 31, 2003 for each selected company. UBS then compared the multiples derived from the selected companies with corresponding multiples for Provident based on both the closing price of Provident common stock on February 13, 2004 and the exchange ratio, based on the closing price of National City common stock on February 13, 2004. Financial data for the selected companies, Provident and National City were based on company press releases, public filings and consensus estimates from I/B/E/S. This analysis indicated the following high, low and median price multiples for the selected companies, as compared to the actual multiples for Provident, as of February 13, 2004, and the multiples implied for Provident based on the exchange ratio provided for in the merger:

                                                  STOCK PRICES AS A MULTIPLE OF /
                                         -------------------------------------------------
                                                                                  TANGIBLE
                                         2004E   2004E   2005E   2005E    BOOK      BOOK
                                          EPS     EPS     EPS     EPS    VALUE/    VALUE/
                                         GAAP    CASH    GAAP    CASH    SHARE     SHARE
                                         -----   -----   -----   -----   ------   --------
High...................................  16.0x   15.7x   14.4x   14.3x    3.96x     4.73x
Median.................................  14.3    14.0    12.8    12.8     2.32      2.65
Low....................................  13.7    13.6    12.6    12.5     2.01      2.41
Provident (actual).....................  14.5    14.2    13.4    13.1     1.91      2.13
Provident (based on exchange ratio)....  16.7    16.3    15.4    15.1     2.21      2.46

     In conjunction with reviewing the EPS multiples, UBS also reviewed certain operating metrics of the selected companies for the quarter ended December 31, 2003. UBS then compared the operating metrics of the selected companies with the operating metrics of Provident for the quarter ended December 31, 2003. Financial data for the selected companies and Provident were based on company press releases and public filings, adjusting for non-recurring events and extraordinary items. This analysis indicated the following median values for the selected companies, as compared to the values for Provident, for the quarter ended December 31, 2003:

OPERATING METRICS                                             PROVIDENT   PEER MEDIAN
-----------------                                             ---------   -----------
Net Interest Margin.........................................     2.58%        3.81%
Fee Income Ratio............................................    39.32        35.84
Efficiency Ratio - Cash.....................................    69.35        56.87
Return on Average Assets....................................     0.66         1.30
Cash Return on Average Assets...............................     0.68         1.34
Return on Average Common Equity.............................    12.82        16.58
Cash Return on Average Common Equity........................    13.17        16.60

     National City. UBS also compared selected financial information for National City with corresponding financial information of seven selected publicly held large super-regional banking companies. These selected companies included the following bank holding companies:

     - BB&T Corp.;

     - Fifth Third Bancorp;

     - KeyCorp;

     - The PNC Financial Services Group;

     - SunTrust Banks Inc.;

     - US Bancorp; and

     - Wachovia Corp.

     UBS selected these companies because they were publicly traded companies that, for purposes of its analysis, UBS considered reasonably similar to National City in that these companies are large super-regional bank holding companies. The selected companies may significantly differ from National City based on, among other things, their size, geographic coverage area, customer focus and services.

     UBS reviewed the market value, based on closing stock prices on February 13, 2004, of the selected companies as a multiple of estimated calendar years 2004 and 2005 EPS on a GAAP basis and EPS on a cash basis, as well as book value per share and tangible book value per share as of December 31, 2003 for each selected company. UBS then compared the multiples derived from the selected companies with corresponding multiples for National City based on the closing price of National City common stock on February 13, 2004. Financial data for the selected companies and National City were based on company press releases, public filings and consensus estimates from I/B/E/S. This analysis indicated the following median price multiples for the selected companies, as compared to the actual multiples for National City, as of February 13, 2004:

                                                  STOCK PRICES AS A MULTIPLE OF /
                                         -------------------------------------------------
                                                                                  TANGIBLE
                                         2004E   2004E   2005E   2005E    BOOK      BOOK
                                          EPS     EPS     EPS     EPS    VALUE/    VALUE/
                                         GAAP    CASH    GAAP    CASH    SHARE     SHARE
                                         -----   -----   -----   -----   ------   --------
Median.................................  13.8x   13.6x   12.8x   12.7x    2.14x     3.42x
National City..........................  12.2    12.1    11.1    11.0     2.30      2.74

     In conjunction with reviewing the EPS multiples, UBS also reviewed certain operating metrics of the selected companies for the quarter ended December 31, 2003. UBS then compared the operating metrics of the selected companies with the operating metrics of National City for the quarter ended December 31, 2003. Financial data for the selected companies and National City were based on company press releases and public filings, adjusting for non-recurring events and extraordinary items. This analysis indicated the following median values for the selected companies, as compared to the values for National City, for the quarter ended December 31, 2003:

OPERATING METRICS                                             NATIONAL CITY   PEER MEDIAN
-----------------                                             -------------   -----------
Net Interest Margin.........................................       4.03%          3.64%
Fee Income Ratio............................................      48.48          41.65
Efficiency Ratio - Cash.....................................      51.22          59.42
Return on Average Assets....................................       1.90           1.60
Cash Return on Average Assets...............................       1.91           1.62
Return on Average Common Equity.............................      23.13          15.54
Cash Return on Average Common Equity........................      23.30          20.55

  Discounted Cash Flow Analysis

     Provident. As of February 13, 2004, UBS calculated the estimated present value of the implied per share value of Provident common stock, using discount rates ranging from 11% to 13%. UBS applied forward price-to-earnings multiples for Provident ranging from 12.0x to 14.0x to the EPS of Provident based on I/B/E/S consensus estimates of $2.40 in 2004 and $2.60 in 2005 and an I/B/E/S consensus long-term EPS growth rate of 8.0% for the years 2006-2009. This analysis resulted in an estimated present value range of the implied Provident common stock per share value of approximately $26.26 to $32.40. In its calculation of the estimated present value of the implied per share value of Provident common stock, UBS assumed that Provident would have a target tangible common equity to tangible asset value of 6.50% and an asset growth rate of 3.0% per year.

     National City. As of February 13, 2004, UBS calculated the estimated present value of the implied per share value of National City common stock, using discount rates ranging from 10% to 12%. UBS applied forward price-to-earnings multiples for National City ranging from 11.0x to 13.0x to the EPS of National City based on I/B/E/S consensus estimates of $2.90 in 2004 and $3.18 in 2005 and an I/B/E/S consensus long-term EPS growth rate of 8.0% for the years 2006-2009. This analysis resulted in an estimated present value range of the implied National City common stock per share value of approximately $35.18 to $42.82. In its calculation of the estimated present value of the implied per share value of National City common stock, UBS assumed that National City would have a target tangible common equity to tangible asset value of 6.50% and an asset growth rate of 4.0% per year.

  Analysis of Selected Precedent Transactions

     UBS reviewed the implied equity values in the following 11 selected mergers and acquisitions transactions in the regional banking industry announced since February 2000:

         ACQUIROR                      TARGET                        DATE
--------------------------   --------------------------   --------------------------
      M&T Bank Corp.          Allfirst Financial Inc.           September 2002
      BNP Paribas SA           United California Bank           December 2001
      BNP Paribas SA               BancWest Corp.                  May 2001
      Citigroup Inc.           European American Bank           February 2001
   Royal Bank of Canada         Centura Banks, Inc.              January 2001
        BB&T Corp.            F&M National Corporation           January 2001
    ABN AMRO Bank N.V.         Michigan National Bank           November 2000
      Comerica Inc.              Imperial Bankcorp              November 2000
      M&T Bank Corp.          Keystone Financial Inc.              May 2000
    Wells Fargo & Co.           First Security Bank               April 2000
        BB&T Corp.            One Valley Bancorp Inc.           February 2000

     UBS chose the selected transactions because they were business combinations that, for purposes of the analysis, UBS considered to be reasonably comparable and similar in structure to the merger. The selected transactions may differ significantly from the merger based on, among other things, the size of the transactions, the structure of the transactions and the dates that the transactions were announced and consummated.

     UBS reviewed the implied equity value in the selected transactions as a multiple of estimated last twelve months earnings per share, 1-year and 2-year forward GAAP earnings per share, book value and tangible book value as of the most recent reported quarter prior to the transaction announcement as well as per share premiums paid over the closing price on the trading day immediately before the transaction announcement. UBS then compared the multiples derived from the selected transactions with corresponding implied multiples in the merger. Financial data for the selected transactions and Provident were based on company press releases, public filings and consensus I/B/E/S estimates at the time of the announcement of the transaction. UBS used the closing prices for Provident common stock and National City common stock on February 13, 2004. This analysis indicated the following implied high, median and low multiples for the selected transactions, as compared to the multiples implied for Provident based on the exchange ratio provided for in the merger:

                                       EQUITY VALUE PER SHARE AS A MULTIPLE OF /
                                      --------------------------------------------
                                                                          TANGIBLE
                                             1-YEAR    2-YEAR     BOOK      BOOK
                                      LTM    FORWARD   FORWARD   VALUE/    VALUE/    90-DAY
                                      EPS      EPS       EPS     SHARE     SHARE     PREMIUM
                                      ----   -------   -------   ------   --------   -------
High................................  21.1x   19.7x     17.6x     2.95x     3.39x      59.4%
Median..............................  17.2    15.8      14.8      2.13      2.79       38.2
Low.................................  9.9     11.5      10.6      1.56      2.04      (33.3)
Provident (based on exchange
  ratio)............................  18.7    16.7      15.4      2.21      2.46       27.8

  Pro Forma Merger Analysis

     In order to assess the future impact of the merger on National City's projected financial results, UBS analyzed the potential pro forma financial effects of the merger on National City's estimated EPS on a GAAP basis and a cash basis for calendar years 2004 and 2005. Based on the exchange ratio, this analysis indicated that the merger would be accretive to National City's estimated EPS on a GAAP basis and a cash basis in calendar years 2004 and 2005, assuming the timely realization of cost savings and other synergies projected by the managements of Provident and National City. The analysis also indicated that the merger could increase estimated EPS on a GAAP basis and a cash basis to National City shareholders in calendar years 2004 and 2005. The estimates of achievable cost savings and the timing of the realization of such cost savings are based on numerous estimates, assumptions and judgments and are subject to significant uncertainties. Actual results may vary, and variations in amounts and timing may be material.

  Other Factors

     In rendering its opinion, UBS also reviewed and considered other factors, including:

     - National City's acquisition history and cost savings projected to result from these acquisitions;

     - cost savings projected to result from the merger;

     - the five-year growth rates for various financial data of National City, including revenues and EPS and various financial ratios for National City, including net interest margins, fee income ratios, ratios of loans to deposits, ratios of net charge offs, as well as comparisons of such data to a group of selected peer companies;

     - the compounded total return calculations on National City's common stock over periods of one, five and ten years; and

     - selected published equity research analysts' reports for National City.

  Miscellaneous

     Under the terms of its engagement, Provident has agreed to pay UBS customary fees for its financial advisory services in connection with the merger. In addition, Provident has agreed to reimburse UBS for its reasonable expenses, including fees and disbursements of counsel, and to indemnify UBS and related parties against liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement.

     Provident selected UBS as its financial advisor in connection with the merger because UBS is an internationally recognized investment banking firm with substantial experience in similar transactions and is familiar with Provident and its business. UBS is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

     UBS and its predecessors and affiliates have provided services in the past to Provident, Provident's major shareholder, and National City, for which services UBS and its predecessors and affiliates have received customary compensation. In the ordinary course of business, UBS, its predecessors and affiliates have traded, and may in the future trade, the securities of Provident and National City, and, following the merger, the securities of National City, for their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in those securities.

REGULATORY APPROVALS

     Federal Reserve Board. As a bank holding company and as a financial holding company, respectively, Provident and National City are subject to regulation under the Bank Holding Company Act of 1956, as amended. Application was made to the Board of Governors of the Federal Reserve System for approval of the merger of Provident with and into National City. In addition to approval by Provident's shareholders, the Board of Governors of the Federal Reserve System must approve the merger. [The merger has not yet been approved by the Board of Governors of the Federal Reserve System.]

     Under the Bank Holding Company Act, the Federal Reserve Board can withhold approval of the merger if, among other things, it determines that the effect of the merger would be to substantially lessen competition in the relevant market. In addition, the Federal Reserve Board is required to consider whether the combined organization meets the requirements of the Community Reinvestment Act of 1977 by assessing the involved entities' respective records of meeting the credit needs of the local communities in which they are chartered, consistent with the safe and sound operation of such institutions. In its review, the Federal Reserve Board also is required to examine the financial and managerial resources and future prospects of the combined organization and analyze the capital structure and soundness of the resulting entity. The Federal Reserve Board has the authority to deny an application if it concludes that the combined organization, for example, would have inadequate capital.

     Pursuant to the Bank Holding Company Act, a transaction approved by the Federal Reserve Board may not be completed until 30 days after approval is received, during which time the Antitrust Division of the Department of Justice may challenge the merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of an approval unless a court specifically ordered otherwise. With the approval of the Federal Reserve Board and the concurrence of the Antitrust Division, the waiting period may be reduced to no less than 15 days.

     National City and Provident believe that the merger does not raise significant regulatory concerns and that they will be able to obtain all requisite regulatory approvals on a timely basis without the imposition of any condition that would have a material adverse effect on National City or Provident.

     In addition, The Provident Bank, Provident's subsidiary bank, is regulated and examined by the Ohio Division of Financial Institutions. Thus, the merger also requires the approval of the Ohio Division of Financial Institutions, with whom National City has filed an application and is awaiting approval.

     Timing. We cannot assure you that all of the regulatory approvals described above will be obtained, and, if obtained, we cannot assure you as to the date of any approvals or the absence of any litigation challenging such approvals. Likewise, we cannot assure you that the Antitrust Division of the U.S. Department of Justice, the Federal Trade Commission or any state attorney general will not attempt to challenge the merger on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result.

     Provident and National City are not aware of any governmental approvals or actions that may be required for consummation of the merger other than as described above. Should any other approval or action be required, it is contemplated that such approval or action would be sought. We cannot assure you that any necessary regulatory approvals or actions will be timely received or taken, that no action will be brought challenging such approval or action or, if a challenge is brought, as to the result of a possible challenge, or that any approval or action will not be conditioned in a manner that would cause the parties to abandon the merger.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

     BOARD OF DIRECTORS AND MANAGEMENT. Once the merger is completed, the Board of Directors of National City immediately prior to the effective time of the merger will be the Board of Directors of the merged company except that S. Craig Lindner will be added as a director to the National City Board, and those directors will hold office in accordance with the merged company's Certificate of Incorporation, Bylaws and applicable law.

     National City's Nominating and Board of Directors Governance Committee is obligated to recommend Mr. Lindner to National City's shareholders for re-election as a director for a one-year term. The election and nomination of Mr. Lindner as a director is not required if it would violate the Nominating and Board of Directors Governance Committee's fiduciary obligations or Mr. Linder is not willing to continue to serve as director.

     The current officers and management of National City will be the officers and management of the merged company.

     ARTICLES OF INCORPORATION AND BYLAWS. The charter and bylaws of the merged company will be the current Certificate of Incorporation and Bylaws of National City.

RESALE OF NATIONAL CITY COMMON STOCK

     The shares of National City common stock to be issued in the merger will be freely transferable except by certain directors, executive officers and shareholders of Provident who are deemed to be "affiliates" of Provident or National City after the merger. The shares of National City common stock issued to these affiliates will be restricted in their transferability in accordance with rules and regulations promulgated by the SEC.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Some of Provident's executive officers and directors have certain interests in the merger that differ from the interests of Provident's shareholders generally. The Board of Directors of Provident was aware of these interests, along with the appointment of S. Craig Lindner to National City's Board, and considered them, among other matters, in approving the merger agreement.

     EXECUTIVE RETENTION AGREEMENTS. Under the merger agreement, National City will honor all of Provident's obligations under Provident's executive retention agreements, including those with Robert L. Hoverson, President and Chief Executive Officer, Christopher J. Carey, Executive Vice President and Chief Financial Officer, James R. Whitaker, Executive Vice President and General Counsel, James L. Gertie, Executive Vice President and Chief Credit and Risk Officer, and Anthony M. Stollings, Controller and Chief Accounting Officer. These agreements provide that if, during the one-year period following the merger, the executive's employment with National City is terminated without cause (as defined in the agreement) or he terminates his employment for good reason (as defined in the agreement) he will receive:

     - base salary up to the date of termination and any previously deferred compensation and accrued vacation pay;

     - a severance amount equal to the sum of (i) the greater of his highest base salary during the twelve month period prior to the change in control or during the twelve month period prior to his date of termination and
       (ii) his highest bonus paid for any of the three calendar years prior to the change in control times a multiplier; and

     - continued health insurance coverage and other benefits for a specified period following the date of termination.

     For Messrs. Hoverson, Carey, Whitaker and Gertie, the multiplier is 3.0 and each will receive health insurance and other benefits for 36 months following the date of termination. For Mr. Stollings, the multiplier is 2.0, and he will receive health insurance and other benefits for 24 months following the date of termination. In addition, each of Messrs. Hoverson, Carey, Whitaker and Gertie will be credited with three years of additional service for purposes of Provident's Supplemental Executive Retirement Plan and their Provident stock options will remain outstanding and exercisable for the lesser of three years and 45 days after such termination or ten years from the date of grant of the options. Mr. Hoverson will have an additional two years to exercise his options because he is considered a retiree for purposes of the applicable Provident stock option arrangements. Mr. Stollings' options will remain outstanding and exercisable for the lesser of two years and 45 days after such termination or ten years from the date of grant of the options.

     For Messrs. Hoverson, Carey and Whitaker, the merger is deemed to constitute "good reason" within the meaning of the agreement and therefore the foregoing benefits will be paid if such person terminates his employment during the one-year period following the merger.

     If the payments of the benefits described above to any of the executives described above, along with any other payments to the executives in connection with the merger, constitute a "parachute payment" under Sections 280G and 4999 of the Internal Revenue Code of 1986, National City as the surviving company will be obligated to pay to each such executive a lump sum cash payment sufficient to put him in the same net after-tax position he would have been in had the benefits and other payments not been subject to the excise tax under
Section 4999.

     PROVIDENT STOCK OPTIONS. Under the merger agreement, as of the effective date of the merger, each outstanding and unexercised option granted under Provident's current stock option plans, except, as discussed above, for options held by Messrs. Carey, Gertie, Hoverson, Stollings and Whitaker, will become fully vested and converted into an option to purchase shares of common stock of National City upon the same terms and conditions under the stock option plan which it was originally issued. After the merger, the number of shares subject to each option will equal the number of shares of Provident common stock subject to the original option multiplied by 1.135. The exercise price of the converted option will equal the exercise price per share under the original option divided by 1.135 and rounded to the nearest cent.

     The following table sets forth information as to the outstanding options as
of March   , 2004 of the following directors and executive officers of Provident as of the date of this proxy statement/prospectus:

                                                    SHARES FOR WHICH OPTIONS MAY BE EXERCISED
                                              -----------------------------------------------------
                                                  PROVIDENT SHARES          NATIONAL CITY SHARES
                                              -------------------------   -------------------------
                                                           VESTED AS A                 VESTED AS A
                                NUMBER OF     CURRENTLY   RESULT OF THE   CURRENTLY   RESULT OF THE
NAME                           OPTIONS HELD    VESTED        MERGER        VESTED        MERGER
----                           ------------   ---------   -------------   ---------   -------------
Robert L. Hoverson...........    877,000       543,000       334,000       616,305       379,090
Jack M. Cook.................     13,500        13,500             0        15,323             0
Thomas D. Grote, Jr. ........     15,570        15,570             0        17,876             0
Joseph A. Pedoto.............     13,500        13,500             0        15,323             0
Sidney A. Peerless...........     13,500        13,500             0        15,323             0
Joseph A. Steger.............     13,500        13,500             0        15,323             0
Christopher J. Carey.........    270,000       120,000       150,000       136,200       170,250
James L. Gertie..............    210,000        50,000       160,000        56,750       181,600
Anthony M. Stollings.........     42,250        24,850        17,400        28,205        19,749
James R. Whitaker............     60,000         6,000        54,000         6,810        61,290

     INDEMNIFICATION RIGHTS. Under the merger agreement, National City has agreed to continue the indemnification provisions for Provident's directors and officers and to directly indemnify them under provisions of Delaware law. National City will also provide certain continuing insurance coverage for officers and directors of Provident.

                              THE MERGER AGREEMENT

     This summary of the material terms and provisions of the merger agreement is qualified in its entirety by reference to such document. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus and we incorporate the merger agreement into this summary by reference. The merger agreement is a complex document that is not easily summarized. We urge you to read the merger agreement in its entirety.

CONDITIONS OF THE MERGER

     Before National City and Provident are obligated to complete the merger, various conditions, including the following, must be satisfied:

     - holders of at least two-thirds of the outstanding shares of Provident's common stock must adopt the merger;

     - each company must have obtained all material authorizations, consents, orders and approvals required by any federal and/or state regulatory agency or other governmental authority, including, without limitation, the Federal Reserve Board and the Ohio Division of Financial Institutions which are necessary for the consummation of the merger, and all applicable waiting periods imposed by those governmental authorities must expire;

     - the registration statement, of which this proxy statement/prospectus is a part, registering shares of National City common stock to be issued in the merger, must be declared effective and not be subject to a stop order;

     - National City and Provident must not be subject to any restraining order, preliminary or permanent injunction or other order by any federal or state court which prevents the consummation of the merger;

     - the National City common stock issued in the merger must have been authorized for listing on the New York Stock Exchange, upon official notice of issuance;

     - each company must have performed in all material respects its obligations required to be performed under the merger agreement prior to the effective time of the merger, and each company must have received a certificate of the chief executive officer and chief financial officer of the other company to that effect;

     - the representations and warranties of each company made in the merger agreement must be true and correct as of the effective time of the merger, and each company must have received a certificate of the chief executive officer and chief financial officer of the other company to that effect;

     - with respect to Provident's obligation to complete the merger, counsel to National City must have delivered its opinion that the shares of National City common and preferred stock have been validly issued and shall be fully paid and nonassessable upon issuance to Provident's shareholders; and

     - Keating, Muething & Klekamp, P.L.L., Provident's legal counsel, must have delivered to both companies an opinion, dated as of the effective date of the merger, that:

      - the merger will be treated for federal income tax purposes as a reorganization under Section 368(a) of the Internal Revenue Code;

      - both National City and Provident (or any wholly-owned subsidiary of National City to the extent Provident is merged into that subsidiary) will be considered parties to the reorganization under Section 368(b) of the Internal Revenue Code;

      - no gain or loss will be recognized by National City or Provident as a result of the merger;

      - no gain or loss will be recognized by the shareholders of Provident as a result of the merger, except with respect to cash received in lieu of fractional shares of National City common stock;

      - the aggregate tax basis of the shares of National City Common Stock received by a Provident shareholder in the merger will be the same as the aggregate tax basis of the shares of Provident Common Stock surrendered by such Provident shareholder in exchange therefore (reduced by any cost basis amount allocable to a fractional share interest for which cash is received);

      - the aggregate tax basis of the shares of National City Preferred Stock received by a Provident shareholder in the merger will be the same as the aggregate tax basis of the shares of Provident Preferred Stock surrendered by such Provident shareholder in exchange therefore (reduced by any cost basis amount allocable to a fractional share interest for which cash is received); and

      - the holding period of the shares of National City Common Stock or National City Preferred Stock received in the merger will include the period during which the shares of Provident Common Stock or Provident Preferred Stock surrendered in exchange therefore were held, provided such shares of Provident Common Stock or Preferred Stock were held as capital assets at the effective time of the merger.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains extensive representations and warranties by National City and Provident. These include, among other things, representations and warranties by National City and Provident to each other as to:

     - the organization and good standing of each company and its subsidiaries;

     - each company's authority relative to the execution and delivery of, and performance of its obligations under, the merger agreement;

     - each company's capital structure;

     - the absence of any undisclosed liabilities;

     - the accuracy of the information supplied by each company for inclusion in this proxy statement/prospectus and in the registration statement on Form S-4, and any amendments thereto, filed by National City with the SEC registering shares of its common stock to be issued in the merger;

     - the absence of material conflicts between each company's obligations under the merger agreement and its charter documents and material contracts to which it is a party or by which it is bound;

     - consents and approvals required to consummate the merger;

     - the filing and accuracy of documents, including financial statements and other reports of each company, required by the SEC;

     - timely filing of tax returns and the compliance of each company with certain tax laws;

     - the operation of employee benefit plans in compliance with the Employee Retirement Income Security Act and other employee benefit matters;

     - the existence of material loans, commitments and contracts and the absence of material defaults;

     - the absence of material adverse changes since December 31, 2003;

     - the existence of pending or threatened material litigation involving or affecting each company;

     - compliance with laws, orders and permits;

     - the absence of agreements with regulatory agencies;

     - the absence of actions that would keep the merger transaction from qualifying as a reorganization under the Internal Revenue Code;

     - each company's obligations to brokers and finders;

     - the approval of the merger and the transactions contemplated as part of the merger by the Board of Directors of each company;

     - the compliance of each company with certain environmental laws and the absence of environmental liabilities;

     - the existence of material interests of certain persons in the merger; and

     - compliance with certain labor laws and the absence of material labor issues.

     National City made additional representations and warranties to Provident as to the absence of ownership by National City of, or of any agreement to acquire or hold, 5% or more of Provident's common stock.

     Provident also made additional representations and warranties to National City as to the shareholder vote required to adopt the merger and the transactions contemplated in connection with the merger.

TERMINATION OF THE MERGER AGREEMENT

     Provident's and National City's Boards of Directors may mutually agree to terminate the merger agreement at any time before the date the merger becomes effective, whether before or after approval of the merger by Provident's shareholders.

     In addition, Provident or National City may each unilaterally terminate the merger agreement:

     - at any time after October 29, 2004, if the merger is not completed by that date, except a party that is in material breach of the merger agreement may not terminate the agreement;

     - if the shareholders of Provident do not adopt the merger;

     - if any of the conditions common to the obligations of both National City and Provident have not been met or waived; or

     - if any governmental entity shall have enacted, issued, promulgated, enforced or entered any final and non-appealable injunction, order, decree or ruling which is then in effect and has the effect of making consummation of the merger illegal or otherwise preventing or prohibiting consummation of the merger.

     National City may also terminate the merger agreement:

     - if Provident's obligations which are conditions to National City's obligation to close the merger have not been performed or waived by National City at such time as the condition can no longer be satisfied, provided that in the case of a failure by Provident to comply in all material respects with its covenants contained in the merger agreement required to be performed at or prior to closing, National City has given Provident at least 30 days' prior written notice of such failure;

     - if Provident enters into a binding written agreement for, or its Board of Directors recommends an acquisition of, Provident by a third party;

     - if a tender offer or exchange offer is commenced that if consummated would result in any person beneficially owning 25% or more of Provident common stock (or 10% or more of Provident common stock as part of a transaction to acquire 50% or more of the outstanding Common Stock of Provident), and the Board of Directors of Provident fails to recommend against acceptance of such tender offer or exchange offer or elects to take no position with respect to the acceptance of such tender offer or exchange offer; or

     - if it is not in breach of the merger agreement and it has otherwise satisfied its representations and warranties, and (1) through fault (whether commission or omission) of Provident, the Provident shareholders meeting shall not have been called prior to October 1, 2004; (2) the Board of Directors of Provident does not publicly recommend in the proxy statement/prospectus that Provident's shareholders adopt the merger; or
       (3) after recommending in this proxy statement/prospectus that the shareholders adopt the merger, Provident's Board of Directors withdraws, modifies or amends its recommendation in any manner adverse to National City.

     If National City unilaterally terminates the merger agreement for any of the reasons discussed above, except for Provident's failure to comply in all material respects with its covenants, Provident shall be liable for the termination fee discussed below.

     Provident may also terminate the merger agreement:

     - if National City's obligations which are conditions to Provident's obligation to close the merger have not been performed or waived by Provident at such time as the condition can no longer be satisfied, provided that in the case of a failure by National City to comply in all material respects with its covenants contained in the merger agreement required to be performed at or prior to closing, Provident has given National City at least 30 days' prior written notice of such failure; or

     - if it is not in breach of certain of its obligations in any material respect, it enters into a binding written agreement for, or its Board of Directors recommends, an acquisition transaction and promptly after Provident's termination pursuant to this provision, Provident pays National City the termination fee discussed below.

EFFECT OF TERMINATION

     If the merger agreement is terminated, it will become void, and other than as described below, there will be no liability on the part of any party or their respective officers and directors, except that the confidentiality obligations of each of National City and Provident survive termination; and neither Provident nor National City will be released from any liabilities or damages arising from an intentional breach of the merger agreement.

TERMINATION FEE

     Under certain circumstances Provident is required to pay to National City a termination fee of $84.0 million upon termination of the merger agreement. In addition to the circumstances detailed above under "Termination of the Merger" where the termination fee could become payable, the termination fee would become payable if the merger agreement is terminated under any of the following circumstances:

     - if the merger agreement is terminated because the shareholders of Provident do not adopt the merger at the special meeting, National City is not in material breach of the merger agreement and prior to June 30, 2005, Provident enters into a written agreement for an acquisition transaction which was announced prior to the special meeting;

     - if National City terminates the merger agreement because certain conditions are not met (such as a breach by Provident or a failure to satisfy the representations and warranties) and (1) National City is not in material breach of the merger agreement; (2) after the date of the merger agreement, an acquisition proposal is publicly announced with respect to Provident; (3) following discussions with a person that has publicly announced such acquisition transaction, Provident breaches its representations or covenants and such breaches materially contribute to the failure of the merger to occur; and (4) prior to June 30, 2005 Provident enters into a written agreement for such acquisition transaction; or

     - if a third person publicly announces its intent to engage in an acquisition transaction and such third person or a related person initiates or instigates any of the proceedings related to the enactment, issuance, promulgation, enforcement or entering a final non-appealable injunction, order, decree or ruling that has the effect of making consummation of the merger illegal or otherwise preventing or prohibiting consummation of the merger and Provident enters into a written agreement for such acquisition transaction prior to June 30, 2005.

WAIVER AND AMENDMENT

     Subject to compliance with applicable law, the merger agreement may be amended by approval of each company's Board of Directors, at any time before or after approval by Provident's shareholders. However, after approval of the merger by Provident's shareholders, any amendment to the merger agreement that reduces or changes the form of consideration to be delivered to the Provident shareholders requires the further approval of Provident's shareholders. Any amendment to the merger agreement requires an instrument in writing signed on behalf of both Provident and National City.

     Any term, condition or provision of the merger agreement may be waived in writing at any time by the party which is, or whose shareholders are, entitled to the benefits thereof.

ACQUISITION PROPOSALS BY THIRD PARTIES

     Provident has agreed it will not solicit or initiate any proposal for the acquisition or purchase of all or a material amount of the assets of, or any securities of, or any merger, consolidation or business combination with, it or its subsidiaries, or furnish to any other person any information with respect to, an acquisition transaction. However, if Provident's Board of Directors determines in good faith, after consultation with outside legal counsel, that failure to participate in any discussions or negotiations with respect to a proposal received by Provident or failing to furnish information to such a party would cause it to violate its fiduciary duties under applicable law, Provident may participate in negotiations concerning a proposal or furnish necessary information to a third party. Provident is required to notify National City immediately if any inquiries or proposals are received by Provident, or if Provident participates in any negotiations or discussions or provides any information to third parties in connection with an inquiry or proposal. In addition, Provident may terminate the merger agreement if it enters into a binding written agreement for, or its Board of Directors recommends, an acquisition transaction, as long as Provident is not then in breach of certain of its obligations under the agreement in any material respect and promptly after termination pays National City the termination fee described above.

CLOSING DATE

     The merger will be completed and become effective upon the later to occur of the filing of articles of merger with the Ohio Secretary of State, the filing of a certificate of merger with the Delaware Secretary of State or a later time specified in those filings. Under the merger agreement, unless the parties agree otherwise and subject to the satisfaction or waiver of the conditions to the merger, the closing date of the merger will occur after the later of the first date on which the merger may be completed in accordance with approvals received by governmental authorities and the date Provident's shareholders adopt the merger, or such other date to which Provident and National City agree in writing.

EXCHANGE OF CERTIFICATES

     Exchange Agent. National City Bank, a wholly-owned subsidiary of National City, will act as exchange agent for the exchange of stock certificates pursuant to the merger.

     Exchange Procedures.  Within      days after the completion of the merger,
National City will instruct National City Bank to mail to each record holder of Provident common stock at the effective date of the merger a letter of transmittal and instructions for exchanging certificates representing Provident common stock for certificates evidencing National City common stock. You will have to follow the instructions and surrender your Provident certificates, together with the properly executed letter of transmittal, and any other required documents, to National City. You will then receive:

     - certificates for that number of whole shares of National City common stock which you have the right to receive in the merger,

     - any dividends or other distributions on the National City common stock declared or made after the completion of the merger to which you may be entitled, and

     - cash for any fractional share of National City common stock owed to you.

     Distributions With Respect to Unexchanged Shares. You will not receive any dividends or other distributions on National City common stock until you surrender your Provident stock certificates. When you do surrender your certificates, National City will pay you, without interest, any dividends or other distributions previously paid to holders of National City common stock with a record date after the completion of the merger.

     Transfers of Ownership. If you want National City to issue any certificate for shares of National City common stock in a name other than that in which your Provident stock certificate is registered, your Provident stock certificate must be properly endorsed and otherwise in proper form for transfer. You also must pay to National City or its agent any resulting transfer or other tax, or establish to the satisfaction of National City that such tax has been paid or is not payable.

     Escheat and Withholding. Neither Provident nor National City will be liable to you for any shares of National City common stock which were delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. National City Bank, on behalf of National City, will deduct from the shares of National City common stock paid to you any amounts that federal, state, local or foreign tax law require National City to withhold.

     Lost, Stolen or Destroyed Certificates. National City Bank will issue National City common stock in exchange for a lost, stolen or destroyed Provident stock certificate upon receipt of an affidavit of that fact by the owner of the certificate. However, National City will require you to deliver a reasonable indemnity bond against any claim that may be made against National City or National City Bank regarding a certificate alleged to have been lost, stolen or destroyed.

     DETAILED INSTRUCTIONS, INCLUDING A TRANSMITTAL LETTER, WILL BE MAILED TO
HOLDERS OF PROVIDENT SHAREHOLDERS WITHIN      DAYS FOLLOWING THE COMPLETION OF
THE MERGER, EXPLAINING HOW TO EXCHANGE PROVIDENT STOCK CERTIFICATES FOR NATIONAL CITY CERTIFICATES. YOU SHOULD NOT SEND IN YOUR PROVIDENT CERTIFICATES UNTIL YOU RECEIVE A LETTER OF TRANSMITTAL.

STOCK OPTIONS

     Upon completion of the merger, all outstanding stock options issued under a Provident stock plan representing a right to receive Provident common stock, whether or not those stock options are exercisable or vested, will be fully vested and converted into the right to receive from National City that number of shares of National City common stock equal to the number of shares of Provident common stock subject to an unexercised option, multiplied by 1.135. After the merger, the exercise price per share of National City common stock under the option will be equal to the exercise price per share of Provident common stock which could be purchased under the option, divided by 1.135. This procedure will be followed as necessary to assure that the benefits to a Provident option holder will not be increased or decreased as a result of the merger. Upon completion of the merger, all Provident stock option plans will be terminated with respect to granting any additional options or option rights.

PREFERRED STOCK

     Upon completion of the merger, each outstanding share of Provident Series D Preferred Stock shall be, without the need for any further action of the holders, converted into one share of preferred stock, without par value, of National City which will be designated National City's Series D Non-Voting Preferred Stock and shall be initially convertible into 15.96 shares of National City Common Stock. The National City Series D Non-Voting Preferred Stock shall otherwise have the same terms and conditions as the Provident Preferred Stock.

PFGI CAPITAL CORPORATION PRIDES

     During June 2002, Provident and its consolidated subsidiary, PFGI Capital Corporation, issued 6.6 million of equity units or PRIDES for $165 million. Each PRIDES is comprised of two components -- a three-year forward Purchase Contract and one share of PFGI Capital Preferred Stock. Each Purchase Contract obligates the holder to purchase, and obligates Provident to sell, on August 17, 2005, for $25, a number of newly issued shares of Provident Common Stock equal to the settlement rate established in the Purchase Contract. Pursuant to the terms of the Purchase Contracts, National City is required to expressly assume Provident's obligations under the Purchase Contracts and certain related agreements, holders of Purchase Contracts will be required to purchase shares of National City common stock and the settlement rate will be adjusted to reflect the exchange ratio.

EMPLOYEE BENEFIT MATTERS

     The merger agreement provides that after completion of the merger and until December 31, 2004, National City will provide Provident employees with employee benefits and compensation plans that are as nearly as is practicable the same as those provided to Provident employees prior to the merger, and, thereafter, will provide employee benefits and compensation plans that are equivalent to those provided to similarly situated National City employees. Eligible Provident employees whose employment is terminated at any time during the first year following completion of the merger will be entitled to receive severance benefits not less than the greater of the benefits provided under Provident's plans or National City's plan applying to its similarly situated employees. After one year National City severance benefits will apply.

     National City will generally provide the Provident employees with service credit for their service with Provident for all purposes including eligibility, participation, vesting and levels of benefits under the employee benefit and compensation plans of National City in which such employees are eligible to participate following the merger, with some exceptions pertaining to benefit accruals in any defined benefit pension plan and eligibility for retiree welfare benefits.

     The merger agreement provides that National City agrees that the merger constitutes a change in control within the meaning of each Provident employee benefit plan, employment agreement and severance agreement, including the Provident executive retention agreements with Messrs. Hoverson, Carey, Whitaker, Gertie and Stollings. Further, with respect to the Provident executive retention agreements with Messrs. Hoverson, Carey, and Whitaker, the merger agreement provides that the merger is deemed to constitute "good reason" within the meaning of the agreements. See the discussion under the heading "The Merger -- Interests of Certain Persons in the Merger."

FRACTIONAL SHARES

     No fractional shares of National City common stock will be issued to the shareholders of Provident in connection with the merger. Each holder of Provident common stock who otherwise would be entitled to receive a fraction of a share of common stock of National City will receive in lieu thereof cash, without interest, in an amount equal to the holder's fractional share interest multiplied by the weighted average of the per share closing prices on the New York Stock Exchange of National City Common Stock for the ten consecutive days before the consummation of the merger. Cash received by Provident shareholders in lieu of fractional shares may give rise to taxable income.

DISSENTER'S RIGHTS

     Holders of Provident common stock may dissent from the merger and have the fair value of their shares paid to them provided that the holders comply with the provisions of Ohio law. For more information on how to exercise these rights, see "Rights of Dissenting Shareholders" and Annex C to this proxy statement/prospectus.

CONDUCT OF BUSINESS PENDING THE MERGER

     Under the merger agreement, Provident has agreed that, prior to closing, it and its subsidiaries will:

     - conduct their businesses in the ordinary course consistent with past practices;

     - use reasonable efforts to maintain and preserve the business organization of Provident and each of its subsidiaries; and

     - keep available the services of key officers and to preserve the goodwill of those having business relationships with Provident and its subsidiaries.

     Without the written consent of National City, Provident has agreed not to and agreed not to permit its subsidiaries to take any of the following actions prior to closing:

     - incur any indebtedness for borrowed money, assume or guarantee obligations of a third party and make any loan or advance, except for actions which are in the ordinary course of business consistent with past practice;

     - adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization;

     - make any change or amendment to its charter documents that would materially and adversely affect either party's ability to consummate the merger or the economic benefits of the merger to either party;

     - issue or sell any securities, options, warrants or rights to subscribe for securities or make other changes to its capital structures, other than in connection with outstanding stock options, conversion of shares of preferred stock or shares with respect to certain securities issued by PFGI Capital Corporation and The Provident Bank;

     - declare or make any dividend or other distribution, or purchase or redeem, any shares of capital stock, other than regular quarterly cash dividends not exceeding $0.24 per share, intercompany dividends paid by Provident's subsidiaries, dividends paid on Provident's trust preferred securities and certain dividends by PFGI Capital Corporation;

     - except as required by applicable law, adopt or amend any bonus, profit-sharing, compensation, severance, termination, stock option, pension, retirement, employment or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit of any director, officer or employee;

     - increase the compensation or fringe benefits of any director, officer or employee, except for normal merit increases in the ordinary course not to exceed 3% in the aggregate; or

     - modify and change its loan, litigation, real estate valuation, asset, liquidity and investment portfolio policies and practices prior to the effective time of the merger, except changes to make Provident's policies consistent with National City's policies.

     National City has agreed that, without the prior written consent of Provident prior to closing, it will use reasonable efforts to preserve its business goodwill. In addition, National City has agreed that, without the prior written consent of Provident, prior to closing, it will not:

     - incur any indebtedness for borrowed money or assume or guarantee obligations of a third party, except for transaction not exceeding $5 billion;

     - adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization;

     - make any change or amendment to its charter documents that would materially and adversely affect either party's ability to consummate the merger or the economic benefits of the merger to either party;

     - declare or make any dividend or other distribution, or purchase or redeem, any shares of capital stock, other than regular quarterly cash dividends and intercompany dividends paid by National City's subsidiaries; or

     - acquire or agree to acquire, by merging or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, any business or business entity or certain other transactions, if the effect of such transaction would be to present a material risk of any material delay in the receipt of any approval required for consummating the merger or delay in the effective time of the merger.

                              ACCOUNTING TREATMENT

     National City will account for the merger using the purchase method of accounting. Under the purchase method, National City will record, at fair value, the acquired assets and assumed liabilities of Provident. To the extent the total purchase price exceeds the fair value of tangible and identifiable intangible assets acquired over the liabilities assumed, National City will record goodwill. National City will include in its consolidated results of operations the results of Provident's operations after the merger is completed.

             PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION
                                  (UNAUDITED)

     The unaudited pro forma financial information on the following pages have been prepared to reflect the proposed mergers of Allegiant Bancorp ("Allegiant") and Provident Financial Group, Inc. ("Provident")(collectively "the mergers") with National City. The unaudited pro forma combined balance sheets have been prepared to reflect the mergers as if they occurred on December 31, 2003. The unaudited pro forma combined statements of income have been prepared to reflect the mergers as if they occurred on January 1, 2003. Certain historical amounts of Allegiant and Provident have been reclassified to conform to National City's presentation.

     The mergers will be accounted for using the purchase method of accounting; accordingly, National City's cost to acquire Allegiant and Provident will be allocated to the assets (including identifiable intangible assets such as core deposit intangibles) and liabilities at their respective fair values on the dates the mergers are consummated. The unaudited pro forma purchase accounting adjustments presented are estimates and could differ materially from the actual adjustments made at the consummation date of the mergers. The assumptions used to value Allegiant's and Provident's assets (including identifiable assets) and liabilities for purposes of generating pro forma adjustments are based upon the most recent available information. These assumptions will change as additional information becomes available and completion of a final analysis to determine the fair values of the assets and liabilities of Allegiant and Provident is performed to record the final purchase accounting adjustments at the date of the transactions.

     The unaudited pro forma combined financial information is presented under two scenarios as Allegiant shareholders have the right to exchange each share of Allegiant common stock into either 0.833 shares of National City common stock, $27.25 in cash, or a combination of the two, subject to at least 51% of the value of the merger consideration being paid in the form of National City common stock. The first scenario assumes that 100% of Allegiant common shares outstanding immediately prior to the merger were exchanged for National City common stock, while the second scenario assumes that only 51% of Allegiant common shares outstanding immediately prior to the merger were exchanged for National City common stock, with the remainder for cash. The exchange of less than 100% of National City common stock will affect National City's purchase price and ultimately the amount of goodwill to be recorded for the Allegiant merger.

     The unaudited pro forma combined financial information is presented for informational purposes only and does not reflect (a) anticipated expenses and nonrecurring charges that may result from the mergers and (b) estimated expense savings and revenue enhancements anticipated to result from the mergers. This information includes various estimates and may not necessarily be indicative of the financial position or results of operations that would have occurred if the mergers had been consummated on the date or at the beginning of the period indicated or which may be obtained in the future. The unaudited pro forma combined financial information and accompanying notes should be read in conjunction with the financial information contained in the section "INCORPORATION BY REFERENCE."

                           NATIONAL CITY CORPORATION
                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                            AS OF DECEMBER 31, 2003
                                     (100%)

                                                                                                                   NATIONAL CITY,
                                                        PRO FORMA    NATIONAL CITY                  PRO FORMA      PROVIDENT, AND
                          NATIONAL CITY   ALLEGIANT    ADJUSTMENTS   AND ALLEGIANT    PROVIDENT    ADJUSTMENTS       ALLEGIANT
     (IN THOUSANDS)       -------------   ----------   -----------   -------------   -----------   -----------     --------------
ASSETS
Cash and demand balances
  due from banks........  $  3,595,706    $   65,371    $     --     $  3,661,077    $   273,299   $       --       $  3,934,376
Federal Funds sold and
  security resale
  agreements............       162,347           405          --          162,752        253,273           --            416,025
Investment securities...     6,865,616       366,497       1,873(A)     7,233,986      4,527,912      (59,600)(A)     11,702,298
Other investments.......       830,887            --          --          830,887        119,646           --            950,533
Loans held for sale.....    15,367,559         8,825          --       15,376,384        595,505           --         15,971,889
Portfolio loans.........    79,278,853     1,839,463      15,158(B)    81,133,474      8,895,530       62,648(B)      90,091,652
Allowance for loan
  losses................    (1,125,329)      (19,718)         --       (1,145,047)      (160,000)          --         (1,305,047)
                          ------------    ----------    --------     ------------    -----------   ----------       ------------
  Net portfolio loans...    78,153,524     1,819,745      15,158       79,988,427      8,735,530       62,648         88,786,605
Properties and
  equipment.............     1,125,526        43,732          --        1,169,258      1,746,101           --          2,915,359
Mortgage servicing
  assets................     1,298,417            --          --        1,298,417        156,787      (12,100)(C)      1,443,104
Goodwill................     1,103,340        46,029     283,547(D)     1,432,916         81,801    1,147,901(D)       2,662,618
Other intangible
  assets................        62,475         8,834      35,885(E)       107,194          6,576      164,000(E)         277,770
Accrued income and other
  assets................     5,368,063        93,392          --        5,461,455        521,075           --          5,982,530
                          ------------    ----------    --------     ------------    -----------   ----------       ------------
TOTAL ASSETS............  $113,933,460    $2,452,830    $336,463     $116,722,753    $17,017,505   $1,302,849       $135,043,107
                          ============    ==========    ========     ============    ===========   ==========       ============
LIABILITIES
Deposits:
  Noninterest bearing...  $ 16,585,367    $  193,450    $     --     $ 16,778,817    $ 1,491,473   $       --       $ 18,270,290
  Interest bearing......    47,344,663     1,515,106       3,376(B)    48,863,145      8,844,245       13,248(B)      57,720,638
                          ------------    ----------    --------     ------------    -----------   ----------       ------------
    Total deposits......    63,930,030     1,708,556       3,376       65,641,962     10,335,718       13,248         75,990,928
Federal funds borrowed
  and security
  repurchase
  agreements............     6,693,916       141,897          91(B)     6,835,904      1,182,385       63,082(B)       8,081,371
Borrowed funds..........     6,615,460        32,000          --        6,647,460        261,053           --          6,908,513
Long-term debt..........    23,666,292       364,866      20,061(B)    24,051,219      3,764,729      200,527(B)      28,016,475
Accrued expenses and
  other liabilities.....     3,699,091         6,951       4,658(F)     3,710,700        574,566      (42,979)(F)      4,242,287
                          ------------    ----------    --------     ------------    -----------   ----------       ------------
TOTAL LIABILITIES.......   104,604,789     2,254,270      28,186      106,887,245     16,118,451      233,878        123,239,574
                          ------------    ----------    --------     ------------    -----------   ----------       ------------
STOCKHOLDERS' EQUITY
Preferred Stock.........            --            --                           --          7,000       (3,486)(G)          3,514
Common Stock............     2,423,985           185      58,222(H)     2,482,392         14,538      208,104(H)       2,705,034
Capital Surplus.........     1,116,279       156,624     291,806(I)     1,564,709        305,632    1,436,237(I)       3,306,578
Retained earnings.......     5,723,720        61,083     (61,083)(K)    5,723,720        652,206     (652,206)(K)      5,723,720
Accumulated other
  comprehensive
  income................        64,687        (1,432)      1,432(K)        64,687        (80,322)      80,322(K)          64,687
Treasury Stock..........            --       (17,900)     17,900(L)            --             --           --                 --
                          ------------    ----------    --------     ------------    -----------   ----------       ------------
TOTAL STOCKHOLDERS'
  EQUITY................     9,328,671       198,560     308,277        9,835,508        899,054    1,068,971         11,803,533
                          ------------    ----------    --------     ------------    -----------   ----------       ------------
TOTAL LIABILITIES AND
  STOCKHOLDERS'
  EQUITY................  $113,933,460    $2,452,830    $336,463     $116,722,753    $17,017,505   $1,302,849       $135,043,107
                          ============    ==========    ========     ============    ===========   ==========       ============

See accompanying notes to pro forma combined consolidated financial information.

                           NATIONAL CITY CORPORATION
           UNAUDITED PRO FORMA COMBINED CONSOLIDATED INCOME STATEMENT
                      FOR THE YEAR ENDED DECEMBER 31, 2003
                                     (100%)

                                                                                                                     NATIONAL CITY,
                                                            PRO FORMA    NATIONAL CITY                  PRO FORMA    PROVIDENT, AND
(IN THOUSANDS,               NATIONAL CITY    ALLEGIANT    ADJUSTMENTS   AND ALLEGIANT    PROVIDENT    ADJUSTMENTS     ALLEGIANT
EXCEPT PER SHARE DATA)       -------------   -----------   -----------   -------------   -----------   -----------   --------------
INTEREST INCOME
Loans and loans held for
  sale.....................  $  5,584,681    $   104,982     $(8,591)(B) $  5,681,072    $   535,158    $(68,691)(B)  $  6,147,539
Investment securities......       372,635         12,911          --          385,546        186,427          --           571,973
Federal Funds sold and
  security
  resale agreements........         2,756            188          --            2,944          6,959          --             9,903
Other investments..........        37,750             --          --           37,750         29,014          --            66,764
                             ------------    -----------     -------     ------------    -----------    --------      ------------
  Total interest income....     5,997,822        118,081      (8,591)       6,107,312        757,558     (68,691)        6,796,179
INTEREST EXPENSE
Deposits...................       891,731         31,813      (3,376)(B)      920,168        215,641     (10,316)(B)     1,125,493
Federal funds borrowed and
  security repurchase
  agreements...............       132,397            789         (91)(B)      133,095         27,983      (8,918)          152,160
Borrowed funds.............        18,672          3,070          --           21,742          3,248          --            24,990
Long-term debt.............       587,016         14,161      (7,927)(B)      593,250        194,894     (71,022)(B)       717,122
                             ------------    -----------     -------     ------------    -----------    --------      ------------
  Total interest expense...     1,629,816         49,833     (11,394)       1,668,255        441,766     (90,256)        2,019,765
                             ------------    -----------     -------     ------------    -----------    --------      ------------
Net Interest Income........     4,368,006         68,248       2,803        4,439,057        315,792      21,565         4,776,414
Provision for Loan
  Losses...................       638,418          8,274          --          646,692        115,979          --           762,671
                             ------------    -----------     -------     ------------    -----------    --------      ------------
  Net interest income after
    provision for loan
    losses.................     3,729,588         59,974       2,803        3,792,365        199,813      21,565         4,013,743
NONINTEREST INCOME
Mortgage banking revenue...     1,482,026             --          --        1,482,026         37,718          --         1,519,744
Deposit service charges....       568,067          7,148          --          575,215         50,023          --           625,238
Payment processing
  revenue..................       477,888             --          --          477,888             --          --           477,888
Trust and investment
  management fees..........       291,075          2,880          --          293,955             --          --           293,955
Other......................       729,793         11,544          --          741,337        751,241          --         1,492,578
                             ------------    -----------     -------     ------------    -----------    --------      ------------
  Total fees and other
    income.................     3,548,849         21,572          --        3,570,421        838,982          --         4,409,403
Securities gains, net......        47,152          5,329          --           52,481          6,307          --            58,788
                             ------------    -----------     -------     ------------    -----------    --------      ------------
  Total noninterest
    income.................     3,596,001         26,901          --        3,622,902        845,289          --         4,468,191
NONINTEREST EXPENSE
Salaries, wages, and
  benefits.................     2,215,686         26,335          --        2,242,021        253,399          --         2,495,420
Equipment..................       261,421          3,398          --          264,819        391,693          --           656,512
Net occupancy..............       232,989          4,362          --          237,351         25,365          --           262,716
Other......................     1,378,027         19,370       6,038(E)     1,403,435        229,598      29,818(E)      1,662,851
                             ------------    -----------     -------     ------------    -----------    --------      ------------
  Total noninterest
    expense................     4,088,123         53,465       6,038        4,147,626        900,055      29,818         5,077,499
Income before income tax
  expense and cumulative
  effect of changes in
  accounting principles....     3,237,466         33,410      (3,235)       3,267,641        145,047      (8,253)        3,404,435
  Income tax expense.......     1,120,402         10,550      (1,132)(M)    1,129,820         47,145      (2,889)(M)     1,174,076
                             ------------    -----------     -------     ------------    -----------    --------      ------------
Income before cumulative
  effect of changes in
  accounting principles....     2,117,064         22,860      (2,103)       2,137,821         97,902      (5,364)        2,230,359
Cumulative effect of
  changes in accounting
  principles...............            --             --          --               --         (1,202)         --            (1,202)
                             ------------    -----------     -------     ------------    -----------    --------      ------------
NET INCOME.................  $  2,117,064    $    22,860     $(2,103)    $  2,137,821    $    96,700    $ (5,364)     $  2,229,157
                             ============    ===========     =======     ============    ===========    ========      ============
NET INCOME PER COMMON SHARE
Before cumulative effect of
  changes in accounting
  principles
  Basic....................                                                              $      1.99                  $       3.27
  Diluted..................                                                                     1.92                          3.24
After cumulative effect of
  changes in accounting
  principles
  Basic....................  $       3.46    $      1.34                 $       3.42    $      1.96                  $       3.27
  Diluted..................          3.43           1.32                         3.39           1.90                          3.24
AVERAGE COMMON SHARES
  OUTSTANDING
  Basic....................   616,205,682     17,045,432                  625,404,527     48,830,235                   680,826,844
  Diluted..................   616,410,043     17,295,915                  630,817,540     50,949,643                   688,645,385

See accompanying notes to pro forma combined consolidated financial information.

                           NATIONAL CITY CORPORATION
                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                            AS OF DECEMBER 31, 2003
                                     (51%)

                                                                                                                 NATIONAL CITY,
                                                      PRO FORMA     NATIONAL CITY                  PRO FORMA     PROVIDENT, AND
                        NATIONAL CITY   ALLEGIANT    ADJUSTMENTS    AND ALLEGIANT    PROVIDENT    ADJUSTMENTS      ALLEGIANT
(IN THOUSANDS)          -------------   ----------   -----------    -------------   -----------   -----------    --------------
ASSETS
Cash and demand
  balances due from
  banks...............  $  3,595,706    $   65,371    $(234,059)(J) $  3,427,018    $   273,299   $       --      $  3,700,317
Federal Funds sold and
  security resale
  agreements..........       162,347           405           --          162,752        253,273           --           416,025
Investment
  securities..........     6,865,616       366,497        1,873(A)     7,233,986      4,527,912      (59,600)(A)    11,702,298
Other investments.....       830,887            --           --          830,887        119,646           --           950,533
Loans held for sale...    15,367,559         8,825           --       15,376,384        595,505           --        15,971,889
Portfolio loans.......    79,278,853     1,839,463       15,158(B)    81,133,474      8,895,530       62,648(B)     90,091,652
Allowance for loan
  losses..............    (1,125,329)      (19,718)          --       (1,145,047)      (160,000)          --        (1,305,047)
                        ------------    ----------    ---------     ------------    -----------   ----------      ------------
  Net portfolio
    loans.............    78,153,524     1,819,745       15,158       79,988,427      8,735,530       62,648        88,786,605
Properties and
  equipment...........     1,125,526        43,732           --        1,169,258      1,746,101           --         2,915,359
Mortgage servicing
  assets..............     1,298,417            --           --        1,298,417        156,787      (12,100)(C)     1,443,104
Goodwill..............     1,103,340        46,029      274,769(D)     1,424,138         81,801    1,147,901(D)      2,653,840
Other intangible
  assets..............        62,475         8,834       35,885(E)       107,194          6,576      164,000(E)        277,770
Accrued income and
  other assets........     5,368,063        93,392           --        5,461,455        521,075           --         5,982,530
                        ------------    ----------    ---------     ------------    -----------   ----------      ------------
TOTAL ASSETS..........  $113,933,460    $2,452,830    $  93,626     $116,479,916    $17,017,505   $1,302,849      $134,800,270
                        ============    ==========    =========     ============    ===========   ==========      ============
LIABILITIES
Deposits:
  Noninterest
    bearing...........  $ 16,585,367    $  193,450    $      --     $ 16,778,817    $ 1,491,473   $       --      $ 18,270,290
  Interest bearing....    47,344,663     1,515,106        3,376(B)    48,863,145      8,844,245       13,248(B)     57,720,638
                        ------------    ----------    ---------     ------------    -----------   ----------      ------------
    Total deposits....    63,930,030     1,708,556        3,376       65,641,962     10,335,718       13,248        75,990,928
Federal funds borrowed
  and security
  repurchase
  agreements..........     6,693,916       141,897           91(B)     6,835,904      1,182,385       63,082(B)      8,081,371
Borrowed funds........     6,615,460        32,000           --        6,647,460        261,053           --         6,908,513
Long-term debt........    23,666,292       364,866       20,061(B)    24,051,219      3,764,729      200,527(B)     28,016,475
Accrued expenses and
  other liabilities...     3,699,091         6,951        4,658(F)     3,710,700        574,566      (42,979)(F)     4,242,287
                        ------------    ----------    ---------     ------------    -----------   ----------      ------------
TOTAL LIABILITIES.....   104,604,789     2,254,270       28,186      106,887,245     16,118,451      233,878       123,239,574
                        ------------    ----------    ---------     ------------    -----------   ----------      ------------
STOCKHOLDERS' EQUITY
Preferred Stock.......            --            --           --               --          7,000       (3,486)(G)         3,514
Common Stock..........     2,423,985           185       29,603(H)     2,453,773         14,538      208,104(H)      2,676,415
Capital Surplus.......     1,116,279       156,624       77,588(I)     1,350,491        305,632    1,436,237(I)      3,092,360
Retained earnings.....     5,723,720        61,083      (61,083)(K)    5,723,720        652,206     (652,206)(K)     5,723,720
Accumulated other
  comprehensive
  income..............        64,687        (1,432)       1,432(K)        64,687        (80,322)      80,322(K)         64,687
Treasury stock........            --       (17,900)      17,900(L)            --             --           --                --
                        ------------    ----------    ---------     ------------    -----------   ----------      ------------
Total Stockholders'
  Equity..............     9,328,671       198,560       65,440        9,592,671        899,054    1,068,971        11,560,696
                        ------------    ----------    ---------     ------------    -----------   ----------      ------------
TOTAL LIABILITIES AND
  STOCKHOLDERS'
  EQUITY..............  $113,933,460    $2,452,830    $  93,626     $116,479,916    $17,017,505   $1,302,849      $134,800,270
                        ============    ==========    =========     ============    ===========   ==========      ============

See accompanying notes to pro forma combined consolidated financial information.

                           NATIONAL CITY CORPORATION
           UNAUDITED PRO FORMA COMBINED CONSOLIDATED INCOME STATEMENT
                      FOR THE YEAR ENDED DECEMBER 31, 2003
                                     (51%)

                                                               PRO FORMA    NATIONAL CITY                  PRO FORMA
(IN THOUSANDS,                  NATIONAL CITY    ALLEGIANT    ADJUSTMENTS   AND ALLEGIANT    PROVIDENT    ADJUSTMENTS
EXCEPT PER SHARE DATA)          -------------   -----------   -----------   -------------   -----------   -----------
INTEREST INCOME
Loans and loans held for
  sale........................  $  5,584,681    $   104,982     $(8,591)(B) $  5,681,072    $   535,158    $(68,691)(B)
Investment securities.........       372,635         12,911          --          385,546        186,427          --
Federal Funds sold and
  security resale
  agreements..................         2,756            188          --            2,944          6,959          --
Other investments.............        37,750             --          --           37,750         29,014          --
                                ------------    -----------     -------     ------------    -----------    --------
    Total interest income.....     5,997,822        118,081      (8,591)       6,107,312        757,558     (68,691)
INTEREST EXPENSE
Deposits......................       891,731         31,813      (3,376)(B)      920,168        215,641     (10,316)(B)
Federal funds borrowed and
  security repurchase
  agreements..................       132,397            789         (91)(B)      133,095         27,983      (8,918)
Borrowed funds................        18,672          3,070          --           21,742          3,248          --
Long-term debt................       587,016         14,161      (7,927)(B)      593,250        194,894     (71,022)(B)
                                ------------    -----------     -------     ------------    -----------    --------
      Total interest
        expense...............     1,629,816         49,833     (11,394)       1,668,255        441,766     (90,256)
                                ------------    -----------     -------     ------------    -----------    --------
  Net Interest Income.........     4,368,006         68,248       2,803        4,439,057        315,792      21,565
Provision for Loan Losses.....       638,418          8,274          --          646,692        115,979          --
                                ------------    -----------     -------     ------------    -----------    --------
      Net interest income
        after provision for
        loan losses...........     3,729,588         59,974       2,803        3,792,365        199,813      21,565
NONINTEREST INCOME
Mortgage banking revenue......     1,482,026             --          --        1,482,026         37,718          --
Deposit service charges.......       568,067          7,148          --          575,215         50,023          --
Payment processing revenue....       477,888             --          --          477,888             --          --
Trust and investment
  management fees.............       291,075          2,880          --          293,955             --          --
Other.........................       729,793         11,544          --          741,337        751,241          --
                                ------------    -----------     -------     ------------    -----------    --------
      Total fees and other
        income................     3,548,849         21,572          --        3,570,421        838,982          --
Securities gains, net.........        47,152          5,329          --           52,481          6,307          --
                                ------------    -----------     -------     ------------    -----------    --------
      Total noninterest
        income................     3,596,001         26,901          --        3,622,902        845,289          --
NONINTEREST EXPENSE
Salaries, wages, and
  benefits....................     2,215,686         26,335          --        2,242,021        253,399          --
Equipment.....................       261,421          3,398          --          264,819        391,693          --
Net occupancy.................       232,989          4,362          --          237,351         25,365          --
Other.........................     1,378,027         19,370       6,038(E)     1,403,435        229,598      29,818(E)
                                ------------    -----------     -------     ------------    -----------    --------
      Total noninterest
        expense...............     4,088,123         53,465       6,038        4,147,626        900,055      29,818
Income before income tax
  expense and cumulative
  effect of changes in
  accounting principles.......     3,237,466         33,410      (3,235)       3,267,641        145,047      (8,253)
    Income tax expense........     1,120,402         10,550      (1,132)(M)    1,129,820         47,145      (2,889)(M)
                                ------------    -----------     -------     ------------    -----------    --------
Income before cumulative
  effect of changes in
  accounting principles.......     2,117,064         22,860      (2,103)       2,137,821         97,902      (5,364)
Cumulative effect of changes
  in accounting principles....            --             --          --               --         (1,202)         --
                                ------------    -----------     -------     ------------    -----------    --------
NET INCOME....................  $  2,117,064    $    22,860     $(2,103)    $  2,137,821    $    96,700    $ (5,364)
                                ============    ===========     =======     ============    ===========    ========
NET INCOME PER COMMON SHARE
Before cumulative effect of
  changes in accounting
  principles
  Basic.......................                                                              $      1.99
  Diluted.....................                                                                     1.92
After cumulative effect of
  changes in accounting
  principles
  Basic.......................  $       3.46    $      1.34                 $       3.46    $      1.96
  Diluted.....................          3.43           1.32                         3.43           1.90
AVERAGE COMMON SHARES
  OUTSTANDING
  Basic.......................   616,205,682     17,045,432                  618,447,093     48,830,235
  Diluted.....................   616,410,043     17,295,915                  623,757,867     50,949,643

                                NATIONAL CITY,
                                PROVIDENT, AND
(IN THOUSANDS,                    ALLEGIANT
EXCEPT PER SHARE DATA)          --------------
INTEREST INCOME
Loans and loans held for
  sale........................   $  6,147,539
Investment securities.........        571,973
Federal Funds sold and
  security resale
  agreements..................          9,903
Other investments.............         66,764
                                 ------------
    Total interest income.....      6,796,179
INTEREST EXPENSE
Deposits......................      1,125,493
Federal funds borrowed and
  security repurchase
  agreements..................        152,160
Borrowed funds................         24,990
Long-term debt................        717,122
                                 ------------
      Total interest
        expense...............      2,019,765
                                 ------------
  Net Interest Income.........      4,776,414
Provision for Loan Losses.....        762,671
                                 ------------
      Net interest income
        after provision for
        loan losses...........      4,013,743
NONINTEREST INCOME
Mortgage banking revenue......      1,519,744
Deposit service charges.......        625,238
Payment processing revenue....        477,888
Trust and investment
  management fees.............        293,955
Other.........................      1,492,578
                                 ------------
      Total fees and other
        income................      4,409,403
Securities gains, net.........         58,788
                                 ------------
      Total noninterest
        income................      4,468,191
NONINTEREST EXPENSE
Salaries, wages, and
  benefits....................      2,495,420
Equipment.....................        656,512
Net occupancy.................        262,716
Other.........................      1,662,851
                                 ------------
      Total noninterest
        expense...............      5,077,499
Income before income tax
  expense and cumulative
  effect of changes in
  accounting principles.......      3,404,435
    Income tax expense........      1,174,076
                                 ------------
Income before cumulative
  effect of changes in
  accounting principles.......      2,230,359
Cumulative effect of changes
  in accounting principles....         (1,202)
                                 ------------
NET INCOME....................   $  2,229,157
                                 ============
NET INCOME PER COMMON SHARE
Before cumulative effect of
  changes in accounting
  principles
  Basic.......................   $       3.31
  Diluted.....................           3.27
After cumulative effect of
  changes in accounting
  principles
  Basic.......................   $       3.31
  Diluted.....................           3.27
AVERAGE COMMON SHARES
  OUTSTANDING
  Basic.......................    673,869,410
  Diluted.....................    681,585,711

See accompanying notes to pro forma combined consolidated financial information.

         NOTES TO PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION
                                  (UNAUDITED)

     (A) Adjustment to the fair value of Allegiant's and Provident's investment securities.

     (B) Adjustment to fair value portfolio loans, deposits, security repurchase agreements, and long-term debt obligations of Allegiant and Provident. These fair value adjustments will be amortized into interest income and expense over the estimated remaining life of the acquired assets and liabilities. The amortization related to the portfolio loans, deposits, security repurchase agreements, and long-term debt of Allegiant is estimated to be $8.6 million, $3.4 million, $ .1 million, and $7.9 million, respectively, for the twelve-month period ended December 31, 2003. The amortization related to the portfolio loans, deposits, security repurchase agreements, and long-term debt of Provident is estimated to be $68.7 million, $10.3 million, $8.9 million, and $71.0 million, respectively, for the twelve-month period ended December 31, 2003.

     (C) Represents adjustment to fair value mortgage servicing assets of Provident.

     (D) Represents the net adjustment to write-off historical goodwill of Allegiant and Provident and to record goodwill created in connection with the mergers. The amounts presented for goodwill are estimates and could differ materially from the actual amounts of goodwill recorded on the consummation date of the mergers.

        In the case of the Allegiant merger, the amount of goodwill to be recorded will be impacted by mix of National City shares and cash exchanged at the consummation date as Allegiant shareholders have the right to receive 0.833 shares of National City common stock, cash, or a combination of the two, with at least 51% of the value of the merger consideration being paid in the form of National City common stock. The mix of shares or cash exchanged will affect the purchase price paid for Allegiant and thus, the amount of goodwill recorded. Assuming 100% and 51% of National City common stock is exchanged in connection with the Allegiant merger at December 31, 2003, goodwill is estimated to be $329.6 million and $320.8 million, respectively.

        Goodwill for the Provident merger is estimated to be $1.2 billion at December 31, 2003.

     (E) Represents the net adjustment to write-off historical core deposit intangibles of Allegiant and Provident and to record core deposit intangibles in connection with the mergers. Core deposit intangibles recognized are estimated to be $44.3 million and $164.0 million for Allegiant and Provident, respectively, at December 31, 2003. The value of these core deposit intangibles were derived using current assumptions and valuations, which are subject to change. Additionally, these core deposit intangibles will be amortized into noninterest income over an estimated period not to exceed 10 years based upon an accelerated amortization method. Core deposit intangible amortization for Allegiant and Provident is estimated to be $6.0 million and $29.8 million, respectively, for the twelve-month period ended December 31, 2003.

     (F) Adjustment to record the net impact of deferred income taxes associated with the following pro forma adjustments: fair value adjustments, write-off of historical goodwill and core deposit intangibles for Allegiant and Provident, and the recognition of core deposit intangibles made in connection with the mergers.

     (G) Represents the net adjustment to exchange one preferred share of Provident with one preferred share of National City. The net adjustment is comprised of the write-off of the historical preferred stock balance of Provident and the recognition of 70,272 shares of National City preferred stock based upon a stated par value of $50.

     (H) Represents the adjustment to record the net impact to common stock for the exchange of Allegiant and Provident common stock for National City common stock on the consummation date of the mergers. At the consummation date of the mergers, which is assumed to be December 31, 2003, the historical amount of common stock of Allegiant and Provident will be written-off and common stock of National City will be recorded based upon the stated par value of $4.

          As previously discussed in Note (D) above and on page 46, Allegiant shareholders have the right to receive 0.833 shares of National City common stock, cash, or the combination of the two, with at least 51% of the value of the merger consideration being paid in the form of National City common stock. The mix of shares or cash exchanged will affect the purchase price paid for Allegiant and thus, the amount of common stock that will ultimately be recorded at the consummation date. Assuming 100% of National City common stock is exchanged on December 31, 2003, the amount recorded to common stock is estimated to be $58.4 million, which is based upon the exchange of 14,601,848 of National City shares. Assuming 51% of National City common stock is exchanged on December 31, 2003, the amount recorded to common stock is estimated to be $29.8 million, which is based upon the exchange of 7,446,942 shares of National City common stock.

          In connection with the Provident merger, Provident shareholders will receive 1.135 shares of National City common stock. The amount recorded to common stock on December 31, 2003, is estimated to be $222.6 million, which is based upon the exchange of 55,660,397 shares of National City common stock.

     (I) Adjustment is comprised of the elimination of historical stockholders' equity of Allegiant and Provident and the additional paid in capital associated with the issuance of National City common stock on the consummation date of the mergers, which is assumed to be December 31, 2003. The elimination of Provident's stockholders' equity does not include an adjustment for preferred stock as one Provident preferred share will be exchanged for one National City preferred share. See Note
         (G) above.

     (J) Represents the estimated amount of cash to be paid to Allegiant shareholders assuming the minimum amount of National City common stock (51%) is exchanged on the consummation date of the Allegiant merger, which is assumed to be December 31, 2003.

     (K) These adjustments reflect the elimination of historical retained earnings and other comprehensive income (loss) of Allegiant and Provident.

     (L) The adjustment reflects the elimination of Allegiant's historical treasury stock balance.

     (M) Adjustment represents the tax benefit of pro forma adjustments using a tax rate of 35%.

             MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following discussion is a summary of the material federal income tax consequences of the merger to holders of Provident common stock. The discussion is based on the Internal Revenue Code, proposed, temporary and final Treasury regulations promulgated thereunder, published administrative rulings and pronouncements and judicial decisions in effect as of the date of this proxy statement/prospectus, all of which are subject to change, possibly with retroactive effect.

     This discussion is for general information only and does not address every aspect of the federal income tax laws that may be relevant to certain Provident stockholders in light of their individual circumstances, nor does it address the effects of any state, local or foreign tax laws on the merger. The tax treatment for a Provident stockholder may vary depending upon the stockholder's particular situation, and certain stockholders may be subject to special rules not discussed below, including, for example, insurance companies, tax-exempt organizations, financial institutions, partnerships and pass-through entities (or investors therein), regulated investment companies, foreign holders, persons that hold shares as a position in a "straddle," as a hedge against currency risk or a constructive sale or conversion transaction, broker-dealers, and individuals who received Provident common stock pursuant to the exercise of employee stock options or otherwise as compensation. In addition, the discussion relates only to persons who hold Provident common stock as a capital asset, and it does not consider the application of the Alternative Minimum Tax.

     Consummation of the merger is conditioned upon the receipt by Provident and National City of an opinion from Keating, Muething & Klekamp, P.L.L., Provident's counsel, to the effect that the merger will constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code. An opinion of counsel is not binding on the Internal Revenue Service or the courts. Further, no ruling has been or will be sought from the Internal Revenue Service as to the federal income tax consequences of the merger. As a result, the Internal Revenue Service may disagree with the federal income tax consequences discussed below.

     The opinion will be based on certain assumptions, facts existing at the time the merger becomes effective and on certain representations as to factual matters made by Provident and National City. If the basis of the opinion or any representations are incorrect in any material respects, the conclusions reached in the opinion could be jeopardized. Neither Provident nor National City is aware of any facts or circumstances which would cause any of its representations made to counsel to be untrue or incorrect in any material respect.

     Based on the opinion discussed above, the material federal income tax consequences that will result from the merger are:

     - A Provident stockholder will not recognize any income, gain or loss as a result of the receipt of National City common stock pursuant to the merger, except for cash received in lieu of a fractional share of National City common stock;

     - The tax basis of a Provident stockholder in the National City common stock received pursuant to the merger will be the same as the Provident stockholder's tax basis in the Provident common stock exchanged reduced by any cost basis amount allocable to a fractional share interest in National City common stock for which cash is received;

     - The holding period of a Provident stockholder for the National City common stock received pursuant to the merger will include the holding period of the Provident common stock surrendered to the extent the Provident common stock exchanged is held as a capital asset at the time of the merger;

     - A Provident stockholder who receives cash in lieu of a fractional share interest in National City common stock pursuant to the merger will be treated as if the fractional shares were actually issued by National City as part of the exchange and then redeemed by National City for cash. These cash payments will be treated as having been received in exchange for the redeemed fractional share interests under section 302(a) of the Code. A similar circumstance will occur for holders of Provident shares that receive cash in the exercise of dissenters' rights. The receipt of such cash payments will generally result in capital gain (taxed at a maximum Federal rate of 15% for shares held for more than one year) or loss in an amount equal to the difference between the amount of cash received and the basis of the fractional National City common stock;

     - No income, gain or loss will be recognized by Provident, National City or their respective subsidiaries solely as a consequence of the merger; and

     - Provident shareholders will also be required to file certain information with their Federal income tax returns and to retain certain records with regard to the merger.

     THE FOREGOING DISCUSSION IS ONLY A SUMMARY AND IS NOT A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL TAX EFFECTS RELEVANT TO A DECISION WHETHER TO VOTE IN FAVOR OF APPROVAL OF THE MERGER AGREEMENT. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR IN DETERMINING THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX CONSEQUENCES, AND ANY OTHER TAX CONSEQUENCES, OF THE MERGER TO YOU.

                       RIGHTS OF DISSENTING SHAREHOLDERS

     Holders of Provident common stock must take certain steps prescribed by Ohio law if they wish to exercise dissenters' rights with respect to the merger. The following description of such steps is not complete and is qualified in its entirety by Sections 1701.84 and 1701.85 of the Ohio Revised Code. You should read Sections 1701.84 and 1701.85 of the Ohio Revised Code which are attached as Annex C to this document. FAILURE TO TAKE ANY ONE OF THE REQUIRED STEPS MAY RESULT IN TERMINATION OF THE SHAREHOLDER'S DISSENTERS' RIGHTS UNDER THE OHIO REVISED CODE. If you are a holder of Provident common stock considering dissenting, you should consult your own legal advisor.

     To exercise dissenters' rights, you must satisfy five conditions:

     - you must be a shareholder of record on March   , 2004;

     - you must not vote dissenting shares in favor of the merger;

     - you must deliver a written demand for "fair cash value" of the dissenting shares within ten days of the shareholder vote on the merger agreement;

     - if Provident, or National City as the successor to Provident in the merger, requests, you must send within fifteen days of its request, your stock certificates so that a legend may be added stating that a demand for "fair cash value" has been made; and

     - within three months of your written demand to receive "fair cash value," you must file a complaint in court for a determination of the "fair cash value" or you and Provident, or National City, if after the merger, must have agreed on the "fair cash value."

     All demands, deliveries and other correspondence should be sent to Provident, or National City if such correspondence follows the merger, at the applicable address on page 1. The following is a more detailed description of the conditions you must satisfy to perfect dissenters' rights:

     MUST BE A SHAREHOLDER OF RECORD.  To be entitled to dissenters' rights, you
must be the record holder of the dissenting shares as of March   , 2004. If you
have a beneficial interest in shares of common stock that are held of record in the name of another person, you must act promptly to cause the shareholder of record to follow the required procedures.

     NOT VOTE IN FAVOR OF THE MERGER. You must not vote shares as to which you seek "fair cash value" in favor of the approval and adoption of the merger agreement at the special meeting. This requirement will be satisfied:

     - if you submit a properly executed proxy with instructions to vote "against" the adoption of the merger agreement or to "abstain" from this vote;

     - if you do not return a proxy and no vote is cast at the special meeting in favor of the adoption of the merger agreement; or

     - if you revoke a proxy and later "abstain" from or vote "against" the adoption of the merger agreement.

     A VOTE FOR THE MERGER AGREEMENT IS A WAIVER OF DISSENTERS' RIGHTS. A proxy that is returned signed but on which no voting preference is indicated will be voted in favor of the adoption of the merger agreement and will constitute a waiver of dissenters' rights. Voting "against" or not voting does not constitute a waiver of dissenters' rights.

     FILING A WRITTEN DEMAND. You must serve a written demand for the "fair cash value" of dissenting shares upon Provident (or National City, after the
merger) on or before      , the tenth day after the shareholder vote approving
the merger. Neither Provident nor National City will inform shareholders of the expiration of the ten-day period, and each advises you to retain this document. The required written demand must specify your name and address, the number of
dissenting shares held of record on      and the amount claimed as the "fair
cash value" of the dissenting shares. Voting against the merger is not a written demand as required by Section 1701.85 of the Ohio Revised Code.

     DELIVERY OF CERTIFICATES FOR LEGENDING. If requested, you must submit your certificates for dissenting shares to Provident, or National City, after the merger, within fifteen days after Provident sends its request for endorsement on the certificates of a legend that demand for fair cash value has been made. The certificates will be returned promptly to you.

     PETITIONS TO BE FILED IN COURT. If you and Provident, or National City, after the merger, cannot agree on the "fair cash value" of the dissenting shares, you must, within three months after service of your demand for "fair cash value," file a complaint in the Court of Common Pleas of Hamilton County, Ohio, located in Cincinnati, for a determination of the "fair cash value" of the dissenting shares. The court, if it determines that you are entitled to be paid the "fair cash value" of the dissenting shares, may determine the value of those shares. The court will determine the "fair cash value" per share. The costs of the proceeding, including reasonable compensation to the appraisers, will be assessed as the court considers equitable. "Fair cash value" is the amount that a willing seller, under no compulsion to sell, would be willing to accept, and that a willing buyer, under no compulsion to purchase, would be willing to pay. In no event will the "fair cash value" be in excess of the amount specified in the dissenting shareholder's demand. Fair cash value is
determined as of      , the day before the special meeting. The amount of the
"fair cash value" excludes any appreciation or depreciation in market value of your shares resulting from the merger. The "fair cash value" of your shares may be higher, the same or lower than the market value of the common stock on the date of the merger.

     Your right to be paid the "fair cash value" of the dissenting shares will terminate if:

     - for any reason the merger does not become effective;

     - you fail to make a timely written demand;

     - you do not, upon request of Provident, timely surrender your share certificates for an endorsement of a legend that demand for the "fair cash value" of the dissenting shares has been made;

     - you withdraw your demand, with the consent of Provident, or National City, after the merger; or

     - Provident, or National City, after the merger, and you have not come to an agreement as to the fair cash value of the dissenting shares and you have not filed a complaint.

                       COMPARATIVE RIGHTS OF SHAREHOLDERS

     The rights of Provident shareholders are governed by applicable laws of the State of Ohio, including the Ohio Revised Code, and Provident's Articles of Incorporation and Code of Regulations. As a result of the merger, the shareholders of Provident will become stockholders of National City, whose rights are governed by the applicable laws of the State of Delaware, including the Delaware General Corporation Law and National City's Certificate of Incorporation and Bylaws. The following discussion is intended only to highlight certain differences between the rights of shareholders under Ohio law and stockholders under Delaware law generally, and specifically with respect to the shareholders of Provident and National City, but is not intended to be an exhaustive discussion or comparison of such rights.

     The statements in this section are qualified in their entirety by reference to, and are subject to, the detailed provisions of the Delaware General Corporation Law, the Ohio Revised Code, other applicable Delaware and Ohio laws, National City's Certificate of Incorporation and Bylaws and Provident's Articles of Incorporation and Code of Regulations, as applicable. Copies of National City's Certificate of Incorporation and Bylaws and Provident's Articles of Incorporation and Code of Regulations are incorporated by reference herein and will be sent to Provident's shareholders upon request. See "Questions and Answers About the Merger and the Provident Special Shareholders Meeting -- Whom should I call with questions?"

CERTAIN DIFFERENCES BETWEEN OHIO AND DELAWARE CORPORATION STATUTES

     Shareholder Approval of Certain Corporate Transactions. Ohio law generally requires approval of mergers, dissolution, dispositions of all or substantially all of an Ohio corporation's assets, and majority share acquisitions and combinations involving issuance of shares representing one-sixth or more of the voting power of the corporation immediately after the consummation of the transaction (other than so-called "parent-subsidiary" mergers) by two-thirds of the voting power of the corporation, unless the articles of incorporation specify a different proportion. Provident's Articles of Incorporation do not provide otherwise. Delaware law requires that a merger, consolidation, disposition of all or substantially all the assets or voluntary dissolution of a corporation be approved by the affirmative vote of holders of a majority of the outstanding shares entitled to vote thereon (except as indicated below). Both Delaware law and Ohio law require that mergers be approved by the board of directors, and require board of director approval of dispositions of all or substantially all of the corporation's assets. Under Delaware law, shareholder approval is not required for mergers in which:

     - the certificate of incorporation of the surviving corporation is not amended;

     - shares of the surviving corporation outstanding before the merger are unchanged; and

     - new shares to be issued in the merger do not exceed 20% of the shares outstanding before the merger.

     Amendment of Charter. To amend an Ohio corporation's articles of incorporation, Ohio law requires the approval of shareholders of the corporation holding two-thirds of the voting power of the corporation or, in cases in which class voting is required, of shareholders of the corporation holding two-thirds of the voting power of that class, unless otherwise specified in the corporation's articles of incorporation. Provident's Articles of Incorporation do not provide otherwise.

     Delaware law requires that an amendment to a Delaware corporation's certificate of incorporation be approved by the affirmative vote of holders of a majority of the outstanding shares entitled to vote on the amendment.

     Amendment of Bylaws or Code of Regulations. Ohio law provides that only shareholders of an Ohio corporation have the power to amend and repeal the corporation's code of regulations. Ohio law also provides that any amendment to the code of regulations or the articles of incorporation of a corporation whose directors are classified that would change or eliminate the classification of directors may be adopted by the shareholders only at a meeting expressly held for that purpose by the vote described above and by the affirmative vote of at least a majority of disinterested shares voted on the proposal. Under Delaware law, the stockholders have the power to adopt, amend or repeal bylaws, provided that the corporation may in its certificate of incorporation confer that authority on the board of directors as well. Under Delaware law, the fact that such power has been conferred on the board of directors does not limit the power of the stockholders to adopt, amend or repeal bylaws.

     Dissenter's Appraisal Rights. Under Ohio law, dissenting shareholders of an Ohio corporation are entitled to appraisal rights in connection with:

     - the lease, sale, exchange, transfer or other disposition of all or substantially all of the assets of the corporation;

     - certain amendments to the corporation's articles of incorporation;

     - the corporation being merged into or consolidated with another corporation; and

     - any merger, combination or majority share acquisition in which the corporation is the acquiring corporation, if the shareholders of the corporation are entitled to voting rights in connection with such transaction.

     Ohio law provides that a shareholder of an Ohio corporation must deliver a written demand to the corporation not later than ten days after the taking of the vote on the matter giving rise to appraisal rights in order to retain those rights. See "Rights of Dissenting Shareholders" and Annex C to this prospectus/proxy statement for more information on rights of dissenting Provident shareholders with respect to the merger.

     Delaware law grants appraisal rights only in connection with mergers and consolidations, and grants no appraisal rights with respect to mergers in which the corporation's shares are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or are held of record by more than 2,000 shareholders, or the corporation is the surviving corporation in the merger and no vote of its shareholders is required under the Delaware law, with certain exceptions.

     Anti-takeover Provisions. Chapter 1704 of the Ohio Revised Code prohibits an "interested shareholder," generally a shareholder or group of shareholders entitled to exercise 10% or more of a corporation's voting power, from engaging in a wide range of business combinations, such as mergers and significant asset sales, with an "issuing public corporation" for three years after the date on which a shareholder becomes an interested shareholder, unless the directors of the corporation approved the transaction or the share purchase by the interested shareholder prior to the share acquisition date. Provident's directors approved the merger for these purposes.

     Under Section 1701.831 of the Ohio Revised Code, unless the articles of incorporation or code of regulations of an Ohio corporation otherwise provide, any control share acquisition of an issuing public corporation can only be made with the prior approval of the shareholders of the corporation. Provident's Articles of Incorporation expressly provide that the provisions of Section 1701.831 of the Ohio Revised Code do not apply to Provident.

     Delaware law prohibits a Delaware corporation that has a class of stock which is listed on a national stock exchange or which has 2,000 or more stockholders of record from engaging in a business combination with an interested stockholder, generally, the beneficial owner of 15% or more of the corporation's outstanding voting stock, for three years following the time the stockholder became an interested stockholder, unless prior to that time the corporation's board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; at least two-thirds of the outstanding shares not owned by that interested stockholder approve the business combination or upon becoming an interested stockholder, that stockholder owned at least 85% of the outstanding voting stock, excluding shares owned by persons who are directors and also officers, as well as shares owned by some employee stock plans.

     Profit Recapture Provision. Section 1707.043 of the Ohio Revised Code provides that if a shareholder disposes of an Ohio corporation's stock for a profit of more than $250,000 within 18 months after announcing an intention to make a proposal to acquire control of the corporation, then the corporation may recover the profit unless the shareholder proves in court that:

     - its sole purpose in making the proposal was to acquire control of the corporation and it had reasonable grounds to believe it would succeed; or

     - it did not make the proposal for the purpose of manipulating the market, increasing its profit or decreasing its loss, and the proposal did not have a material adverse effect on the price or trading volume of the shares of the Ohio corporation.

     Delaware law does not have a comparable provision.

     Liability of Directors and Officers. Ohio law provides no provision limiting the liability of officers, employees or agents of an Ohio corporation. Instead, under Ohio law, a director of an Ohio corporation is not liable for monetary damages unless it is proved by clear and convincing evidence that the director's action or failure to act was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation. This process does not apply to unlawful payments of dividends or unlawful purchases or redemptions of stock. Provident's Code of Regulations provides that it shall indemnify its directors and officers to the fullest extent provided by applicable Ohio law as currently exists or may be broadened by amendment and shall advance to officers and directors, under specified circumstances, funds for expenses, liabilities and loss actually and reasonably incurred or suffered in connection with defending pending or threatened suits. Additionally, Provident maintains insurance on behalf of its directors, officers, employees and agents.

     Under Delaware law, the personal liability of directors of a Delaware corporation for monetary damages for a breach of fiduciary duty may be eliminated or limited in the corporation's certificate of incorporation. A director's liability cannot, however, be eliminated or limited for any breach of the director's duty of loyalty to the corporation or its stockholders or acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, or unlawful payments of dividends or unlawful purchases or redemptions of stock or any transaction from which the director derived an improper personal benefit.

     Duties of Directors. Ohio law requires a director of an Ohio corporation to perform his or her duties as a director:

     - in good faith;

     - with the care an ordinarily prudent person in a like position would exercise;

     - under similar circumstances; and

     - in a manner the director reasonably believes to be in or not opposed to the best interests of the corporation.

     In determining what a director reasonably believes to be in the best interests of the corporation, the director must consider the interests of the corporation's shareholders and may consider, in his or her discretion, any of the following:

     - the interests of the corporation's employees, suppliers, creditors and customers;

     - the economy of the state and the nation;

     - community and societal considerations; and

     - the long-term and short-term interests of the corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the corporation.

     Ohio law provides that a director will not be found to have violated his or her duties as a director, unless it is proved by clear and convincing evidence that the director has not acted in good faith, in a manner the director reasonably believes to be in or not opposed to the best interests of the corporation, or with the care that an ordinarily prudent person in a like position would use under similar circumstances. This standard applies in any action brought against a Provident director, except for unlawful dividends or unlawful stock purchases or redemptions, including actions involving or affecting a change or potential change in control of Provident, a termination or potential termination of the director's service to Provident as a director or the director's service in any other position or relationship with Provident.

     Delaware does not have a statutory provision setting forth the standards of conduct governing directors in carrying out their duties. Opinions of the Delaware courts, however, have established that directors of Delaware corporations owe a fiduciary duty to the corporations on whose board they serve and the stockholders of those corporations. Under Delaware law, the fiduciary responsibilities of directors have been said to include a duty of loyalty and a duty of care. The duty of loyalty has been said to require directors to refrain from self-dealing. The Delaware Supreme Court has stated that the duty of care requires "directors . . . in managing the corporate affairs . . . to use that amount of care which ordinarily careful and prudent men would use in similar circumstances." Later decisions of the Delaware courts have established that directors' liability for a breach of the duty of care is "predicated on concepts of gross negligence."

     A party challenging the decision of a board of directors generally bears the burden of rebutting the applicability of the so-called "business judgment rule." As stated by the Delaware Supreme Court, the business judgment rule is "a presumption that in making a business decision the directors of a corporation acted on an informed basis, in good faith and in the honest belief that the action was taken in the best interests of the company." The party challenging the decision may overcome the presumption by demonstrating that the directors did not act in good faith or otherwise breached their fiduciary duties in reaching their decision. Where the presumption is not overcome, it has been said that the courts will not generally disturb the business judgment exercised by directors in making their decisions. If the presumption is rebutted, and in some other circumstances, the directors bear the burden of demonstrating the entire fairness of the challenged transaction. Ohio courts have established a similar rule. Notwithstanding the business judgment rule, Delaware courts may subject directors' conduct to enhanced scrutiny in taking defensive actions in response to a threat to corporate control or approving a transaction resulting in a sale of control.

     Shareholder Action by Written Consent. Ohio law provides that any action that may be taken by shareholders of an Ohio corporation at a meeting of shareholders may be taken without a meeting but only with the unanimous written consent of all shareholders entitled to vote at the meeting. Delaware law permits shareholders to act without a meeting, without prior notice and without a vote, if consents in writing setting forth the action so taken are signed by the holders of outstanding stock having the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote with respect to the subject matter thereof were present and voted.

     Payment of Dividends. Ohio law provides that dividends may be paid in cash, property or shares of an Ohio corporation's capital stock. Ohio law provides that an Ohio corporation may pay dividends out of surplus in certain circumstances and must notify the shareholders of the corporation if a dividend is paid out of capital surplus. Under Delaware law, a corporation generally may pay dividends out of the corporation's surplus or, if the corporation has no available surplus, out of net profits for the fiscal year in which the dividend is declared or the preceding fiscal year.

CERTAIN DIFFERENCES BETWEEN PROVIDENT'S ARTICLES AND REGULATIONS AND NATIONAL CITY'S CHARTER AND BYLAWS

     Cumulative Voting for Directors. Provident's shareholders have the right to cumulative voting in the election of directors if they comply with certain conditions. Unlike straight voting, where a shareholder casts all of his or her votes for or against a nominee for director, cumulative voting entitles each shareholder to cast an aggregate number of votes equal to the number of voting shares held, multiplied by the number of directors to be elected. Each shareholder may cast all of those votes for one nominee or distribute them among two or more nominees. The result is that holders of less than a majority of the outstanding shares of voting stock may have the ability to elect one or more members of the board. Where cumulative voting is not permitted, the holders of a majority of outstanding shares of voting stock of a corporation elect the entire board of directors of the corporation.

     Holders of National City common stock have no cumulative voting rights for the election of directors. This means the holders of a majority of outstanding shares of voting stock of a corporation may elect the entire board of directors of the corporation.

     Classes of Directors. Both Ohio and Delaware law provide that a corporation may divide its directors into classes so that each director stands for election once every two or three years. Provident and National City each has a single class of directors, and each director is elected to serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualified.

     Filling Vacancies on the Board. Provident's Code of Regulations provide that in the event of any vacancy in the Board of Directors for any cause, the remaining directors, though less than a majority of the whole board, may fill any such vacancy for the unexpired term.

     National City's Bylaws provide that vacancies in the office of any director due to death, resignation, disqualification, removal or other cause, and newly created directorships resulting from any increase in the authorized number of directors, may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election of directors and until their successors are duly elected and shall qualify. If there are no directors in office, then an election of directors may be held in the manner provided by Delaware law.

     Notice of Shareholder Proposals and Director Nominations. Provident's Code of Regulations permits shareholders entitled to vote to nominate candidates for election to Provident's Board of Directors and to introduce other business that is a proper matter for shareholder action in connection with any annual or special meeting. In either case, Provident's Code of Regulations requires shareholders to provide notice to Provident's secretary at least fifteen days prior to the meeting.

     National City's Bylaws provide that at an annual meeting of the stockholders, only business properly brought before the meeting will be conducted. For a stockholder to properly nominate a director for election at an annual meeting or request that a proposal be brought before an annual meeting, the stockholder must:

     - be a stockholder of record of National City at the time of the giving of the notice for an annual meeting;

     - be entitled to vote at such meeting; and

     - have given timely notice thereof in writing to the Secretary of National City.

     To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of National City not less than 60 calendar days prior to the annual meeting; provided, however, that if public announcement of the date of the annual meeting is not made at least 75 calendar days before the date of the annual meeting, notice by the stockholder to be timely must be so received not later than the close of business on the 10th calendar day following the day on which public announcement is first made of the date of the annual meeting.

     A stockholder's notice to the Secretary of National City must set forth as to each matter the stockholder proposes to bring before the annual meeting:

     - a description in reasonable detail of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;

     - the name and address, as they appear on National City's books, of the stockholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made;

     - the class and number of shares of National City stock that are owned beneficially and of record by the stockholder proposing such business and by the beneficial owner, if any, on whose behalf the proposal is made; and

     - any material interest of such stockholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made in such business.

     A stockholder's written notice to National City of a nomination of a person for election as director must include:

     - the name and address, as they appear on National City's books, of the stockholder giving the notice and of the beneficial owner, if any, on whose behalf the nomination is made;

     - a representation that the stockholder giving the notice is a holder of record of shares of stock of National City entitled to vote at such meeting and intends to appear in person or by proxy at such meeting to nominate the person or persons specified in the notice;

     - the class and number of shares of stock National City owned beneficially and of record by the stockholder giving the notice and by the beneficial owner, if any, on whose behalf the nomination is made;

     - a description of all arrangements or understandings between or among any of the stockholder giving the notice, the beneficial owner on whose behalf the notice is given, each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder giving the notice;

     - such other information regarding each nominee proposed by the stockholder giving the notice as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated, or intended to be nominated, by the Board of Directors; and

     - the signed consent of each nominee to serve as a director of National City if so elected.

     At a special meeting of the stockholders of National City, only such business may be conducted or considered as is properly brought before the meeting. To be properly brought before a special meeting, business must be specified in the notice of the meeting given by or at the direction of the chairman of the board or a majority of the Board of Directors or otherwise properly brought before the meeting by the presiding officer or by or at the direction of a majority of the Board of Directors.

     Calling Special Meetings of Shareholders. Under Provident's Code of Regulations, special meetings can be called by the Chairman of the Board, President or a majority of the Board of Directors or upon the request of holders of thirty-five percent of the voting power of Provident.

     Under National City's Bylaws, special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by its Certificate of Incorporation, may be called by the Chairman of the Board and shall be called by the Chairman of the Board or Secretary at the request in writing of a majority of the Board of Directors, or at the request in writing of stockholders owning a majority in amount of the entire capital stock of National City issued and outstanding and entitled to vote. The request must state the purpose or purposes of the proposed meeting.

     Notice of Meetings. Provident's Code of Regulations requires that notice of any special meeting be given to each shareholder, personally or by mail, not less than seven days nor more than sixty days before the meeting.

     National City's Bylaws require that written notice of the annual and any special meeting, stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called, shall be given not less than ten nor more than sixty days before the date of the meeting to each stockholder entitled to vote at the meeting.

     Amendment of Charter. Provident's Articles of Incorporation provide for amendments as prescribed by law; two-thirds of the voting power of Provident is required to amend its articles.

     National City's Certificate of Incorporation provides that National City reserves the right to amend, alter, change or repeal any provision contained in its Certificate of Incorporation in the manner prescribed by law, and all rights and powers conferred therein on stockholders, directors and officers are subject to such reserved power.

     Amendment of Bylaws or Code of Regulations. Provident's Code of Regulations may be amended at a meeting by the affirmative vote of shareholders entitled to exercise a majority of voting power on such proposal or without a meeting by written consent of holders of two-thirds of such voting power.

     National City's Bylaws provide that the Bylaws may be altered, amended or repealed or new Bylaws may be adopted by a majority vote of the members of the Board of Directors at any regular or special meeting duly convened, after notice to the directors of that purpose, or by the stockholders at any regular meeting of the stockholders or at any special meeting of the stockholders if notice of such alteration, amendment, repeal or adoption of new Bylaws be contained in the notice of such special meeting.

                           SUPERVISION AND REGULATION

     The following discussion briefly describes the material regulations governing bank holding companies and financial holding companies and their respective subsidiaries, referred to collectively in this discussion of supervision and regulation as holding companies, and provides specific information relevant to Provident and National City. These regulations are intended primarily for the protection of depositors and the federal deposit insurance funds and not for the protection of security holders. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to those provisions. A change in the statutes, regulations or regulatory policies applicable to Provident or National City or their respective subsidiaries may have a material adverse effect on Provident or National City.

     As holding companies, Provident and National City are subject to regulation under the Bank Holding Company Act of 1956, as amended, and to inspection, examination and supervision by the Board of Governors of the Federal Reserve System. Under the Bank Holding Company Act, holding companies may not acquire the ownership or control of more than 5% of the voting shares, or substantially all the assets, of any company, including a bank or another holding company, without the Federal Reserve Board's prior approval. Also, bank holding companies generally may engage only in non-banking and other activities that are determined by the Federal Reserve Board to be closely related to banking, while financial holding companies may engage in activities that are not only closely related to banking but also those activities that are determined to be complementary to banking.

     The Provident Bank is subject to primary federal regulation and examination by the Federal Reserve. In addition, The Provident Bank is regulated and examined by the Division of Financial Institutions of the Ohio Department of Commerce. Provident and National City and their respective subsidiaries also are affected by general economic conditions, the fiscal and monetary policies of the federal government and the Federal Reserve Board, and by various other governmental requirements and regulations.

LIABILITY FOR BANK SUBSIDIARIES

     Under current Federal Reserve Board policy, a holding company is expected to act as a source of financial and managerial strength to each of its subsidiary banks and to maintain resources adequate to support each subsidiary bank. This support may be required at times when the holding company may not have the resources to provide it. In the event of a holding company's bankruptcy, any commitment by the holding company to a U.S. federal bank regulatory agency to maintain the capital of a subsidiary bank would be assumed by the bankruptcy trustee, and such commitment would be entitled to priority of payment.

     The Provident Bank and the National City bank subsidiaries are FDIC-insured depository institutions. Any depository institution insured by the FDIC can be held liable for any loss incurred, or reasonably expected to be incurred, by the FDIC due to the default of an FDIC-insured depository institution controlled by the same parent holding company, or for any assistance provided by the FDIC to an FDIC-insured depository institution controlled by the same parent holding company and that is in danger of default. "Default" generally means the appointment of a conservator or receiver. "In danger of default" generally means the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance.

     Also, if a default occurred with respect to a bank, any capital loans to the bank from its parent holding company would be subordinate in right of payment to payment of the bank's depositors and certain of its other obligations.

CAPITAL REQUIREMENTS

     General. The Federal Reserve Board imposes risk-based capital requirements and guidelines on Provident and National City which are substantially similar to the capital requirements and guidelines imposed by the Federal Reserve Board and the FDIC on the depository institutions under their jurisdictions. For this purpose, the Federal Reserve Board assigns a depository institution's or holding company's assets, and some of its specified off-balance sheet commitments and obligations, to various risk categories.

A depository institution's or holding company's qualifying total capital, in turn, is classified in one of two tiers, depending on type:

        CORE ("TIER 1") CAPITAL           SUPPLEMENTARY ("TIER 2") CAPITAL
 -------------------------------------  -------------------------------------
 - common shareholders' equity          among other items:
 - qualifying non-cumulative            - allowances for loan and lease
  perpetual preferred stock,              losses, subject to limitations
  including related                     - perpetual preferred stock and
  surplus                                 related surplus
 - minority interests in equity         - hybrid capital instruments
  accounts of consolidated               mandatory convertible debt
  subsidiaries                          securities
 - less: goodwill and most              - term subordinated debt and
  intangible assets                       intermediate term preferred stock
                                          and related surplus, subject to
                                          limitations
                                        - unrealized holding gains on equity
                                          securities, subject to limitations

     Provident and National City currently are required to maintain Tier 1 capital and "total capital" (the sum of Tier 1 and Tier 2 minus required deductions) equal to at least 4% and 8%, respectively, of their total risk-weighted assets, including various off-balance sheet items, such as standby letters of credit. For a holding company to be considered "well capitalized" for regulatory purposes, its Tier 1 and total capital ratios must be at least 6% and 10% on a risk-adjusted basis, respectively. At December 31, 2003, Provident was well capitalized for Tier 1 capital purposes, with Tier 1 capital to total risk-based assets of 10.59%, and well capitalized for total capital purposes, with total capital to total risk-weighted assets of 12.44%. At December 31, 2003, National City was also well capitalized for Tier 1 capital purposes, with Tier 1 capital to total risk-based assets of 8.80%, and well capitalized for total capital purposes with total capital to total risk-weighted assets of 13.12%.

     The Federal Reserve Board and FDIC regulations require Provident and National City to incorporate market and interest rate risk components into their risk-based capital standards. Under these market risk requirements, capital is allocated to support the amount of market risk related to a financial institution's ongoing trading activities.

     The Federal Reserve Board also requires holding companies to maintain a minimum "leverage ratio," i.e., Tier 1 capital to average total consolidated assets, of at least 3% if the holding company has the highest regulatory rating and meets other requirements, or of at least 4% if the holding company does not meet these requirements. At December 31, 2003, Provident's leverage ratio was 8.13%, and National City's ratio was 7.43%.

     The Federal Reserve Board may set capital requirements higher than the minimums described above for holding companies whose circumstances warrant it. For example, holding companies experiencing or anticipating significant growth may be expected to maintain capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. The Federal Reserve Board has also indicated that it will consider a "tangible Tier 1 capital leverage ratio," deducting all intangibles and other indications of capital strength in evaluating proposals for expansion or new activities.

     The Provident Bank and National City's bank subsidiaries are subject to similar risk-based and leverage capital requirements adopted by the FDIC. The Provident Bank and National City's bank subsidiaries were in compliance with the applicable capital requirements as of December 31, 2003.

     Failure to meet capital requirements could subject a bank to a variety of enforcement remedies, including the termination of deposit insurance by the FDIC, and to restrictions on its business, which are described below under "-- Federal Deposit Insurance Corporation Improvement Act of 1991."

     Federal Deposit Insurance Corporation Improvement Act of 1991. The FDICIA, among other things, identifies five capital categories for insured depository institutions: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. It requires U.S. federal bank regulatory agencies to implement systems for "prompt corrective action" for insured depository institutions that do not meet minimum capital requirements based on these categories. The FDICIA imposes progressively more restrictive constraints on operations, management and capital distributions, depending on the category in which an institution is classified. Unless a bank or thrift is well capitalized, it is subject to restrictions on its ability to offer brokered deposits and on other aspects of its operations. An undercapitalized bank or thrift must develop a capital restoration plan, and its parent holding company must guarantee the bank's or thrift's compliance with the plan up to the lesser of 5% of the bank's or thrift's assets at the time it became undercapitalized or the amount needed to comply with the plan.

     As of December 31, 2003, The Provident Bank and National City's subsidiary banks were well capitalized, based on the guidelines described above. However, a bank's capital category is determined solely for the purpose of applying the FDIC's prompt corrective action regulations and the capital category may not constitute an accurate representation of the bank's overall financial condition or prospects for other purposes.

DIVIDEND RESTRICTIONS

     Federal and state laws limit the amount of dividends National City's subsidiary banks can pay to National City without regulatory approval. At January 1, 2004, the subsidiary banks could pay dividends of approximately $1.2 billion, plus an additional amount equal to their net profits for 2004, as defined by statute, up to the date of any such dividend declaration, without prior regulatory approval. At the same date, Provident's subsidiaries could pay $95.1 million of dividends, plus an additional amount equal to their net profits for 2004, as defined by statute, up to the date of any such dividend declaration, without prior regulatory approval.

     In addition, federal bank regulatory authorities have authority to prohibit National City and Provident from engaging in unsafe or unsound practices in conducting its business. The payment of dividends, depending upon the financial condition of National City or Provident, could be deemed an unsafe or unsound practice. The ability of the merged company to pay dividends in the future is currently, and could be further, influenced by bank regulatory policies and capital guidelines.

DEPOSIT INSURANCE ASSESSMENTS

     The deposits of The Provident Bank and the National City subsidiary banks are insured up to regulatory limits by the FDIC and, accordingly, are subject to deposit insurance assessments to maintain the Bank Insurance Fund and/or the Savings Association Insurance Fund administered by the FDIC. The FDIC has adopted regulations establishing a permanent risk-related deposit insurance assessment system. Under this system, the FDIC places each insured bank in one of nine risk categories based on the bank's capitalization and supervisory evaluations provided to the FDIC by the institution's primary federal regulator. Each insured bank's insurance assessment rate is then determined by the risk category in which it is classified by the FDIC.

SUPERVISORY ASSESSMENTS AND FEES

     All Ohio-chartered banks are required to pay annual assessments and various charges for application and examinations to the Division of Financial Institutions of the Ohio Department of Commerce to fund its operations. The annual assessments are based on bank asset size and are established annually by the Superintendent of the Division of Financial Institutions of the Ohio Department of Commerce, subject to the confirmation (and possible increase) of such assessments by the Division of Financial Institutions. Application and examination fees are established periodically by the superintendent of the Ohio Division of Financial Institutions of the Ohio Department of Commerce.

DEPOSITOR PREFERENCE STATUTE

     In the "liquidation or other resolution" of an insured depository institution by any receiver, federal legislation provides that deposits and certain claims for administrative expenses and employee compensation against the insured depository institution would be afforded a priority over other general unsecured claims against that institution, including federal funds and letters of credit.

BROKERED DEPOSITS

     Under FDIC regulations, no FDIC-insured depository institution can accept brokered deposits unless it is well capitalized, or is adequately capitalized and receives a waiver from the FDIC. In addition, these regulations prohibit any depository institution that is not well capitalized from paying an interest rate on deposits in excess of 75 basis points over certain prevailing market rates or, unless it provides certain notice to affected depositors, offering "pass through" deposit insurance on certain employee benefit plan accounts.

INTERSTATE BANKING AND BRANCHING

     Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, subject to certain concentration limits and other requirements:

     - holding companies, such as Provident and National City, can acquire banks and holding companies located in any state, subject to certain permitted state restrictions for age and deposit concentrations;

     - any subsidiary bank of a holding company can receive deposits, renew time deposits, close loans, service loans and receive loan payments on existing accounts as an agent for any other bank subsidiary of that holding company; and

     - banks can acquire branch offices outside their home states by merging with out-of-state banks, purchasing branches in other states and establishing de novo branch offices in other states. The ability of banks to acquire branch offices through purchase or opening of other branches is contingent, however, on the host state having adopted legislation "opting in" to those provisions of Riegle-Neal. In addition, the ability of a bank to merge with a bank located in another state is contingent on the host state not having adopted legislation "opting out" of that provision of Riegle-Neal.

CONTROL ACQUISITIONS

     The Change in Bank Control Act prohibits a person or group of persons from acquiring "control" of a holding company, unless the Federal Reserve Board has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of 10% or more of a class of voting stock of a holding company with a class of securities registered under Section 12 of the Securities Exchange Act of 1934, such as Provident or National City, would, under the circumstances set forth in the presumption, constitute acquisition of control of the holding company.

GRAMM-LEACH-BLILEY

     Enacted in 1999, the Gramm-Leach-Bliley Financial Services Modernization Act authorizes affiliations between banking, securities and insurance firms and authorizes financial holding companies and national banks to engage in a variety of new financial activities. National City is a financial holding company, while Provident is not. Among the new activities that are permitted to financial holding companies are expanded securities and insurance brokerage, a full range of securities underwriting, insurance underwriting and merchant banking. The Federal Reserve Board, in consultation with the Department of Treasury, may approve additional financial activities. National bank subsidiaries are permitted to engage in similar financial activities but only on an agency basis unless they are one of the 50 largest banks in the United States. National bank subsidiaries at this time are prohibited from insurance underwriting, real estate development and merchant banking. Although the Gramm-Leach-Bliley Act limits the range of companies with which a financial holding company may affiliate, it does permit affiliations with companies in the financial services industry.

FUTURE LEGISLATION

     Various legislation is from time to time introduced in the U.S. Congress and state legislatures that may change banking statutes and the operating environment of Provident, National City and their subsidiaries in substantial and unpredictable ways. We cannot predict whether potential legislation will ultimately be enacted, and, if enacted, the ultimate effect that it, or implementing regulations, would have upon the financial condition or results of operations of Provident, National City or any of their subsidiaries.

                        INFORMATION ABOUT NATIONAL CITY

COMPANY INFORMATION

     National City is a financial holding company headquartered in Cleveland, Ohio. National City operates through an extensive distribution network in Ohio, Michigan, Pennsylvania, Indiana, Kentucky and Illinois and also conducts selected consumer lending businesses and other financial services on a nationwide basis. National City's primary businesses include commercial and retail banking, consumer finance, asset management, mortgage financing and servicing and payment processing. Operations are primarily conducted through more than 1,100 branch banking offices located within a six-state footprint and over 330 retail mortgage offices located throughout the United States. Including its subsidiaries, National City had 33,331 full-time-equivalent employees at December 31, 2003. As of December 31, 2003, National City's consolidated total assets were $113.9 billion and its total stockholders' equity was $9.3 billion. Based on asset size, National City is one of the largest commercial banking organizations in the United States.

     National City's principal banking subsidiaries are National City Bank, National City Bank of Michigan/ Illinois, National City Bank of Pennsylvania, National City Bank of Kentucky and National City Bank of Indiana. National City Corporation is a legal entity separate and distinct from its subsidiary banks and other subsidiaries. A substantial portion of National City's cash revenue is received from its subsidiary banks in the form of cash dividends. Federal law limits the manner and amount of funding that National City's subsidiary banks may provide to it. The bank subsidiaries are limited as to the dividends they are allowed to pay. The type and amount of any security required to be pledged for any loans from National City's subsidiary banks to it is dictated by Section 23A of the Federal Reserve Act and Federal Reserve Board Regulation W. The Office of the Comptroller of the Currency is the primary federal regulator for National City's national bank subsidiaries.

     National City and its banking subsidiaries are required to meet various capital requirements. Failure to meet the minimum capital requirements can result in its being denied the right to acquire existing companies or establish new companies, its subsidiary banks being limited in their ability to pay dividends, its subsidiary banks being required to raise additional capital, an increase in the deposit insurance premiums payable to the FDIC and the potential loss of deposit insurance. National City and its subsidiary banks have consistently maintained capital levels at or above the "well-capitalized" level. The "well-capitalized" standard is the highest regulatory standard.

     For National City to maintain its financial holding company status, all of its subsidiary banks must be "well-capitalized" and "well-managed" and have a Community Reinvestment Act rating of "satisfactory or above" as determined by their federal regulator, which is the Office of the Comptroller of the Currency for National City's national banks and the FDIC for Madison Bank and Trust, an Indiana chartered bank subsidiary of National City. As of this time, all of these requirements have been met by National City's subsidiary banks.

RECENT TRANSACTION

     On November 20, 2003, National City announced that it entered into a definitive agreement to acquire Allegiant Bancorp, Inc., a $2.5 billion asset bank holding company headquartered in St. Louis, Missouri, that operates a 37-branch network in the metropolitan St. Louis area. National City's acquisition strategy includes the expansion into major markets where it can establish a significant presence. Adding the St. Louis market to National City's customer base is a logical and attractive expansion into territory that is culturally and demographically similar to National City's existing markets. It also allows National City to follow its growth strategy by further increasing its services throughout the Midwest.

     Under the terms of the agreement, Allegiant shareholders will receive either 0.833 share of National City common stock in a tax-free exchange or $27.25 in cash for each share of Allegiant common stock, or a combination of both. As of March 17, 2004, there were 17,727,314 shares of Allegiant common stock outstanding. The proposed merger is subject to regulatory approvals and approval by Allegiant's shareholders. National City has received the last of the required regulatory approvals on March 15, 2004 and has been informed that the Department of Justice waiting period will end on March 30, 2004. The special meeting of Allegiant's shareholders was held on March 19, 2004, and Allegiant's shareholders voted to approve the merger. The transaction is expected to close on or about April 9, 2004 but there is no assurance that the transaction will be consummated.

     In connection with the transaction, a registration statement on Form S-4 and an amended registration statement on Form S-4/A, containing the final proxy statement/prospectus related to the merger, were filed with the SEC. Copies of these filings are available at no cost on the SEC's website at www.sec.gov or on National City Corporation's website at www.nationalcity.com.

                   DESCRIPTION OF NATIONAL CITY CAPITAL STOCK

     National City is authorized to issue a total of 1,405,000,000 shares of all classes of stock. Of the total number of authorized shares of stock, 1,400,000,000 shares are common stock, par value $4.00 per share, and 5,000,000 shares are preferred stock without par value. A statement of the designations of the authorized classes of stock or of any series thereof, and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of that stock, or of the authority of National City's Board of Directors to fix by resolution those designations and other terms, is as follows:

PREFERRED STOCK

     Shares of preferred stock may be issued from time to time in one or more series. National City's Board of Directors is authorized, within the limitations and restrictions stated in the fourth article of National City's certificate of incorporation, to fix by resolution the designation of each series of preferred stock and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting; provided, however, that in no event shall any holder of any series of preferred stock be entitled to more than one vote for each share of such preferred stock held by such person, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution or exchange, and such other subjects or matters as may be fixed by resolution of National City's Board of Directors under the General Corporation Law of the State of Delaware.

     As a result of the merger, National City will be issuing to holders of Provident's shares of Series D Preferred Stock shares of National City Series D Preferred Stock. The National City Series D Preferred Stock has terms identical to those of Provident's Series D Preferred Stock. As of the date of this proxy statement/prospectus, all outstanding shares of Provident's Series D Preferred Stock are owned by American Financial Group, Inc.

COMMON STOCK

     Subject to all of the preferences and rights of the preferred stock or a series thereof that National City's Board of Directors may fixed by resolution,
(1) dividends may be paid on the common stock as and when declared by the Board of Directors, out of any funds of National City legally available for the payment of such dividends, and (2) each share of common stock will be entitled to one vote on all matters.

                                 LEGAL MATTERS

     Keating, Muething & Klekamp, P.L.L., Cincinnati, Ohio, will opine as to certain legal matters, including the qualification of the merger as a reorganization and the tax treatment of the National City stock received in connection with the merger under the Internal Revenue Code. National City's Law Department will opine as to certain legal matters with respect to the validity of the National City common stock to be issued in the merger. Members of National City's Law Department beneficially own shares of National City common stock.

                                    EXPERTS

     The consolidated financial statements of Provident Financial Group, Inc. at December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, incorporated by reference in this proxy statement/prospectus from Provident Financial Group, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of National City Corporation at December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, incorporated by reference in this proxy statement/prospectus from National City Corporation's Annual Report (Form 10-K) for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Allegiant Bancorp, Inc. at December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, incorporated by reference in this proxy statement/prospectus from Allegiant Bancorp, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                   SUBMISSION OF FUTURE SHAREHOLDER PROPOSALS

     Provident does not expect to hold a 2004 annual meeting of shareholders unless the merger is not consummated. Under applicable SEC regulations, all proposals of shareholders to be considered for inclusion in Provident's Proxy Statement for a 2004 Annual Meeting of Shareholders, if one were to be held, must have been received at Provident, c/o corporate secretary, One East Fourth Street; Cincinnati, Ohio 45202, by not later than January 19, 2004. In addition to satisfying the notice provisions of the proxy rules, a proposal by a shareholder must also meet the notice provisions set forth in Provident's Code of Regulations. Provident's Code of Regulations provides that shareholder proposals, including nominations of directors, may be considered at a meeting of shareholders only if written notice of the proposal is received fifteen days prior to the meeting.

                                 OTHER MATTERS

     Provident's Board of Directors is not aware of any business to come before the special shareholder meeting, other than those matters described in this proxy statement/prospectus. However, if any other matters should properly come before the meeting, the proxy holders intend to vote on those matters with their reasonable business judgment.

                      WHERE YOU CAN FIND MORE INFORMATION

     National City and Provident are subject to the information reporting requirements of the Securities Exchange Act of 1934 and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that the companies file at the SEC's Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. National City and Provident public filings are also available to the public from commercial document retrieval services and on the internet site maintained by the SEC at "http://www.sec.gov."

     National City's common stock is listed on The New York Stock Exchange under the symbol "NCC". You can also read and copy any reports, proxy statements and other information that National City files with the SEC at the offices of The New York Stock Exchange located at 20 Broad Street, New York, NY 10005. National City also includes its SEC filings on its corporate web site at www.NationalCity.com. Provident's common stock is traded on the Nasdaq National Market under the symbol "PFGI". You can find additional information about Provident at its website, www.ProvidentBank.com.

     The information on National City's and Provident's web sites do not constitute part of this proxy statement/prospectus. National City has filed a registration statement on Form S-4 to register with the SEC the shares of National City common stock to be issued to Provident shareholders in the merger. This proxy statement/ prospectus is a part of that registration statement and constitutes a prospectus of National City and a proxy statement of Provident for the Provident special meeting.

                           INCORPORATION BY REFERENCE

     The SEC allows National City and Provident to "incorporate by reference" information into this proxy statement/prospectus, which means that the companies can disclose important information about National City, Provident and Allegiant to you by referring you to another document filed separately with the SEC rather than providing the information in this proxy statement/prospectus. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information contained directly in the proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that National City, Provident and Allegiant have previously filed with the SEC. These documents contain important information about the companies.

PROVIDENT SEC FILINGS (FILE NO. 000-10849)              PERIOD OR DATE FILED
------------------------------------------    ----------------------------------------
Annual Report on Form 10-K...............     For the year ended December 31, 2003
Current Report on Form 8-K...............     Filed on February 17, 2004
The description of Provident common stock
set forth in its Registration Statement on
Form S-4, SEC File No. 333-32423

NATIONAL CITY SEC FILINGS (FILE NO. 1-10074)              PERIOD OR DATE FILED
--------------------------------------------    ----------------------------------------
Annual Report on Form 10-K................      For the year ended December 31, 2003
Current Reports on Form 8-K...............      Filed on February 17, March 17, March
                                                19, and March 23, 2004
Proxy Statement...........................      For the 2004 Annual Meeting of
                                                Stockholders
S-4 Registration Statement, as amended....      Filed on February 9, and amended on
                                                February 17, 2004

ALLEGIANT SEC FILINGS (FILE NO. 000-10849)              PERIOD OR DATE FILED
------------------------------------------    ----------------------------------------
Annual Report on Form 10-K...............     For the year ended December 31, 2003
S-4 Registration Statement, as amended...     Filed on February 9, and amended on
                                              February 17, 2004

     National City and Provident incorporate by reference additional documents that either company or Allegiant may file with the SEC between the date of this proxy statement/prospectus and the date of the special meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. Each document or report that National City, Provident or Allegiant files pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement/prospectus and until the offering of the securities terminates will be incorporated by reference into this proxy statement/prospectus and will be a part of this proxy statement/prospectus from the date of filing of that document.

     You may obtain any of the documents incorporated by reference through Provident, National City or Allegiant, as the case may be, or the SEC or the SEC's web site, as described above. Documents incorporated by reference are available from the companies without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this proxy statement/prospectus. Shareholders of Provident or National City may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:


Provident Financial Group,        National City Corporation      Allegiant Bancorp, Inc.
Inc.                              1900 East Ninth Street         10401 Clayton Road
One East Fourth Street MS 843     Cleveland, Ohio 44114          St. Louis, Missouri 63131
Cincinnati, Ohio 45202            Attention: Investor Relations  Attention: Corporate
Attention: Investor Relation      Telephone: (216) 222-2000      Secretary
Telephone: (513) 345-7165                                        Telephone: (314) 692-8800

     IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY MAY   , 2004 IN
ORDER TO RECEIVE THEM BEFORE THE PROVIDENT SPECIAL SHAREHOLDER MEETING. IF YOU REQUEST ANY DOCUMENTS INCORPORATED BY REFERENCE FROM US, WE WILL MAIL THEM TO YOU PROMPTLY BY FIRST-CLASS MAIL, OR SIMILAR MEANS.

     Neither Provident nor National City has authorized anyone to give any information or make any representation about the merger or the companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that we have incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. Information in this proxy statement/prospectus about Provident has been supplied by Provident and information about National City has been supplied by National City. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                           NATIONAL CITY CORPORATION

                                      AND

                        PROVIDENT FINANCIAL GROUP, INC.

                         DATED AS OF FEBRUARY 16, 2004

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
 I.     MERGER............................................................   A-1
        1.1   Merger......................................................   A-1
        1.2   Filings.....................................................   A-1
        1.3   Effective Time..............................................   A-1
        1.4   Effect of Merger............................................   A-1
        1.5   Certificate of Incorporation and By-laws....................   A-2
        1.6   Directors and Officers......................................   A-2
        1.7   Additional Actions..........................................   A-2
 II.    CONVERSION OF SHARES..............................................   A-2
        2.1   Conversion of Shares........................................   A-2
        2.2   Assumption of Stock Options.................................   A-3
        2.3   Exchange of Certificates....................................   A-4
        2.4   Closing of Company's Transfer Books.........................   A-6
        2.5   Changes in National City Common Stock.......................   A-6
        2.6   Tax Consequences............................................   A-6
 III.   REPRESENTATIONS AND WARRANTIES OF NATIONAL CITY...................   A-6
        3.1   Corporate Organization......................................   A-6
        3.2   Authority...................................................   A-6
        3.3   Capitalization..............................................   A-7
        3.4   Subsidiaries................................................   A-7
        3.5   Information in Disclosure Documents, Registration Statement,
              Etc. .......................................................   A-7
        3.6   Consents and Approvals; No Violation........................   A-8
        3.7   Reports and Financial Statements............................   A-8
        3.8   Taxes.......................................................   A-9
        3.9   Employee Plans..............................................   A-9
        3.10  Material Contracts..........................................  A-10
        3.11  Absence of Certain Changes or Events........................  A-10
        3.12  Litigation..................................................  A-10
        3.13  Compliance with Laws and Orders.............................  A-11
        3.14  Agreements with Bank Regulators, Etc. ......................  A-11
        3.15  National City Ownership of Stock............................  A-11
        3.16  Tax Treatment...............................................  A-12
        3.17  Fees........................................................  A-12
        3.18  National City Action........................................  A-12
        3.19  Material Interests of Certain Persons.......................  A-12
        3.20  Environmental Matters.......................................  A-12
        3.21  Labor Matters...............................................  A-13
        3.22  National City Disclosure Letter.............................  A-13
 IV.    REPRESENTATIONS AND WARRANTIES OF COMPANY.........................  A-14
        4.1   Corporate Organization......................................  A-14
        4.2   Authority...................................................  A-14
        4.3   Capitalization..............................................  A-14
        4.4   Subsidiaries................................................  A-14
        4.5   Information in Disclosure Documents, Registration Statement,
              Etc. .......................................................  A-15
        4.6   Consent and Approvals; No Violation.........................  A-15
        4.7   Reports and Financial Statements............................  A-15
        4.8   Taxes.......................................................  A-16
        4.9   Employee Plans..............................................  A-16
        4.10  Material Contracts..........................................  A-17
        4.11  Absence of Certain Changes or Events........................  A-17
        4.12  Litigation..................................................  A-17
        4.13  Compliance with Laws and Orders.............................  A-18
        4.14  Agreements with Bank Regulators, Etc. ......................  A-18

                                                                            PAGE
                                                                            ----
        4.15  Tax Treatment...............................................  A-18
        4.16  Fees........................................................  A-19
        4.17  Company Action..............................................  A-19
        4.18  Vote Required...............................................  A-19
        4.19  Material Interests of Certain Persons.......................  A-19
        4.20  Environmental Matters.......................................  A-19
        4.21  Labor.......................................................  A-19
        4.22  Company Disclosure Letter...................................  A-20
        4.23  Minute Books................................................  A-20
 V.     COVENANTS.........................................................  A-20
        5.1   Acquisition Transactions....................................  A-20
        5.2   Interim Operations of Company...............................  A-20
        5.3   Interim Operations of National City.........................  A-22
        5.4   Control of Other Party's Business...........................  A-23
        5.5   Employee Matters............................................  A-23
        5.6   Access and Information......................................  A-24
        5.7   Certain Filings, Consents and Arrangements..................  A-24
        5.8   State Takeover Statutes.....................................  A-24
        5.9   Indemnification.............................................  A-24
        5.10  Additional Agreements.......................................  A-26
        5.11  Section 16..................................................  A-26
        5.12  Publicity...................................................  A-26
        5.13  Registration Statement and Proxy............................  A-26
        5.14  Stock Exchange Listings.....................................  A-27
        5.15  Shareholders' Meeting.......................................  A-27
        5.16  Tax-Free Reorganization Treatment...........................  A-27
        5.17  Provision of Shares.........................................  A-27
        5.18  Adverse Action..............................................  A-27
        5.19  Notice of Breach or Potential Breach........................  A-27
        5.20  Update and Supplement to Disclosure Letters.................  A-27
 VI.    CLOSING MATTERS...................................................  A-28
        6.1   The Closing.................................................  A-28
        6.2   Documents and Certificates..................................  A-28
 VII.   CONDITIONS........................................................  A-28
        7.1   Conditions to Each Party's Obligations to Effect the
              Merger......................................................  A-28
        7.2   Conditions to Obligation of Company to Effect the Merger....  A-29
        7.3   Conditions to Obligation of National City to Effect the
              Merger......................................................  A-30
 VIII.  MISCELLANEOUS.....................................................  A-30
        8.1   Termination.................................................  A-30
        8.2   Non-Survival of Representations, Warranties and
              Agreements..................................................  A-32
        8.3   Waiver and Amendment........................................  A-32
        8.4   Entire Agreement............................................  A-32
        8.5   Applicable Law..............................................  A-32
        8.6   Certain Definitions; Headlines..............................  A-32
        8.7   Notices.....................................................  A-33
        8.8   Counterparts................................................  A-34
        8.9   Parties in Interest; Assignment.............................  A-34
        8.10  Effect of Termination and Termination Fee...................  A-34
        8.11  Enforcement of the Agreement................................  A-35
        8.12  Severability................................................  A-35

                              INDEX TO DEFINITIONS

DEFINITIONS                                                    PAGE
-----------                                                    ----
Acquisition Transactions....................................   A-26
Affiliate...................................................   A-43
Agreement...................................................    A-1
Associate...................................................   A-43
Benefit Agreements..........................................   A-13
BHCA........................................................    A-8
Certificate of Designation..................................    A-4
Certificates................................................    A-5
Claim.......................................................   A-33
Closing.....................................................   A-37
Closing Date................................................   A-37
Code........................................................    A-1
Commission..................................................    A-5
Common Merger Consideration.................................    A-3
Common Stock Certificate....................................    A-5
Common Stock Conversion Ratio...............................    A-3
Company.....................................................    A-1
Company Common Stock........................................    A-1
Company Contracts...........................................   A-23
Company Disclosure Letter...................................   A-19
Company Employee Plans......................................   A-22
Company Insiders............................................   A-34
Company Meeting.............................................   A-36
Company Option Plans........................................    A-5
Company Preferred Stock.....................................    A-1
Company Reports.............................................   A-20
Company Subsidiaries........................................   A-19
Company Subsidiary..........................................   A-19
Confidentiality Agreements..................................   A-32
Consents....................................................   A-37
Constituent Corporations....................................    A-2
Continuing Employee.........................................   A-30
Continuing Employees........................................   A-30
Control.....................................................   A-43
Covered Parties.............................................   A-33
Delaware Certificate of Merger..............................    A-2
DGCL........................................................    A-1
DPC Common Shares...........................................    A-3
DPC Preferred Shares........................................    A-3
DPC Shares..................................................    A-3
Effective Time..............................................    A-2
Environmental Law...........................................   A-16

DEFINITIONS                                                    PAGE
-----------                                                    ----
ERISA.......................................................   A-12
Exchange Act................................................   A-11
Exchange Agent..............................................    A-5
FDIA........................................................   A-15
Fed Approval Date...........................................   A-43
FRB.........................................................   A-11
Governmental Entity.........................................   A-10
Hazardous Substance.........................................   A-16
HSR Act.....................................................   A-11
Indemnitees.................................................   A-32
Insurance Expense Cap.......................................   A-33
Insurance Policy............................................   A-33
IRS.........................................................   A-12
Loan Portfolio Properties, Trust Properties and Other
  Properties................................................   A-17
Market Price................................................   A-43
Material Adverse Effect.....................................   A-43
Merger......................................................    A-1
Merger Consideration........................................    A-4
NASD........................................................   A-11
National City...............................................    A-1
National City Common Stock..................................    A-3
National City Contracts.....................................   A-13
National City Disclosure Letter.............................    A-2
National City Employee Plans................................   A-12
National City Preferred Stock...............................    A-4
National City Reports.......................................   A-11
Ohio Certificate of Merger..................................    A-2
Ohio Code...................................................    A-1
PBGC........................................................   A-13
PCBs........................................................   A-17
Person......................................................   A-43
Preferred Merger Consideration..............................    A-4
Preferred Stock Certificate.................................    A-5
Proxy Statement.............................................   A-10
Registration Statement......................................   A-10
SBIA........................................................   A-11
Securities Act..............................................   A-10
Significant Subsidiary......................................   A-43
State Entities..............................................   A-11
Subsidiary..................................................   A-44
Surviving Corporation.......................................    A-2
Termination Fee.............................................   A-46

DEFINITIONS                                                    PAGE
-----------                                                    ----
Trust Account Common Shares.................................    A-3
Trust Account Preferred Shares..............................    A-3
Trust Account Shares........................................    A-3
Unexercised Options.........................................    A-5

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER, dated as of February 16, 2004 (the "Agreement"), is made by and between National City Corporation, a Delaware corporation ("National City"), and Provident Financial Group, Inc., an Ohio corporation ("Company").

     WHEREAS, National City and Company have each determined that it is in the best interests of their respective stockholders and shareholders for Company to merge with and into National City in a transaction in which the separate corporate existence of Company will thereupon cease (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, the respective Boards of Directors of National City and Company have each approved this Agreement and the consummation of the transactions contemplated hereby and approved the execution and delivery of this Agreement; and

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

     NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements contained herein and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   I. MERGER

     1.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined below), Company will be merged with and into National City and the separate corporate existence of Company will thereupon cease in accordance with the applicable provisions of the General Corporation Law of the Ohio Revised Code (the "Ohio Code") and the Delaware General Corporation Law (the "DGCL").

     National City may at any time change the method of effecting the combination with Company (including, without limitation, the provisions of this Article I) if and to the extent it deems such change to be desirable, including, without limitation, to provide for a merger of Company with and into a wholly-owned Subsidiary (as defined below) of National City; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of shares of common stock, without par value, of Company ("Company Common Stock") and holders of shares of Series D Non-Voting Convertible Preferred Stock ("Company Preferred Stock"), as provided for in this Agreement, (ii) adversely affect the tax treatment of the transaction as described in Section 7.1(f) or the tax treatment of Company's shareholders as a result of receiving the Merger Consideration (as defined below), (iii) materially impede or delay consummation of the transactions contemplated by this Agreement or (iv) relieve National City of any of its obligations hereunder.

     1.2 Filings. As soon as practicable after satisfaction or waiver of all conditions to the Merger specified in Article VII below and, provided, that this Agreement has not been terminated pursuant to Section 8.1 below, immediately prior to the Closing (as defined below), National City and Company (sometimes together referred to herein as the "Constituent Corporations") shall cause a certificate of merger complying with the requirements of the DGCL (the "Delaware Certificate of Merger") to be filed with the Secretary of State of the State of Delaware and a certificate of merger complying with the requirements of the Ohio Code to be filed with the Secretary of State of the State of Ohio (the "Ohio Certificate of Merger").

     1.3 Effective Time. The Merger shall become effective at the time (the "Effective Time") of the last of the following events to occur: (a) the filing of the Delaware Certificate of Merger; (b) the filing of the Ohio Certificate of Merger; or (c) such later time as shall be specified in such filings.

     1.4 Effect of Merger. From and after the Effective Time, the Merger shall have the effects specified in the Ohio Code and DGCL. Without limiting the generality of the foregoing, National City shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of

National City and all of its rights, privileges, powers and franchises, public as well as private, and all its debts, liabilities and duties as a corporation organized under the DGCL, shall continue unaffected by the Merger.

     1.5 Certificate of Incorporation and By-laws. The certificate of incorporation and by-laws of National City in effect immediately prior to the Effective Time, which shall be in the form of the copies that have been delivered with the disclosure letter executed by National City and dated and delivered by National City to Company as of the date hereof (the "National City Disclosure Letter"), shall be the certificate of incorporation and by-laws of the Surviving Corporation, until amended in accordance with applicable law.

     1.6  Directors and Officers.

     (a) Surviving Corporation. The directors and officers of National City immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation, from and after the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the terms of the Surviving Corporation's certificate of incorporation and by-laws and the DGCL.

     (b) National City. Promptly after the Effective Time, in accordance with the by-laws of National City, the Board of Directors of National City shall increase its size to such number as is necessary to create one vacancy and shall elect S. Craig Lindner (or, if such individual is determined prior to the Effective Time to be unable or unwilling to serve, then such other individual as may be designated by Company's Board of Directors and reasonably acceptable to National City) to fill such vacancy until the regular annual meeting of National City shareholders scheduled for April, 2005. In addition, National City's Nominating and Board of Directors Governance Committee shall recommend such individual to National City's shareholders for re-election as a director for the one year term commencing April, 2005, so long as such recommendation will not violate the Nominating and Board of Directors Governance Committee's fiduciary obligations and such individual is willing to continue to serve as director and meets the director qualifications set forth in National City's Corporate Governance Guidelines in effect at the time of such recommendation.

     1.7 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to
(i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Company, or (ii) otherwise carry out the purposes of this Agreement, Company and its officers and directors (solely in their capacities as such) shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Company or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of Company or otherwise to take any and all such action.

                            II. CONVERSION OF SHARES

     2.1  Conversion of Shares.

     (a) Subject to Section 2.3 below, at the Effective Time, each then outstanding share of Company Common Stock not owned by National City or any direct or indirect wholly-owned Subsidiary of National City (except for any such shares of Company Common Stock held in trust accounts, managed accounts or in any similar manner as trustee or in a fiduciary capacity ("Trust Account Common Shares") or acquired in satisfaction of debts previously contracted ("DPC Common Shares")) excluding those shares of Company Common Stock held in the treasury of Company and not withdrawn or waived, shall be, by virtue of the Merger and without the need for any further action of the holder thereof, converted into a right to receive 1.135 (the "Common Stock Conversion Ratio") shares of common stock, par value $4.00 per share, of National City ("National City Common Stock"). The number of shares of National City Common Stock that each share of Company Common Stock will be converted into is sometimes referred to herein as the "Common Merger Consideration".

     (b) Subject to Section 2.3 below, at the Effective Time, each then-outstanding share of Company Preferred Stock not owned by National City or any direct or indirect wholly-owned Subsidiary of National City (except for any such shares of Company Preferred Stock held in trust accounts, managed accounts or in any similar manner as trustee or in a fiduciary capacity ("Trust Account Preferred Shares" and, together with Trust Account Common Shares, "Trust Account Shares") or acquired in satisfaction of debts previously contracted ("DPC Preferred Shares" and, together with DPC Common Shares, "DPC Shares")), other than those shares of Company Preferred Stock held in the treasury of Company and not withdrawn or waived, shall be, by virtue of the Merger and without the need for any further action of the holder thereof, converted into one share of preferred stock, without par value, of National City which shall be designated National City's Series D Non-Voting Convertible Preferred Stock ("National City Preferred Stock") and shall be initially convertible into 15.96 shares of National City Common Stock and shall otherwise have the designation, preferences and rights set forth in the form of a certificate of designation attached hereto as Exhibit A (the "Certificate of Designation"). The number of shares of National City Preferred Stock that each share of Company Preferred Stock will be converted into is sometimes referred to herein as the "Preferred Merger Consideration" and, together with the Common Merger Consideration, as the "Merger Consideration".

     (c) Each holder of Company Common Stock who would otherwise have been entitled to receive a fraction of a share of National City Common Stock shall receive, in lieu thereof, a cash payment, without interest, in an amount equal to such fractional part of a share of National City Common Stock multiplied by the Market Price (as defined below).

     (d) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares of Company Common Stock in accordance with Section 1701.85 of the Ohio Code shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or loses its, his or her right to appraisal, in which case such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration, without interest thereon. Company shall give National City prompt written notice of any demands received by Company for appraisal of shares of Company Common Stock and, prior to the Effective Time, National City shall have the right to direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, Company shall not, except with the prior written consent of National City, make any payment with respect to, or settle or offer to settle any such demands. From and after the Effective Time, National City, as the Surviving Corporation, shall have the right to direct all negotiations and proceedings with respect to such demands.

     (e) At the Effective Time each share of Company Common Stock held in Company's treasury (if any) immediately prior to the Effective Time shall, by virtue of the Merger, automatically and without any action on the part of the holder thereof be cancelled.

     (f) At the Effective Time, each then-outstanding share of Company Common Stock and Company Preferred Stock owned by National City or any direct or indirect wholly-owned Subsidiary of National City (except for any shares that are Trust Account Shares or DPC Shares) shall be canceled and retired.

     (g) Each share of National City Common Stock issued and outstanding immediately prior to the Effective Time shall continue to be an issued and outstanding share of common stock, par value $4.00 per share, of the Surviving Corporation from and after the Effective Time.

     2.2  Assumption of Stock Options.  Except as expressly provided in this
Section 2.2, all rights under any stock option granted by Company or its predecessors pursuant to Company's existing stock option plans listed on Exhibit B attached hereto (collectively, the "Company Option Plans") that remain outstanding and unexercised, whether vested or unvested, immediately prior to the Effective Time ("Unexercised Options") shall cease to represent a right to acquire shares of Company Common Stock and shall be converted into the right to acquire that number of shares of National City Common Stock equal to (i) the number of shares of Company Common Stock subject to the Unexercised Option, multiplied by (ii) the Common Stock Conversion Ratio (rounded to the nearest whole share). Except as provided below, National City shall assume all of the obligations of Company with respect to the Unexercised Options in accordance with the plans, agreements and grants by which such obligations are evidenced. The exercise price per share of National City Common Stock under each new option shall be equal to the exercise price per share of Company Common Stock which was purchasable under each Unexercised Option divided by the Common Stock Conversion Ratio (rounded to the nearest whole cent) necessary to assure that the rights and benefits of the optionee under such option shall not be increased or decreased by reason of this Section 2.2. In addition, each Unexercised Option which is an "incentive stock option" as defined in Section 422 of the Code shall be adjusted as required by Section 424 of the Code and the regulations promulgated thereunder so as not to constitute a modification, extension or renewal of the option considered as the granting of a new option within the meaning of Section 424(h)(1) of the Code. At or before the Effective Time, National City shall file, and maintain the effectiveness of, a registration statement with the Securities and Exchange Commission (the "Commission") covering such options and the sale of the National City Common Stock issued upon exercise of such options. At the Effective Time, no additional options or option rights shall be granted pursuant to any Company Option Plans and all such Company Option Plans shall be deemed amended to that effect. The duration and other terms and conditions of the converted options shall be the same as the original Company options, except that reference to Company shall be deemed to be references to National City.

     2.3  Exchange of Certificates.

     (a) Exchange Agent. Prior to the Effective Time, National City shall designate National City Bank to act as exchange agent ("Exchange Agent") in connection with the Merger pursuant to an exchange agent agreement providing for, among other things, the matters set forth in this Section 2.3. Except as set forth herein, from and after the Effective Time, each holder of a certificate that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (each, a "Common Stock Certificate") shall be entitled to receive in exchange therefor, upon surrender thereof to the Exchange Agent, the Common Merger Consideration for each share of Company Common Stock so represented by the Common Stock Certificate surrendered by such holder thereof. The certificates representing shares of National City Common Stock that constitute the Common Merger Consideration shall be properly issued and countersigned and executed and authenticated, as appropriate. Except as set forth herein, from and after the Effective Time, each holder of a certificate that immediately prior to the Effective Time represented outstanding shares of Company Preferred Stock (each, a "Preferred Stock Certificate" and, together with the Common Stock Certificates, "Certificates") shall be entitled to receive in exchange therefor, upon surrender thereof to the Exchange Agent, the Preferred Merger Consideration for each share of Company Preferred Stock so represented by the Preferred Stock Certificate surrendered by such holder thereof. The certificates representing shares of National City Preferred Stock that constitute the Preferred Merger Consideration shall be properly issued and countersigned and executed and authenticated, as appropriate.

     (b) Notice of Exchange. Promptly after the Effective Time, National City and Surviving Corporation shall cause the Exchange Agent to mail and/or make available to each record holder of a Certificate a notice and letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon proper delivery of the Certificate to the Exchange Agent) advising such holder of the effectiveness of the Merger and the procedures to be used in effecting the surrender of the Certificate for exchange therefor. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed and completed in accordance with the instructions thereon, and such other documents as may reasonably be requested, the Exchange Agent shall promptly deliver to the Person entitled thereto the appropriate Merger Consideration for each share of Company Common Stock or Company Preferred Stock, as the case may be, so represented by the Certificate surrendered by such holder thereof, and such Certificate shall forthwith be canceled.

     (c) Transfer. If delivery of all or part of the Merger Consideration is to be made to a Person other than the Person in whose name a surrendered Certificate is registered, it shall be a condition to such delivery or exchange that the Certificate surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such delivery or exchange shall have paid any transfer and other taxes required by reason of such delivery or exchange in a name other than that of the registered holder of the

Certificate surrendered or shall have established to the reasonable satisfaction of the Exchange Agent that such tax either has been paid or is not payable.

     (d) Right to Merger Consideration. Subject to Section 2.3(e) below, until surrendered and exchanged in accordance with Sections 2.1 or 2.3 above, each Certificate shall, after the Effective Time, represent solely the right to receive the appropriate Merger Consideration, multiplied by the number of shares of Company Common Stock or Company Preferred Stock, as the case may be, evidenced by such Certificate, together with any dividends or other distributions as provided in Sections 2.3(e) and 2.3(f) below, and shall have no other rights except as otherwise required by applicable law. From and after the Effective Time, National City and Surviving Corporation shall treat such Certificates that have not yet been surrendered for exchange as evidencing the ownership of the aggregate Merger Consideration into which the shares of Company Common Stock or Company Preferred Stock, as the case may be, represented by such Certificates may be converted, notwithstanding any failure to surrender such Certificates. One hundred eighty (180) days following the Effective Time, the Exchange Agent shall deliver to Surviving Corporation any shares of National City Common Stock and National City Preferred Stock and funds (including any interest received with respect thereto) which National City has made available to the Exchange Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to Surviving Corporation (subject to abandoned property, escheat or other similar laws) with respect to the shares of National City Common Stock (and cash in lieu of fractional shares) and shares of National City Preferred Stock deliverable or payable upon due surrender of their Certificates. Neither Exchange Agent nor any party hereto shall be liable to any holder of shares of Company Common Stock or Company Preferred Stock, as the case may be, for any Merger Consideration (or dividends, distributions or interest with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (e) Distributions with Respect to Unexchanged Certificates. Whenever a dividend or other distribution is declared by National City on National City Common Stock or National City Preferred Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement; provided, that no dividends or other distributions declared or made with respect to National City Common Stock and/or National City Preferred Stock shall be paid to the holder of any unsurrendered Certificate with respect to the share of National City Common Stock or National City Preferred Stock represented thereby until the holder of such Certificate shall surrender such Certificate in accordance with this Article II. Upon surrender of such Certificate, there shall be paid to the record holder of the Certificate for shares of National City Common Stock or shares of National City Preferred Stock, as the case may be, in exchange therefore the amount of dividends, if any, without interest, and less any taxes that may have been imposed thereon, that have heretofore become payable with respect to the number of whole shares of National City Common Stock and/or National City Preferred Stock represented by such Certificate upon surrender and exchange. Surviving Corporation shall pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Company on Company Common Stock or Company Preferred Stock, as the case may be, in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time.

     (f) Lost or Destroyed Exchanged Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit of that fact by the holder thereof in form satisfactory to the Exchange Agent, the Merger Consideration, as may be required pursuant to this Agreement; provided, however, that the Exchange Agent may, in its sole discretion and as a condition precedent to the delivery of the Merger Consideration to which the holder of such certificate is entitled as a result of the Merger, require the owner of such lost, stolen or destroyed certificate to deliver a bond or surety satisfactory to the Exchange Agent, in such sum as the Exchange Agent may reasonably determine as indemnity against any claim that may be made against Company, National City or the Exchange Agent or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.

     (g) Rights With Respect to Unexchanged Certificates. Holders of unexchanged Certificates shall have, as to such Certificates, no rights as a stockholder of National City, including, without limitation, the right to vote the shares represented by any unexchanged Certificates at any meeting of National City stockholders.

     (h) No Fractional Shares. No certificates or scrip representing fractional shares of National City Common Stock shall be issued upon the surrender for exchange of a Certificate or Certificates. No dividends or distributions of National City shall be payable on or with respect to any fractional share and any such fractional share interest will not entitle the owner thereof to vote or to any rights of stockholders of National City.

     2.4 Closing of Company's Transfer Books. The stock transfer books of Company shall be closed at the close of business on the business day immediately preceding the date of the Effective Time. In the event of a transfer of ownership of Company Common Stock or Company Preferred Stock that is not registered in the transfer records of Company, the Merger Consideration to be distributed pursuant to this Agreement may be delivered to a transferee, if a Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by payment of any applicable stock transfer taxes. National City and the Exchange Agent shall be entitled to rely upon the stock transfer books of Company to establish the identity of those Persons entitled to receive, any notices, letters of transmittal and Merger Consideration specified in this Agreement for their shares of Company Common Stock or Company Preferred Stock, which books shall be conclusive with respect to the ownership of such shares. In the event of a dispute with respect to the ownership of any such shares, the Surviving Corporation and the Exchange Agent shall be entitled to deposit any Merger Consideration not already paid represented thereby in escrow with an independent party and thereafter be relieved with respect to any claims to such Merger Consideration.

     2.5 Changes in National City Common Stock. If, between the date of this Agreement and the Effective Time, the shares of National City Common Stock shall be changed into a different number or different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange or readjustment of shares, or if a stock dividend thereon shall be declared with a record date within said period, the Merger Consideration shall be adjusted accordingly.

     2.6 Tax Consequences. This Agreement shall constitute a "plan of reorganization" for purposes of Section 368(a) of the Code. National City and Company agree to file any and all tax returns in a manner consistent with such qualification.

              III. REPRESENTATIONS AND WARRANTIES OF NATIONAL CITY

     National City hereby represents and warrants to Company that:

     3.1 Corporate Organization. National City is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business as a foreign corporation in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect (as defined below). National City is registered as a financial holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"). National City has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. National City has heretofore delivered to Company true and complete copies of its certificate of incorporation and by-laws as currently in effect.

     3.2 Authority. National City has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly approved by the Board of Directors of National City and no other corporate proceedings on the part of National City are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly executed and delivered by, and constitutes valid and binding obligations of National City enforceable against National City in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, morato-rium and other similar laws affecting the enforcement of creditors' rights generally and by the supervisory and enforcement powers of bank regulatory agencies and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought.

     3.3 Capitalization. As of the date hereof, the authorized capital stock of National City consists of 1,400,000,000 shares of National City Common Stock and 5,000,000 shares of National City preferred stock. As of the close of business on February 13, 2004 (i) 605,292,047 shares of National City Common Stock were validly issued and outstanding, fully paid and nonassessable and (ii) no shares of preferred stock were issued and outstanding. As of the date hereof, except as set forth in the National City Disclosure Letter or in this Section 3.3, pursuant to the exercise of employee stock options under National City's various stock option plans in effect, National City's dividend reinvestment plan and stock grants made pursuant to the National City's various restricted stock plans or set forth in the National City Disclosure Letter, there are no other shares of capital stock of National City authorized, issued or outstanding and there are no outstanding subscriptions, options, warrants, rights, convertible securities or any other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of National City obligating National City to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of National City or obligating National City to grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment. As of the date hereof, except as provided in this Agreement, there are no voting trusts or other agreements or understandings to which National City or any National City Subsidiary is a party with respect to the voting of the capital stock of National City. All of the shares of National City Common Stock and National City Preferred Stock issuable in exchange for Company Common Stock and Company Preferred Stock, respectively, at the Effective Time in accordance with this Agreement and all of the shares of National City Common Stock issuable upon exercise of Unexercised Options will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and will not be subject to preemptive rights.

     3.4 Subsidiaries. The name and state of incorporation of each Significant Subsidiary (as defined below) of National City is set forth in the National City Disclosure Letter. Each of the Significant Subsidiaries is a bank, a corporation or other business entity duly organized, validly existing and in good standing (or the local law equivalent) under the laws of its respective jurisdiction of incorporation or organization and is qualified to do business as a foreign corporation or foreign business entity in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect. Each Significant Subsidiary has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its businesses as they are now being conducted. Except as set forth in the National City Disclosure Letter, all outstanding shares of capital stock of each Significant Subsidiary are owned by National City or another of National City's Subsidiaries and are validly issued, fully paid and (except pursuant to 12 U.S.C. Section 55 in the case of each national bank subsidiary and applicable state law in the case of each state bank subsidiary) nonassessable, are not subject to preemptive rights and are owned free and clear of all liens, claims and encumbrances. Except as set forth in the National City Disclosure Letter, there are no outstanding subscriptions, options, warrants, rights, convertible securities or any other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any Significant Subsidiary obligating any Significant Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold additional shares of its capital stock or obligating any Significant Subsidiary to grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment.

     3.5  Information in Disclosure Documents, Registration Statement,
Etc. None of the information with respect to National City or any of National City's Subsidiaries provided by National City for inclusion in (i) the registration statement to be filed with the Commission by National City on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), for the purpose of registering the shares of National City Common Stock to be issued in the Merger (the "Registration Statement") and (ii) any proxy statement of Company ("Proxy Statement") required to be mailed to Company's shareholders in connection with the Merger will, in the case of the Proxy Statement or any amendments or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the Company Meeting (as defined below), or, in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated thereunder.

     3.6 Consents and Approvals; No Violation. Except as set forth in the National City Disclosure Letter, neither the execution and delivery of this Agreement by National City nor the consummation by National City of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of its certificate of incorporation or by-laws of National City, (b) violate, conflict with, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien or other encumbrance upon any of the properties or assets of National City or any of National City's Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which National City or any of National City's Subsidiaries is a party or to which they or any of their respective properties or assets are subject, except for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens or other encumbrances, which will not have a Material Adverse Effect or (c) require any consent, approval, authorization or permit of or from, or filing with or notification to, any court, governmental authority or other regulatory or administrative agency or commission, domestic or foreign (a "Governmental Entity"), except (i) pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the Securities Act, (ii) filing the Delaware Certificate of Merger and Certificate of Designation pursuant to the DGCL, (iii) filing the Ohio Certificate of Merger, (iv) filings required under the securities or blue sky laws of the various states, (v) filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (vi) filings with, and approval by, the Federal Reserve Board (the "FRB"), (vii) filings with, and approvals by, the Ohio Superintendent of Financial Institutions, the Arizona Director of Insurance and such other state regulatory agencies (including, but not limited to, other state bank and insurance regulatory agencies) as may be required (collectively, the "State Entities"), (viii) filings and approvals pursuant to any applicable state takeover law, (ix) filings and approvals under the Small Business Investment Act of 1958 and the rules and regulations thereunder (the "SBIA"), (x) any consents, authorizations, approvals, filings or exemptions in connection with compliance with applicable provisions of federal and state securities laws relating to the regulations of broker-dealers, investment advisers or transfer agents, (xi) any filings with, approvals by and notifications pursuant to the rules and regulations of the National Association of Securities Dealers (the "NASD"), or
(xii) consents, approvals, authorizations, permits, filings or notifications which, if not obtained or made will not, individually or in the aggregate, have a Material Adverse Effect.

     3.7 Reports and Financial Statements. Since January 1, 1999, National City and each of National City's Subsidiaries have filed all reports, registrations and statements, together with any required amendments thereto, that they were required to file with the Commission under Section 12(b), 12(g), 13(a) or 14(a) of the Exchange Act, including, but not limited to Forms 10-K, Forms 10-Q and proxy statements (the "National City Reports"). National City has previously furnished or will promptly furnish Company with true and complete copies of each of National City's annual report on Form 10-K for the fiscal year 2003. Except as set forth in the National City Disclosure Letter, as of their respective dates, the National City Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstance under which they were made, not misleading. Except as set forth in the National City Disclosure Letter, the audited consolidated financial statements and unaudited interim financial statements of National City included in the National City Reports have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of National City and National City's Subsidiaries as of the dates thereof and the results of their operations and cash flows for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein. There exist no material liabilities of National City and its consolidated subsidiaries, contingent or otherwise of a type required to be disclosed in accordance with generally accepted accounting practices, except as disclosed in the National City Reports. National City's reserve for possible loan losses as shown in its annual report on Form 10-K for the fiscal year 2003 was adequate, within the meaning of generally accepted accounting principles and safe and sound banking practices.

     3.8 Taxes. National City will promptly make available to Company, upon request by Company, true and correct copies of the federal, state and local income tax returns, and state and local property and sales tax returns and any other tax returns filed by National City and any of National City's Subsidiaries for each of the fiscal years that remains open, as of the date hereof, for examination or assessment of tax. National City and each National City Subsidiary have prepared in good faith and duly and timely filed, or caused to be duly and timely filed, all federal, state, local and foreign income, estimated tax, withholding tax, franchise, sales and other tax returns or reports required to be filed by them on or before the date hereof, except to the extent that all such failures to file, taken together, would not have a Material Adverse Effect. National City and each of its subsidiaries have paid, or have made adequate provision or set up an adequate accrual or reserve for the payment of, all taxes, shown or required to be shown to be owing on all such returns or reports, together with any interest, additions or penalties related to any such taxes or to any open taxable year or period. Except as set forth in the National City Disclosure Letter, neither National City nor any of National City's Subsidiaries has consented to extend the statute of limitations with respect to the assessment of any tax. Except as set forth in the National City Disclosure Letter, neither National City nor any of National City's Subsidiaries is a party to any action or proceeding, nor to the best of National City's knowledge is any such action or proceeding threatened, by any Governmental Entity in connection with the determination, assessment or collection of any taxes, and no deficiency notices or reports have been received by National City or any of National City's Subsidiaries in respect of any material deficiencies for any tax, assessment, or government charge.

     3.9 Employee Plans. Except as set forth in the National City Disclosure Letter, all employee benefit, welfare, bonus, deferred compensation, pension, profit sharing, stock option, employee stock ownership, consulting, severance, or fringe benefit plans, formal or informal, written or oral, and all trust agreements related thereto, relating to any present or former directors, officers or employees of National City or any of its Subsidiaries ("National City Employee Plans") have been maintained, operated, and administered in substantial compliance with their terms and currently comply, and have at all relevant times complied, in all material respects with the applicable requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code, and any other applicable laws. With respect to each National City Employee Plan which is a pension plan (as defined in Section 3(2) of ERISA): (a) except for recent amendment(s) to the plans not materially affecting the qualified status of the plans (which are disclosed in, and copies of which have been delivered with, the National City Disclosure Letter), each pension plan as amended (and any trust relating thereto) intended to be a qualified plan under Section 401(a) of the Code either: (i) has been determined by the Internal Revenue Service ("IRS") to be so qualified or (ii) is the subject of a pending application for such determination that was timely filed,
(b) there is no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, and no waiver of the minimum funding standards of such sections has been requested from the IRS, (c) neither National City nor any of its Subsidiaries has provided, or is required to provide, security to any pension plan pursuant to Section 401(a)(29) of the Code, (d) no reportable event described in Section 4043 of ERISA for which the 30 day reporting requirement has not been waived has occurred, (e) except as disclosed in the National City Disclosure Letter, no defined benefit plan has been terminated by National City in the past six years, nor has the Pension Benefit Guaranty Corporation ("PBGC") instituted proceedings to terminate a defined benefit plan or to appoint a trustee or administrator of a defined benefit plan, and no circumstances exist that constitute grounds under Section 4042(a)(2) of ERISA entitling the PBGC to institute any such proceedings and (f) no pension plan is a "multiemployer plan" within the meaning of Section 3(37) of ERISA or a "multiple employer plan" within the meaning of 413(c) of the Code. Neither National City nor any of its Subsidiaries has incurred any liability to the PBGC with respect to any "single-employer plan" within the meaning of Section 4001(a)(15) of ERISA currently or formerly maintained by any entity considered one employer with it under Section 4001 of ERISA or Section 414 of the Code, except for premiums all of which have been paid when due. Neither National City nor any of its Subsidiaries has incurred any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA. There is no basis for any Person to assert that National City or any of its Subsidiaries has an obligation to institute any Employee Plan or any such other arrangement, agreement or plan. With respect to any insurance policy that heretofore has or currently does provide funding for benefits under any National City Employee Plan, (v) there is no liability on the part of National City or any of its Subsidiaries in the nature of a retroactive or retrospective rate adjustment, loss-sharing arrangement, or other actual or contingent liability, nor would there be any such liability if such insurance policy was terminated, and (y) no insurance company issuing such policy is in receivership, conservatorship, liquidation or similar proceeding and, to the knowledge of National City, no such proceeding with respect to any such insurer is imminent. Except as set forth in the National City Disclosure Letter, neither the execution of this Agreement, nor the consummation of the transactions contemplated thereby will (A) constitute a stated triggering event under any National City Employee Plan that will result in any payment (whether of severance pay or otherwise) becoming due from National City or any of its Subsidiaries to any present or former officer, employee, director, shareholder, consultant or dependent of any of the foregoing or (B) accelerate the time of payment or vesting, or increase the amount of compensation due to any present or former officer, employee, director, shareholder, consultant, or dependent of any of the foregoing. Neither National City nor any of its Subsidiaries has any obligations for retiree health and life benefits under any National City Employee Plan, except as set forth in the National City Disclosure Letter. There are no restrictions on the rights of National City or any of its Subsidiaries to amend or terminate any such National City Employee Plan without incurring any liability thereunder.

     3.10 Material Contracts. Except as set forth in the National City Disclosure Letter or disclosed in the National City Reports, neither National City nor any of its Subsidiaries is a party to, or is bound or affected by, or receives benefits under (a) any employment, severance, termination, consulting or retirement agreement (collectively, "Benefit Agreements") providing for aggregate payments to any Person in any calendar year in excess of $1,000,000,
(b) any material agreement, indenture or other instrument relating to the borrowing of money by National City or any of its Subsidiaries or the guarantee by National City or any of its Subsidiaries of any such obligation (other than trade payables and instruments relating to borrowings or guaranties made in the ordinary course of business) or (c) any other contract or agreement or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by National City with the Commission as of the date hereof (collectively, the "National City Contracts"). Neither National City nor any of National City's Subsidiaries is in default under any of the National City Contracts, which default is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

     3.11 Absence of Certain Changes or Events. Except as set forth in the National City Disclosure Letter or disclosed in the National City Reports filed by National City with the Commission prior to the date of this Agreement, since December 31, 2003, there has not been any change in the financial condition, results of operations or business of National City and its Subsidiaries which will have a Material Adverse Effect.

     3.12 Litigation. Except as disclosed in the National City Reports filed by National City with the Commission prior to the date of this Agreement, there is no suit, action or proceeding pending, or, to the knowledge of National City, threatened against or affecting National City or any of National City's Subsidiaries which, if decided adversely to National City, would be reasonably expected to result in a Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator, outstanding against National City or any of National City's Subsidiaries having, or which would, insofar as reasonably can be foreseen, now or in the future, have a Material Adverse Effect.

     3.13  Compliance with Laws and Orders.

     (a) National City and each National City Subsidiary hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to National City or National City Subsidiary, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect.

     (b) Except as set forth in the National City Disclosure Letter or disclosed in the National City Reports filed by National City with the Commission prior to the date of this Agreement, the businesses of National City and of National City's Subsidiaries are not being conducted in violation of any law, ordinance, regulation, judgment, order, decree, license or permit of any Governmental Entity (including, without limitation, in the case of National City's Subsidiaries that are banks, all statutes, rules and regulations pertaining to the conduct of the banking business and the exercise of trust powers), except for violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect. Except as set forth in the National City Disclosure Letter, no investigation or review by any Governmental Entity with respect to National City or any of National City's Subsidiaries is pending or, to the knowledge of National City, threatened, nor has any Governmental Entity indicated an intention to conduct the same in each case other than those the outcome of which will not have a Material Adverse Effect.

     (c) Except as is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect, National City and each National City Subsidiary have properly administered all accounts for which its acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law. None of National City, any National City Subsidiary, or any director, officer or employee of National City or of any National City Subsidiary, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account that is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect, and, except as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

     3.14 Agreements with Bank Regulators, Etc. Neither National City nor any National City Subsidiary is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter, board resolution or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Governmental Entity which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, nor has National City been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission. Neither National City nor any of National City's Subsidiaries is required by Section 32 of the Federal Deposit Insurance Act ("FDIA") to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer. National City knows of no reason why the regulatory approvals referred to in Section 3.6(c) above should not be obtained.

     3.15 National City Ownership of Stock. As of the date hereof, neither National City nor any of its Affiliates or Associates (i) beneficially owns, directly or indirectly, or (ii) are parties to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, Company Common Stock (other than DPC Shares or Trust Account Shares), which in the aggregate, represent five percent (5%) or more of the outstanding shares of Company Common Stock.

     3.16 Tax Treatment. As of the date hereof, National City is aware of no reason why the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

     3.17 Fees. Except for fees paid and payable to Merrill Lynch, Pierce, Fenner & Smith, Incorporated neither National City nor any of National City's Subsidiaries has paid or will become obligated to pay any fee (including any break-up or termination fee) or commission to any broker, finder or intermediary or any other Person in connection with, or as a result of, the transactions contemplated by this Agreement.

     3.18 National City Action. The Board of Directors of National City (at a meeting duly called, constituted and held) has by the requisite vote of all directors present (a) determined that the Merger is advisable and in the best interests of National City and its stockholders and (b) approved this Agreement and the transactions contemplated by this Agreement, including the Merger. The Board of Directors of National City has approved the transactions contemplated by this Agreement such that the provisions of Section 203 of the DGCL and any other applicable state business combination or anti-takeover provisions of National City certificate of incorporation or by-laws shall not be triggered by the Merger, execution of this Agreement or any transactions contemplated by this Agreement.

     3.19 Material Interests of Certain Persons. Except as disclosed in National City's Reports, no officer or director of National City, or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of National City or any of its Subsidiaries that is required to be disclosed under the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

     3.20 Environmental Matters. For purposes of this Agreement, the following terms shall have the indicated meanings:

        "Environmental Law" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, determination, judgment, decree, injunction or agreement with any governmental entity relating to (i) the health, protection, preservation, containment or restoration of the environment including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, wetlands, plant and animal life or any other natural resource, conservation, and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term Environmental Law includes, without limitation, (x) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601, et seq.; the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. 9601(2)(D); the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C.
     Section 7401, et seq.; the Federal Water Pollution Control Act, as amended by the Clean Water Act, 33 U.S.C. Section 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 9601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f, et seq.; and all comparable state and local laws, ordinances, rules, regulations respecting the interpretation or enforcement of same and (y) any common law (including without limitation common law that may impose strict liability) that may impose liability for injuries or damages due to the release of any Hazardous Substance.

        "Hazardous Substance" means (i) any hazardous wastes, toxic chemicals, materials, substances or wastes as defined by or for the purposes of any Environmental Law; (ii) any "oil," as defined by the Clean Water Act, as amended from time to time, and regulations promulgated thereunder (including crude oil or any fraction thereof and any petroleum products or derivatives thereof); (iii) any substance, the presence of which is prohibited, regulated or controlled by any applicable federal, state or local laws, regulations, statutes or ordinances now in force or hereafter enacted relating to waste disposal or environmental protection with respect to the exposure to, or manufacture, possession, presence, use, generation, storage, transportation, treatment, release, emission, discharge, disposal, abatement, cleanup, removal, remediation or handling of any such substance;
     (iv) any asbestos or asbestos-containing materials, polychlorinated biphenyls ("PCBs") in the form of electrical equipment, fluorescent light fixtures with ballasts, cooling oils or any other form, urea formaldehyde, atmospheric radon; (v) any solid, liquid, gaseous or thermal irritant or contaminant, such as smoke, vapor, soot, fumes, alkalis, acids, chemicals, pesticides, herbicides, sewage, industrial sludge or other similar wastes;
     (vi) industrial, nuclear or medical by-products; (vii) any lead-based paint or coating and (viii) any underground storage tank(s).

        "Loan Portfolio Properties, Trust Properties and Other Properties" means any real property, interest in real property, improvements, appurtenances, rights and personal property attendant thereto, which is owned, leased as a landlord or a tenant, licensed as a licensor or licensee, managed or operated or upon which is held a mortgage, deed of trust, deed to secure debt or other security interest by National City or Company, as the case may be, or any of their Subsidiaries whether directly, as an agent, as trustee or other fiduciary or otherwise.

     Except as set forth in the National City Disclosure Letter, (a) to the best of National City's knowledge, neither National City nor any of its Subsidiaries is in violation of or has any liability, absolute or contingent, in connection with or under any Environmental Law, except any such violations or liabilities which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (ii) to the best of National City's knowledge, none of the Loan Portfolio Properties, Trust Properties and Other Properties of National City or its Subsidiaries is in violation of or has any liability, absolute or contingent, under any Environmental Law, except any such violations or liabilities which, individually or in the aggregate would not have a Material Adverse Effect; and (iii) to the best of National City's knowledge, there are no actions, suits, demands, notices, claims, investigations or proceedings pending or threatened relating to any Loan Portfolio Properties, Trust Properties and Other Properties including, without limitation, any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liability under or violation of Environmental Law, which would impose a liability upon National City or its Subsidiaries pursuant to any Environmental Law, except such as would not, individually or in the aggregate have a Material Adverse Effect.

     3.21 Labor Matters. (a) Neither National City nor any of its Subsidiaries is engaged in, and has not engaged in, any unfair labor practice; (b) there is no labor strike, dispute, slowdown or stoppage actually pending threatened against or directly affecting National City or its Subsidiaries; (c) no union is currently certified, and there is no union representation question and no union or other organizational activity that would be subject to the National Labor Relations Act (29 U.S.C. Section 151 et seq.) exists or is, to the best of National City's knowledge, threatened; (d) no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending and no claims therefore exist or to the best of National City's knowledge, are threatened; (e) no collective bargaining agreement exists which is binding on National City and/or any of its Subsidiaries; (f) neither National City nor any of its Subsidiaries has experienced any material work stoppage or other material labor difficulty; and (g) neither National City nor any of its Subsidiaries is delinquent in any material payments to any of its current or former officers, directors, employees or agents for any wages, salaries, commissions, bonuses, benefits or other compensation for any services performed by them or amounts required to be reimbursed to them.

     3.22 National City Disclosure Letter. The National City Disclosure Letter is arranged in a format in which the disclosures made therein are arranged in paragraphs or sections corresponding to the numbered and lettered sections and subsections of this Agreement. Any information expressly disclosed in the National City Disclosure Letter shall be deemed to be disclosed for all purposes thereunder, so long as such disclosure contains sufficient factual detail to render its relevance to such other purposes readily apparent. The inclusion of any matter in the National City Disclosure Letter shall not be deemed an admission or otherwise imply that any such matter is material for purposes of this Agreement.

                 IV. REPRESENTATIONS AND WARRANTIES OF COMPANY

     Company hereby represents and warrants to National City that:

     4.1 Corporate Organization. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and is qualified to do business as a foreign corporation in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect. Company is registered as a bank holding company under the BHCA. Company has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Company has heretofore delivered to National City true and complete copies of its articles of incorporation and code of regulations as currently in effect.

     4.2 Authority. Company has the requisite corporate power and authority to execute and deliver this Agreement and, except for any required approval of Company's shareholders, to consummate the transactions contemplated herein. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly approved by the Board of Directors of Company and no other corporate proceedings on the part of Company are necessary to authorize this Agreement or to consummate the transactions so contemplated, subject only to approval by the shareholders of Company as provided in Section 5.14 below. This Agreement has been duly executed and delivered by, and constitutes valid and binding obligations of Company, enforceable against Company in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other similar laws affecting the enforcement of creditors' rights generally and by the supervisory and enforcement powers of bank regulatory agencies and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought.

     4.3 Capitalization. As of the date hereof, the authorized capital stock of Company consists of 110,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock. As of the close of business on February 13, 2004, 49,886,942 shares of Company Common Stock and 70,272 shares of Company Preferred Stock were validly issued and outstanding, fully paid and nonassessable. As of the date hereof, except as set forth in this Section 4.3, pursuant to Company's Option Plans or set forth in a disclosure letter executed by Company and dated and delivered by Company to National City as of the date hereof (the "Company Disclosure Letter"), there are no other shares of capital stock of Company authorized, issued or outstanding and there are no outstanding subscriptions, options, warrants, rights, convertible securities or any other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of Company obligating Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Company or obligating Company to grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment. Except as set forth in the Company Disclosure Letter, there are no voting trusts or other agreements or understandings to which Company or any of Company's Subsidiaries is a party with respect to the voting of the capital stock of Company. As of the date hereof, there were outstanding under Company Option Plans options to purchase 8,327,142 shares of Company Common Stock, which Company stock options had a weighted average exercise price of $29.3144 and for which adequate shares of Company Common Stock have been reserved for issuance under Company Option Plans.

     4.4 Subsidiaries. The Company Disclosure Letter sets forth the name and state of incorporation of each Subsidiary of Company (collectively, "Company Subsidiaries" and each an "Company Subsidiary"). Each Company Subsidiary is a bank, a corporation or other business entity duly organized, validly existing and in good standing (or the local law equivalent) under the laws of its respective jurisdiction of incorporation or organization and is qualified to do business as a foreign corporation or foreign business entity in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect. Each Company Subsidiary has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its businesses as they are now being conducted. Except as set forth in the Company Disclosure Letter, all outstanding shares of capital stock of each Company Subsidiary are owned by Company or another Company Subsidiary and are validly issued, fully paid and (except pursuant to the Ohio Code in the case of The Provident Bank) nonassessable, are not subject to preemptive rights in favor of any Person (other than the Company or another Company Subsidiary) and are owned free and clear of all liens, claims and encumbrances. There are no outstanding subscriptions, options, warrants, rights, convertible securities or any other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any Company Subsidiary obligating any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold additional shares of its capital stock or obligating any Company Subsidiary to grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment.

     4.5  Information in Disclosure Documents, Registration Statement,
Etc. None of the information with respect to Company or any Company Subsidiary provided by Company for inclusion in (i) the Registration Statement and (ii) the Proxy Statement will, in the case of the Proxy Statement or any amendments or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the Company Meeting, or, in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

     4.6 Consent and Approvals; No Violation. Except as set forth in the Company Disclosure Letter, neither the execution and delivery of this Agreement by Company nor the consummation by Company of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of its articles of incorporation or code of regulations of Company, (b) violate, conflict with, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien or other encumbrance upon any of the properties or assets of Company or any Company Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Company or any Company Subsidiary is a party or to which they or any of their respective properties or assets are subject, except for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens or other encumbrances, which will not have a Material Adverse Effect or (c) require any consent, approval, authorization or permit of or from, or filing with or notification to, any Governmental Entity, except (i) pursuant to the Exchange Act and the Securities Act, (ii) filing the Delaware Certificate of Merger and Certificate of Designation, (iii) filing the Ohio Certificate of Merger, (iv) filings required under the securities or blue sky laws of the various states, (v) filings under the HSR Act, (vi) filings with, and approval by, the FRB, (vii) filings with, and approvals by, the State Entities, (including, but not limited to, the Ohio Superintendent of Financial Institutions, the Arizona Director of Insurance and such other state bank and insurance regulatory agencies) as may be required,
(viii) filings and approvals pursuant to any applicable state takeover law, (ix) filings and approvals under the SBIA, (x) any consents, authorizations, approvals, filings or exemptions in connection with compliance with applicable provisions of federal and state securities laws relating to the regulations of broker-dealers, investment advisers or transfer agents, (xi) any filings with, approvals by and notifications pursuant to the rules and regulations of the NASD, (xii) any consents, authorizations, approvals, filings or exemptions in connection with the Fannie Mae Delegated Underwriting and Servicing lending activities of Company or any Company Subsidiary, or (xiii) consents, approvals, authorizations, permits, filings or notifications which, if not obtained or made will not, individually or in the aggregate, have a Material Adverse Effect.

     4.7 Reports and Financial Statements. Since January 1, 1999, Company and each Company Subsidiary have filed all reports, registrations and statements, together with any required amendments thereto, that they were required to file with the Commission under Section 12(b), 12(g), 13(a) or 14(a) of the Exchange Act, including, but not limited to Forms 10-K, Forms 10-Q and proxy statements (the "Company Reports"). Company has previously furnished or will promptly furnish National City with true and complete copies of each of Company's annual reports on Form 10-K for the years 1999 through 2002. Except as set forth in the

Company Disclosure Letter, as of their respective dates, the Company Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstance under which they were made, not misleading. Except as set forth in the Company Disclosure Letter, the audited consolidated financial statements and unaudited interim financial statements of Company included in the Company Reports have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of Company and Company Subsidiaries as at the dates thereof and the results of their operations and cash flows for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein. There exist no material liabilities of Company and its consolidated subsidiaries, contingent or otherwise of a type required to be disclosed in accordance with generally accepted accounting practices, except as disclosed in the Company Reports. Company's reserve for possible loan losses as shown in its Quarterly Report on Form 10-Q for the quarter ending September 30, 2003 was adequate, within the meaning of generally accepted accounting principles and safe and sound banking practices.

     4.8 Taxes. Company will promptly make available to National City, upon request by National City, true and correct copies of the federal, state and local income tax returns, and state and local property and sales tax returns filed by Company and any of Company Subsidiaries for each of the fiscal years that remains open, as of the date hereof, for examination or assessment of tax. Except as set forth in the Company Disclosure Letter, Company and each Company Subsidiary have prepared in good faith and duly and timely filed, or caused to be duly and timely filed, all federal, state, local and foreign income, estimated tax, withholding tax, franchise, sales and other tax returns or reports required to be filed by them on or before the date hereof, except to the extent that all such failures to file, taken together, would not have a Material Adverse Effect. Except as set forth in the Company Disclosure Letter, Company and each Company Subsidiary have paid, or have made adequate provision or set up an adequate accrual or reserve for the payment of, all taxes shown or required to be shown to be owing on all such returns or reports, together with any interest, additions or penalties related to any such taxes or to any open taxable year or period. Except as set forth in the Company Disclosure Letter, neither Company nor any of Company's Subsidiaries has consented to extend the statute of limitations with respect to the assessment of any tax. Except as set forth in the Company Disclosure Letter, neither Company nor any of Company Subsidiaries is a party to any action or proceeding, nor to the best of Company's knowledge is any such action or proceeding threatened, by any Governmental Entity in connection with the determination, assessment or collection of any taxes, and no deficiency notices or reports have been received by Company or any of Company Subsidiaries in respect of any material deficiencies for any tax, assessment, or government charge.

     4.9 Employee Plans. Except as set forth in the Company Disclosure Letter, all employee benefit, welfare, bonus, deferred compensation, pension, profit sharing, stock option, employee stock ownership, consulting, severance, or fringe benefit plans, formal or informal, written or oral and all trust agreements related thereto, relating to any present or former directors, officers or employees of Company or Company Subsidiaries ("Company Employee Plans") have been maintained, operated, and administered in substantial compliance with their terms and currently comply, and have at all relevant times complied, in all material respects with the applicable requirements of ERISA, the Code, and any other applicable laws. Neither Company nor any Company Subsidiary maintains any defined benefit plan (as defined in Section 3(35) of ERISA) and, except for amendments adopted since January 1, 2003 to Company Employee Plans intended to be qualified under Section 401(a) of the Code not materially affecting the qualified status of the plans (which are disclosed in, and copies of which have been delivered with, the Company Disclosure Letter), each such plan as amended (and any trust relating thereto) either (i) has been determined by the IRS to be so qualified or (ii) is the subject of a pending application for such determination that was timely filed. In addition, (a) no defined benefit plan previously maintained by the Company or any Company Subsidiary, if any, has been terminated in the six years preceding the date of this Agreement, nor has the PBGC instituted proceedings to terminate any such defined benefit plan or to appoint a trustee or administrator of any such defined benefit plan, and no circumstances exist that constitute grounds under
Section 4042(a)(2) of ERISA
entitling the PBGC to institute any such proceedings and (b) Company has not maintained or participated in a "multiemployer plan" within the meaning of
Section 3(37) of ERISA or a "multiple employer plan" within the meaning of
Section 413(c) of the Code. Neither Company nor any Company Subsidiary has incurred any liability to the PBGC with respect to any "single-employer plan" within the meaning of Section 4001(a)(15) of ERISA currently or formerly maintained by any entity considered one employer with it under Section 4001 of ERISA or Section 414 of the Code, except for premiums all of which have been paid when due. Except as set forth in the Company Disclosure Letter, there is no basis for any Person to assert that Company or any Company Subsidiary has an obligation to institute any Employee Plan or any such other arrangement, agreement or plan. With respect to any insurance policy that heretofore has or currently does provide funding for benefits under any Company Employee Plan, (x) there is no liability on the part of Company or any Company Subsidiary in the nature of a retroactive or retrospective rate adjustment, loss-sharing arrangement, or other actual or contingent liability, nor would there be any such liability if such insurance policy was terminated, and (y) no insurance company issuing such policy is in receivership, conservatorship, liquidation or similar proceeding and, to the knowledge of Company, no such proceeding with respect to any such insurer is imminent. Except as set forth in the Company Disclosure Letter, neither the execution of this Agreement, nor the consummation of the transactions contemplated thereby will (A) constitute a stated triggering event under any Company Employee Plan that will result in any payment (whether of severance pay or otherwise) becoming due from Company or any Company Subsidiary to any present or former officer, employee, director, shareholder, consultant or dependent of any of the foregoing or (B) accelerate the time of payment or vesting, or increase the amount of compensation due to any present or former officer, employee, director, shareholder, consultant, or dependent of any of the foregoing. Neither Company nor any Company Subsidiary has any obligations for retiree health and life benefits under any Company Employee Plan, except as set forth in the Company Disclosure Letter. Except as set forth in the Company Disclosure Letter, there are no restrictions on the rights of Company or Company Subsidiaries to amend or terminate any such Company Employee Plan without incurring any liability thereunder.

     4.10 Material Contracts. Except as set forth in the Company Disclosure Letter or disclosed in the Company Reports, neither Company nor any Company Subsidiary is a party to, or is bound or affected by, or receives benefits under
(a) any Benefit Agreements providing for aggregate payments to any Person in any calendar year in excess of $250,000, (b) any material agreement, indenture or other instrument relating to the borrowing of money by Company or any Company Subsidiary or the guarantee by Company or any Company Subsidiary of any such obligation (other than trade payables and instruments relating to borrowings or guaranties made in the ordinary course of business consistent with past practice) or (c) any other contract or agreement or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by Company with the Commission as of the date hereof (collectively, the "Company Contracts"). Neither Company nor any Company Subsidiary is in default under any Company Contract, which default is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default. Except as set forth in Company Disclosure Letter, neither Company nor any Company Subsidiary is a party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is Company or any Company Subsidiary the subject of a proceeding asserting that it or any Company Subsidiary has committed an unfair labor practice or seeking to compel it or such Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any Company Subsidiary pending or threatened.

     4.11 Absence of Certain Changes or Events. Except as disclosed in the Company Reports filed by Company with the Commission prior to the date of this Agreement, since December 31, 2003, there has not been any change in the financial condition, results of operations or business of Company or any Company Subsidiary which will have a Material Adverse Effect.

     4.12 Litigation. Except as disclosed in the Company Reports filed by Company with the Commission prior to the date of this Agreement, there is no suit, action or proceeding pending, or, to the knowledge of Company, threatened against or affecting Company or any Company Subsidiary which, if determined adversely to Company, would be reasonably expected to have a Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator, outstanding against Company or any Company Subsidiary having, or which would, insofar as reasonably can be foreseen, now or in the future, have a Material Adverse Effect.

     4.13  Compliance with Laws and Orders.

     (a) Company and each Company Subsidiary hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to Company or Company Subsidiary, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect.

     (b) Except as set forth in the Company Disclosure Letter or as disclosed in the Company Reports filed by Company with the Commission prior to the date of this Agreement, the businesses of Company and each Company Subsidiary are not being conducted in violation of any law, ordinance, regulation, judgment, order, decree, license or permit of any Governmental Entity (including, without limitation, in the case of a Company Subsidiary that is a bank, all statutes, rules and regulations pertaining to the conduct of the banking business and the exercise of trust powers), except for violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect. Except as set forth in the Company Disclosure Letter, no investigation or review by any Governmental Entity with respect to Company or any Company Subsidiary is pending or, to the knowledge of Company threatened, nor has any Governmental Entity indicated an intention to conduct the same in each case other than those the outcome of which will not have a Material Adverse Effect.

     (c) Except as is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect, Company and each Company Subsidiary have properly administered all accounts for which its acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law. None of Company, any Company Subsidiary, or any director, officer or employee of Company or of any Company Subsidiary, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account that is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect, and, except as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect, the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

     4.14 Agreements with Bank Regulators, Etc. Neither Company nor any Company Subsidiary is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter, board resolution or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Governmental Entity which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, except for those the existence of which has been disclosed in the Company Disclosure Letter, nor has Company been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, except as set forth in the Company Disclosure Letter. Neither Company nor any Company Subsidiary is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior or executive officer. Company knows of no reason why the regulatory approvals referred to in Section 4.6(c) above should not be obtained.

     4.15 Tax Treatment. As of the date hereof, Company is aware of no reason why the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

     4.16 Fees. Except for fees paid and payable to UBS Securities LLC and The Secura Group, L.L.C., neither Company nor any Company Subsidiary has paid or will become obligated to pay any fee (including any break-up or termination fee) or commission to any broker, finder, intermediary or any other Person in connection with, or as a result of, the transactions contemplated by this Agreement.

     4.17 Company Action. The Board of Directors of Company (at a meeting duly called, constituted and held) has by the requisite vote of all directors present
(a) determined that the Merger is advisable and in the best interests of Company and its shareholders, (b) approved this Agreement and the transactions contemplated by this Agreement, including the Merger, and (c) has directed that the Merger be submitted for consideration by Company's shareholders at the Company Meeting. The Board of Directors of Company has approved the transactions contemplated by this Agreement and taken all steps necessary to exempt (i) the execution of this Agreement, (ii) the Merger and (iii) the transactions contemplated hereby and thereby from, any statute of the Ohio Code that purports to limit or restrict business combinations or the ability to acquire or to vote shares and any other applicable state business combination or anti-takeover provisions of Company's articles of incorporation or code of regulations as currently in effect.

     4.18 Vote Required. The affirmative votes of holders of at least two-thirds of the outstanding shares of Company Common Stock entitled to vote thereon are the only votes of the holders of any class or series of Company capital stock necessary to approve this Agreement and the transactions contemplated by this Agreement.

     4.19 Material Interests of Certain Persons. Except as disclosed in Company's Proxy Statement for its 2003 Annual Meeting of Stockholders, no officer or director of Company, or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Company or any Company Subsidiary that is required to be disclosed under the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

     4.20 Environmental Matters. (i) To the best of Company's knowledge, neither Company nor any Company Subsidiary is in violation of or has any liability, absolute or contingent, in connection with or under any Environmental Law, except any such violations or liabilities which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;
(ii) to the best of Company's knowledge, none of the Loan Portfolio Properties, Trust Properties and Other Properties of Company or any Company Subsidiary is in violation of or has any liability, absolute or contingent, under any Environmental Law, except any such violations or liabilities which, individually or in the aggregate would not have a Material Adverse Effect; and (iii) to the best of Company's knowledge, there are no actions, suits, demands, notices, claims, investigations or proceedings pending or threatened relating to any Loan Portfolio Properties, Trust Properties and Other Properties including, without limitation, any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liability under or violation of Environmental Law, which would impose a liability upon Company or any Company Subsidiary pursuant to any Environmental Law, except such as would not, individually or in the aggregate have a Material Adverse Effect.

     4.21 Labor. (a) Neither Company nor any Company Subsidiary is engaged in, and has not engaged in, any unfair labor practice; (b) there is no labor strike, dispute, slowdown or stoppage actually pending threatened against or directly affecting Company or any Company Subsidiary; (c) no union is currently certified, and there is no union representation question and no union or other organizational activity that would be subject to the National Labor Relations Act (29 U.S.C. Section 151 et seq.) exists or is, to the best knowledge of Company, threatened; (d) no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending and no claims therefore exist or to the best of Company's knowledge, are threatened; (e) no collective bargaining agreement exists which is binding on Company and/or any Company Subsidiary; (f) neither Company nor any Company Subsidiary has experienced any material work stoppage or other material labor difficulty; and (g) except as set forth in the Company Disclosure Letter, neither Company nor any Company Subsidiary is delinquent in any material payments to any of its current or former officers, directors, employees or agents for any wages, salaries, commissions, bonuses, benefits or other compensation for any services performed by them or amounts required to be reimbursed to them.

     4.22 Company Disclosure Letter. The Company Disclosure Letter is arranged in a format in which the disclosures made therein are arranged in paragraphs or sections corresponding to the numbered and lettered sections and subsections of this Agreement. The matters expressly disclosed in the Company Disclosure Letter shall be deemed to be disclosed for all purposes thereunder, so long as such disclosure contains sufficient factual detail to render its relevance to such other purposes readily apparent. The inclusion of any matter in the Company Disclosure Letter shall not be deemed an admission or otherwise imply that any such matter is material for purposes of this Agreement.

     4.23 Minute Books. The minute books of Company and each Company Subsidiary contain or will contain at Closing accurate records of all corporate actions of their respective shareholder(s) and boards of directors (including committees of the board of directors).

                                  V. COVENANTS

     5.1 Acquisition Transactions. Company and each Company Subsidiary shall not, directly or indirectly, and shall instruct and otherwise use its best efforts to cause their respective officers, directors, employees, agents or advisors or other representatives or consultants not to, directly or indirectly,
(i) solicit or initiate any proposals or offers from any Person relating to any acquisition or purchase of all or a material amount of the assets of, or any securities of, or any merger, consolidation or business combination with, Company or any Company Subsidiary (such transactions are referred to herein as "Acquisition Transactions") or (ii) participate in any discussions or negotiation regarding, or furnish to any other Person any information with respect to, an Acquisition Transaction. Notwithstanding the foregoing, nothing in this Section 5.1 shall restrict or prohibit (x) any disclosure by Company that is required in any document to be filed with the Commission after the date of this Agreement, (y) any disclosure that, in the written opinion of counsel to the Board of Directors of Company is otherwise required by applicable law, or
(z) prior to the Company Meeting, consideration and participation in discussions and negotiations regarding, and furnishing to any other Person any information with respect to, a bona fide proposal for an Acquisition Transaction received by Company if the Board of Directors of Company determines in good faith (after consultation with outside legal counsel) that failure to do so would cause it to violate its fiduciary duties. Company shall, and shall cause each Company Subsidiary to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Company shall notify National City immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with Company or any Company Subsidiary.

     5.2 Interim Operations of Company. During the period from the date of this Agreement to the Effective Time, except as specifically contemplated by this Agreement, set forth in the Company Disclosure Letter or as otherwise approved expressly in writing by National City (which approval will not be unreasonably withheld, conditioned or delayed):

        (a) Conduct of Business. Company shall, and shall cause each Company Subsidiary to, conduct their respective businesses only in, and not take any action except in, the ordinary course of business consistent with past practice. Company shall use reasonable efforts to preserve intact the business organization of Company and each Company Subsidiary, to keep available the services of its and their present key officers and employees and to preserve the goodwill of those having business relationships with Company or any Company Subsidiary. Other than in the ordinary course of business consistent with past practice, Company shall not (i) incur any indebtedness for borrowed money (it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include, without limitation, the creation of deposit liabilities, purchases of federal funds, sales of certificates of deposit and entering into repurchase agreements), (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or (iii) make any loan or advance. Company shall not, and shall not permit any of the Company

     Subsidiaries to, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization.

        (b) Articles and Code of Regulations. Company shall not and shall not permit any Company Subsidiary to make any change or amendment to their respective articles of incorporation or code or regulations (or comparable governing instruments) in a manner that would materially and adversely affect either party's ability to consummate the Merger or the economic benefits of the Merger to either party.

        (c) Capital Stock. Company shall not, and shall not permit any Company Subsidiary to, issue or sell any shares of capital stock or any other securities of any of them (other than pursuant to outstanding exercisable stock options granted pursuant to one of Company Option Plans or conversion of any shares of Company Preferred Stock and to the extent of additional shares of Company Common Stock with respect to the PRIDES issued by PFGI Capital Corporation and Series A Preferred Stock of The Provident Bank) or issue any securities convertible into or exchangeable for, or options, warrants to purchase, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or enter into any contract, understanding or arrangement with respect to the issuance of, any shares of capital stock or any other securities of any of them (other than pursuant to Company Option Plans) or enter into any arrangement or contract with respect to the purchase or voting of shares of their capital stock, or adjust, split, combine or reclassify any of their capital stock or other securities or make any other changes in their capital structures. Neither Company nor any Company Subsidiary shall grant any additional stock options, except for up to 25,000 shares in the aggregate of Company Common Stock awarded in the ordinary course of business consistent with Company's past practices.

        (d) Dividends. Company shall not, and shall not permit any Company Subsidiary to, declare, set aside, pay or make any dividend or other distribution or payment (whether in cash, stock or property) with respect to, or purchase or redeem, any shares of the capital stock of any of them other than (i) regular quarterly cash dividends in an amount not to exceed $.24 per share of Company Common Stock payable on the regular historical payment dates, (ii) regular dividends on Company Preferred Stock and (ii) dividends paid between the date hereof and the Effective Time by any Company Subsidiary to Company or another Company Subsidiary with respect to its capital stock, (iii) regular dividends or distributions on the Preferred Securities under the Provident Capital Trust I, Provident Capital Trust II, Provident Capital Trust III or Provident Capital Trust IV and
     (iv) regular dividends declared by the PFGI Capital Corporation Board of Directors as contemplated under the Series A Preferred Stock of PFGI Capital Corporation. It is agreed by the parties hereto that they shall cooperate to assure that, during any quarter, there shall not be a duplication of or omission of payment of dividends to shareholders of Company. If National City proposes to consummate the Merger on a date after the record date for the declaration of its quarterly dividend has occurred but prior to the date on which Company's dividend for the same quarterly period has been declared or paid, the parties agree that the record date for the declaration of Company's dividends for such quarter, or the dividend payment date, or both, may be accelerated to permit the payment of such dividend prior to the Effective Time.

        (e) Employee Plans, Compensation, Etc. Except as otherwise provided in this Agreement, Company shall not, and shall not permit any Company Subsidiary to, adopt or amend except as required by law (including as required to maintain qualification under Section 401(a) of the Code or other contractual obligations existing on the date hereof) or with the consent of National City, which consent shall not be unreasonably withheld, any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, officer or employee, or (except for normal increases in the ordinary course of business consistent with past practice not to exceed 3% in the aggregate) increase the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing plan, agreement or arrangement (including, without limitation, the granting of stock options or stock appreciation rights) or take any action or grant any benefit not required under the terms of any existing agreements, trusts, plans, funds or other such arrangements or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

        (f) Certain Policies. Company will modify and change its loan, litigation, real estate valuation, asset, liquidity and investment portfolio policies and practices (including loan classifications and level of reserves) prior to the Effective Time so as to be consistent on a mutually satisfactory basis with those of National City and generally accepted accounting principles, at the earlier of (i) such time as National City acknowledges that all conditions to its obligations to consummate the Merger set forth in Sections 7.1 and 7.3 below have been irrevocably waived or satisfied and National City waives any right to terminate this Agreement for any reason whatsoever (but in no event prior to seven (7) days before the Effective Time) or (ii) immediately prior to the Effective Time. Company's representations, warranties or covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any such modifications or changes.

     5.3 Interim Operations of National City. During the period from the date of this Agreement to the Effective Time, without the prior written consent of Company, National City agrees for itself and its Subsidiaries as follows:

        (a) Conduct of Business. National City shall use reasonable efforts to preserve its business goodwill. Other than in the ordinary course of business consistent with past practice and except for transactions not exceeding $5,000,000,000 in the aggregate, National City shall not (i) incur any indebtedness for borrowed money (it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include, without limitation, the creation of deposit liabilities, purchases of federal funds, sales of certificates of deposit, issuing bank notes and entering into repurchase agreements) or (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity other than a National City Subsidiary. National City shall not, and shall not permit any of its Significant Subsidiaries to, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution.

        (b) Certificate of Incorporation and By-laws. National City shall not and shall not permit any National City Subsidiary to make any change or amendment to their respective certificates of incorporation or by-laws (or comparable governing instruments) in a manner that would materially and adversely affect either party's ability to consummate the Merger or the economic benefits of the Merger to either party.

        (c) Dividends; Changes in Stock. National City shall neither declare or pay nor propose to declare or pay any extraordinary or special dividends on or make any other special distributions in respect of any of its capital stock, except (A) as otherwise expressly provided herein, (B) the declaration and payment of regular quarterly cash dividends as may be adjusted from time to time, in each case with usual record and payment dates for such dividends in accordance with National City's past dividend practice, and (C) for dividends by a Subsidiary of National City.

        (d) Actions Causing Delay. National City shall not, and shall not permit any of its wholly-owned Subsidiaries to, acquire or agree to acquire, by merging or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, by forming a partnership or joint venture, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, or make or propose to make any sale, lease, assignment or other disposition of a material part of its assets or the assets of any Subsidiary, if the effect of any of the foregoing would be to present a material risk of any material delay in the receipt of any approval required for consummating the Merger or delay in the Effective Time. Without limiting the generality of the foregoing, National City shall not (i) enter into any merger, consolidation or similar business combination transaction in which National City is not the surviving entity or (ii) undertake any other merger, consolidation, acquisition or similar business combination transaction that would result in National City issuing a portion of its capital stock greater than the portion of its capital stock contemplated to be issued to shareholders of Company pursuant to this Agreement or that would result in National City or any wholly-owned National City Subsidiary paying an amount in cash or other property greater than the value of the capital stock of National City contemplated to be issued to shareholders of Company pursuant to this Agreement.

     5.4 Control of Other Party's Business. Nothing contained in this Agreement (including, without limitation, Sections 5.2 and 5.3) shall give National City, directly or indirectly, the right to control or direct the operations of Company or shall give Company, directly or indirectly, the right to control or direct the operations of National City prior to the Effective Time. Prior to the Effective Time, each of Company and National City shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' respective operations.

     5.5  Employee Matters.

     (a) Benefit Agreements. Surviving Corporation and National City shall honor, maintain and perform on and after the Effective Time and through December 31, 2004, without deduction, counterclaims, interruptions or deferment (other than withholding under applicable law or as expressly authorized by a Company Employee Plan), all of Company's and Company Subsidiaries' obligations under Company Employee Plans as such plans are in effect as of the Effective Time. Nothing in this Section shall be construed to require the accrual of any benefit under any Company Employee Plans past December 31, 2004 or preclude National City from amending or terminating any such Company Employee Plan effective on or after December 31, 2004.

     (b) Employment of Continuing Employees. National City agrees that each Person who is an employee of Company or any Company Subsidiary as of immediately prior to the Effective Time (individually, a "Continuing Employee" and, collectively, the "Continuing Employees") shall be an employee of National City or one of its Subsidiaries as of the Effective Time. Following the Effective Time and through December 31, 2004, each Continuing Employee, while employed by National City or one of its Subsidiaries, shall continue to receive, as nearly as is practicable, the benefits such Continuing Employee would have received under the Company Employee Plans immediately prior to the Effective Time.

     (c) Participation in National City Plans. Commencing as of January 1, 2005, National City and its Subsidiaries shall cause the Continuing Employees, while employed by National City or any of its Subsidiaries, to be eligible to participate in the National City Employee Plans that provide employee benefits (including, but not limited to, pension, welfare, incentive compensation, severance, and vacation pay benefits) that similarly situated National City employees participate in.

     (d) Past Service Credit Under National City Plans. National City and its Subsidiaries shall cause the National City Employee Plans that cover the Continuing Employees or any of their dependents or beneficiaries to treat the employment and service of the Continuing Employees with the Company, Company Subsidiaries and any predecessor employers through the Effective Time as employment and service with National City and its Subsidiaries for all purposes (other than benefit accruals under any defined benefit pension plan including, but not limited to, the calculation of future pay credit service under a cash balance pension formula and any eligibility requirements for benefits under National City's Retiree Welfare Benefit Plan) under National City Employee Plans that cover the Continuing Employees.

     (e) Severance Upon Termination of Continuing Employee. If a Continuing Employee's employment is terminated by National City or any of its Subsidiaries
(A) on or prior to the first anniversary of the Effective Time, such Continuing Employee shall be entitled to severance benefits from National City and its Subsidiaries that are not less than the greater of (i) the severance benefits that would have been paid under the severance benefit plan or program of the Company or Company Subsidiaries applicable to such Continuing Employee as of the date hereof, and (ii) the severance benefits that would be paid from time to time under the severance benefit plan or program of National City and its Subsidiaries that applies to similarly situated employees of National City and its Subsidiaries; and (B) after the first anniversary of the Effective Time, such Continuing Employee shall be entitled to severance benefits from National City and its Subsidiaries in accordance with the severance plans and policies of National City and its Subsidiaries, as in effect from time to time thereafter for similarly situated employees.

     (f) Change in Control. National City acknowledges that, and will cause the Surviving Corporation to acknowledge that, the consummation of the Merger shall constitute a "Change in Control" within the meaning of each Company Employee Plan and each severance agreement or employment agreement to which the Company or any Company Subsidiary is a party, and that following the consummation of the Merger "Good Reason" within the meaning of each severance or employment agreement listed in section 5.5(f)(1) of the Company Disclosure Letter shall exist for purposes of each such listed agreement. Upon the consummation of the Merger, National City shall, or shall cause the Surviving Corporation to, assume the Company's obligations under each severance or employment agreement of the Company, including without limitation those specifically listed in section 5.5(f)(2) of the Company Disclosure Letter.

     5.6 Access and Information. Upon reasonable notice, National City and Company shall, and shall cause its respective Subsidiaries to, afford to the other party to this Agreement and its representatives (including, without limitation, directors, officers and employees of such investigating party and its affiliates, and counsel, accountants and other professionals retained) such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as such investigating party may reasonably request; provided, however, that a party shall not be required to provide access to any such information if the providing of such access (i) would be reasonably likely, to advice of counsel, to result in the loss or impairment of any privilege generally recognized under law with respect to such information or (ii) would be precluded by any law, ordinance, regulation, judgment, order, decree, license or permit of any Governmental Entity. Any claim by a party for a breach of representation, warranty, covenant, agreement or obligation of such party hereunder shall not be affected by any investigation conducted by such party with respect to, or knowledge acquired (or capable of being acquired), with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant, agreement or obligation. All information furnished by one party to the other parties in connection with this Agreement or the transactions contemplated hereby shall be subject to the terms and conditions of the Confidentiality Agreements, dated November 4, 2003 and February 9, 2004, by and between National City and Company (the "Confidentiality Agreements"). Without limiting the effect of the Confidentiality Agreements, if the transactions contemplated by this Agreement are not consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party that furnished the same or destroyed.

     5.7 Certain Filings, Consents and Arrangements. National City and Company shall (a) as soon as practicable make any required filings and applications required to be filed with Governmental Entities between the date of this Agreement and the Effective Time, (b) cooperate with one another (i) in promptly determining whether any other filings are required to be made or consents, approvals, permits or authorizations are required to be obtained under any other relevant federal, state or foreign law or regulation and (ii) in promptly making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such consents, approvals, permits or authorizations and (c) deliver to the other parties to this Agreement copies of the publicly-available portions of all such reports promptly after they are filed.

     5.8  State Takeover Statutes.  Company shall take all reasonable steps to
(i) exempt Company and the Merger from the requirements of any state takeover law by action of Company's Board of Directors or otherwise and (ii), upon the request of National City, assist in any challenge by National City to the applicability to the Merger of any state takeover law.

     5.9  Indemnification.

     (a) From and after the Effective Time, in the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any Person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of Company or any Company Subsidiary (the "Indemnitees") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Company, any of the Company Subsidiaries or any of their respective predecessors; or (ii) this

Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, National City shall indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnitee against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnitee to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time). National City's obligations under this
Section 5.9(a) continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim (a "Claim") asserted or made within such period shall continue until the final disposition of such Claim.

     (b) National City agrees that all rights to indemnification and all limitations on liability existing in favor of the directors, officers and employees of Company and the Company Subsidiaries, and their respective heirs and assigns (the "Covered Parties") as provided in their respective articles or certificate of incorporation or code of regulations as in effect as of the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect, without any amendment thereto.

     (c) National City, from and after the Effective Time, shall (i) cause the Persons who served as directors or officers of Company and the Company Subsidiaries on or before the Effective Time to be covered by Company's existing directors' and officers' liability insurance policy or an equivalent "tail" directors and officers liability insurance policy, and a "tail" fiduciary liability insurance policy covering officers and employees of Company and the Company Subsidiaries with respect to the Company Employee Plans, with a duration of not less than six (6) years from the Effective Time (provided, that National City may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not materially less favorable than such policy) (the "Insurance Policies"); provided, however, that (i) after the first year of coverage under the Insurance Policies, National City shall not be obligated to make annual premium payments (or the annualized equivalent in premium payments for whatever period may be covered) pursuant to this Section 5.9(c) for the Insurance Policies to the extent such premiums exceed 150% of the annual premiums paid as of the date hereof by Company for its current premiums for such insurance (the "Insurance Expense Cap"), (ii) National City shall use its reasonable best efforts to obtain the Insurance Policy commencing on the Effective Time and, within the Insurance Expense Cap, keep such policy in effect until the sixth anniversary of the Effective Time. If National City is unable to obtain such Insurance Policy with the coverages required hereby within the Insurance Expense Cap, then National City shall use the full amount of the Insurance Expense Cap to obtain one or more alternate insurance policies with as much coverage as is commercially obtainable. National City shall provide Company with a true and complete copy of a binder with respect to such Insurance Policy at least ten (10) days prior to the Effective Time and shall provide Company a true and complete copy of the Insurance Policy as proposed to be issued prior to the Effective Time.

     (d) If National City or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or National City or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of National City assume the obligations set forth in this Section.

     (e) The provisions of this Section 5.9 are intended to be for the benefit of, and shall be enforceable by, as the case may be, each Indemnitee, Covered Party or director or officer of Company and each Company Subsidiary and their respective heirs, representatives and assigns. National City agrees to pay all costs and expenses (including fees and expenses of counsel) that may be incurred by any such Person or his or her personal representatives in successfully enforcing the obligations of National City under this Section. The provisions of this Section shall survive the Closing for an indefinite period of time and are in addition to any other rights to which an Indemnitee or Covered Party may be entitled.

     5.10  Additional Agreements.

     (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including using its best efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Entities, effecting all necessary registrations, applications and filings and obtaining any required contractual consents and regulatory approvals.

     (b) Each party covenants, for itself and its Subsidiaries, not to take intentionally any action that would, or reasonably might be expected to, result in any of its representations and warranties set forth in this Agreement being or becoming untrue, subject to such exceptions as do not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, National City or on the Surviving Corporation following the Effective Time, or in any of the conditions to the Merger not being satisfied or in a violation of any provision of this Agreement, or (unless such action is required by applicable law) which would adversely affect the ability of the parties to obtain any approval required for the consummation of the Merger without imposition of conditions or restrictions.

     5.11 Section 16. National City and Company agree that, in order to most effectively compensate and retain Company Insiders (as defined below) in connection with the Merger, both prior to and after the Effective Time, it is desirable that Company Insiders not be subject to a risk of liability under
Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of Company Common Stock and Unexercised Options to acquire Company Common Stock into shares of National City Common Stock and options to acquire shares of National City Common Stock in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 5.11. "Company Insiders" shall mean those officers and directors of Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act. Company shall, reasonably promptly following the date hereof, provide to National City a list of (a) the Company Insiders, (b) the number of shares of National City Common Stock and National City Preferred Stock thereon expected to be received pursuant to the Merger, as appropriate, by each Company Insider at the Effective Time on account of shares of Company Common Stock, Company Preferred Stock and Unexercised Options thereon, reasonably expected to be held by such Company Insider immediately prior to the Effective Time and (c) a description of the material terms of such Unexercised Options. Prior to the Effective Time, (x) the Company's Board of Directors shall take such actions consistent with the Commission's interpretive guidance to approve the disposition of Company Common Stock, Company Preferred Stock and Unexercised Options thereon, by each Company Insider for purposes of Rule 16b-3(e) such that the deemed "sale" of such Company Common Stock, Company Preferred Stock and Company Options thereon by such Persons pursuant to the Merger shall be exempt from liability pursuant to Section 16(b) of the Exchange Act, and (y) the National City Board of Directors shall take such action consistent with the Commission's interpretive guidance to approve the acquisition of National City Common Stock and National City Preferred Stock by each director and officer of National City for purposes of Rule 16b-3(d) under the Exchange Act such that the deemed "purchase" of such National City Common Stock and National City Preferred Stock thereon, by such Persons pursuant to the Merger shall be exempt from liability pursuant to Section 16(b) of the Exchange Act.

     5.12 Publicity. The initial press release announcing this Agreement shall be a joint press release and thereafter Company and National City shall consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any Governmental Entity or with any national securities exchange with respect thereto.

     5.13 Registration Statement and Proxy. As soon as practicable after the date hereof, National City and Company shall prepare and file with the Commission the Proxy Statement, with form of proxy to be used in connection with the vote of Company shareholders with respect to the Merger. National City shall, as promptly as practicable after the date hereof, prepare and file with the Commission the Registration Statement, containing the Proxy Statement, in connection with the registration under the Securities Act of

National City Common Stock issuable upon conversion of Company Common Stock in the Merger. National City and Company shall each use all reasonable efforts to have or cause the Registration Statement declared effective as promptly as practicable following receipt of final comments from the Staff of the Commission on the Proxy Statement and Registration Statement (or confirmation that such Staff will not review such filings), including, without limitation, cooperating with each other in the preparation of such documents, causing their accountants to deliver necessary or required instruments such as opinions and certificates and taking any other action required or necessary to be taken under federal or state securities laws or otherwise in connection with the registration process and to maintain the effectiveness of the Registration Statement. Company shall use all reasonable efforts to cause the Proxy Statement to be mailed to its shareholders at the earliest practicable date. National City and Company shall cooperate with respect to the Company Meeting, and Company shall use all reasonable efforts to hold such meeting as soon as practicable after the date hereof.

     5.14 Stock Exchange Listings. National City shall use its best efforts to list on the New York Stock Exchange, upon official notice of issuance, the National City Common Stock to be issued pursuant to the Merger.

     5.15 Shareholders' Meeting. Company shall take all action necessary, in accordance with applicable law and its articles of incorporation and code of regulations, to convene a special meeting of the holders of Company Common Stock (the "Company Meeting") as promptly as practicable for the purpose of considering and taking action upon this Agreement. The Board of Directors of Company shall recommend that the holders of Company Common Stock vote in favor of and approve the Merger and adopt this Agreement at the Company Meeting, and may not withdraw or modify its approval or recommendation, unless the Board of Directors of Company determines in good faith (after consultation with outside legal counsel) that failure to do so would cause it to violate its fiduciary duties.

     5.16 Tax-Free Reorganization Treatment. Neither National City nor Company shall intentionally take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a "reorganization" within the meaning of Section 368 of the Code.

     5.17 Provision of Shares. National City shall issue and provide the shares of National City Common Stock and National City Preferred Stock deliverable upon the conversion of Company Common Stock and Company Preferred Stock, respectively, pursuant to this Agreement, and will provide the cash to be paid in lieu of fractional shares of National City Common Stock as provided in
Section 2.1 above. The shares of National City Common Stock and National City Preferred Stock to be issued and exchanged for shares of Company Common Stock and Company Preferred Stock, respectively, pursuant to this Agreement shall, at the Effective Time, be duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive rights.

     5.18 Adverse Action. From the date hereof until the Effective Time, except as expressly contemplated by the Agreement, neither party will, without the written consent of the other party (which consent will not be unreasonably withheld, conditioned or delayed) knowingly take any action that would, or would be reasonably likely to result in (a) any of its representations and warranties set forth in the Agreement being or becoming untrue, (b) any of the conditions to the Merger set forth in Article VII below not being satisfied or (c) a material violation of any provision of the Agreement except, in each case, as may be required by applicable law.

     5.19 Notice of Breach or Potential Breach. Company or National City, as the case may be, shall promptly notify the other party to this agreement of any change, circumstance or event which would cause any of the representations or warranties made by such notifying party pursuant to this Agreement to be untrue or which prevents such notifying party from complying with any of its obligations hereunder.

     5.20 Update and Supplement to Disclosure Letters. Company and National City shall be permitted to update and supplement their respective Disclosure Letters so as to disclose other information or exceptions to one or more representations or warranties contained in Article III hereof in the case of National City and Article IV hereof in the case of Company which are a result of events which occur, or knowledge first obtained, after the date hereof; provided, however, that, anything herein to the contrary notwithstanding, (i) no exceptions or other information set forth on any such updated or supplemented Disclosure Letter shall be deemed to cure any representation or warranty which was not true and correct as of the date hereof, and (ii) the exceptions and other information set forth on any such updated or supplemented Disclosure Letter shall not be taken into consideration in determining, for purposes of this Agreement, whether the conditions set forth in
Section 7.3 hereof in the case of National City, and Section 7.2 hereof in the case of Company shall have been satisfied, and (iii) this Section 5.20 shall not relieve any party of its obligations under any covenant set forth herein.

                              VI. CLOSING MATTERS

     6.1 The Closing. Subject to satisfaction or waiver of all conditions precedent set forth in Article VII below, the closing (the "Closing") shall occur at such location mutually agreeable to the parties and on a date (the "Closing Date") which is on the first business day after the later of:

        (a) the first date on which the Merger may be consummated in accordance with the approvals of any Governmental Entities; or

        (b) the date the required approvals of Company's shareholders have been obtained; or

        (c) such other date to which the Parties agree in writing.

     If all conditions are determined to be satisfied in all material respects (or are duly waived) at the Closing, the Closing shall be consummated by the making of all necessary filings required by all Governmental Entities.

     6.2 Documents and Certificates. National City and Company shall use their respective best efforts, on or prior to the Closing, to execute and deliver all such instruments, documents or certificates as may be necessary or advisable, on advice of counsel, for the consummation at the Closing of the transactions contemplated by this Agreement to occur as soon as practicable.

                                VII. CONDITIONS

     7.1 Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

        (a) The Merger shall have been approved and adopted by the requisite vote of the holders of Company Common Stock.

        (b) The National City Common Stock issuable in the Merger shall have been authorized for listing on the New York Stock Exchange, upon official notice of issuance.

        (c) All authorizations, consents, orders or approvals of, and all expirations of waiting periods imposed by, any Governmental Entity (collectively, "Consents") which are necessary for the consummation of the Merger, (other than immaterial Consents, the failure to obtain which would not be materially adverse to, National City and National City's Subsidiaries, taken as a whole, or Company and Company Subsidiaries, taken as a whole) shall have been obtained or shall have occurred and shall be in full force and effect at the Effective Time; provided, however, that no such authorization, consent, order or approval shall be deemed to have been received if it shall include any conditions or requirements which would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable in the reasonable opinion of National City the consummation of the Merger.

        (d) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission and remain in effect; provided, however, that prior to October 29,

     2004, the fact that a stop order has been issued and remains in effect shall not be the sole basis for termination of this Agreement by a party pursuant to Sections 8.1(d) or 8.1(f) of this Agreement so long as the other party is taking, or cooperating in taking, all commercially reasonable actions to obtain the lifting of such stop order.

        (e) No temporary restraining order or preliminary or permanent injunction or other order by any federal or state court in the United States which prevents the consummation of the Merger shall have been issued and remain in effect; provided, however, that prior to the earlier of (i) October 29, 2004 or (ii) the time at which such injunction or order becomes final and non-appealable, the entry of any such injunction or order shall not be the sole basis for termination of this Agreement by a party pursuant to Sections 8.1(d) or 8.1(f) of this Agreement so long as the other party is taking, or cooperating in taking, all commercially reasonable actions to cause such injunction or order to be appealed, vacated, lifted or otherwise modified to permit the Merger to become effective.

        (f) Keating, Muething & Klekamp, PLL, counsel to Company, shall have delivered to Company and National City its opinion, dated the day of the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth or referenced in such opinion that are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly: (i) no gain or loss will be recognized by National City or Company as a result of the Merger (except for amounts resulting from any required change in accounting methods, any income and deferred gain recognized pursuant to U.S. Treasury Regulations issued under Section 1502 of the Code, or other exceptions as set forth in such opinion), (ii) no gain or loss will be recognized by the shareholders of Company who exchange their shares of Company Common Stock or Company Preferred Stock solely for shares of National City Common Stock or National City Preferred Stock, respectively, pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in National City Common Stock),
     (iii) the aggregate tax basis of the shares of National City Common Stock received by a Company shareholder in the Merger (including any fractional shares of National City Common Stock deemed received and redeemed) will be the same as the aggregate tax basis of the shares of Company Common Stock surrendered by such Company shareholder in exchange therefor, (iv) the aggregate tax basis of the shares of National City Preferred Stock received by a Company shareholder in the merger (including any fractional shares of National City Preferred Stock deemed received and redeemed) will be the same as the aggregate tax basis of the shares of Company Preferred Stock surrendered by such Company shareholder in exchange therefor, and (v) the holding period of the shares of National City Common Stock or National City Preferred Stock received in the Merger will include the period during which the shares of Company Common Stock or Company Preferred Stock surrendered in exchange therefore were held, provided such shares of Company Common Stock or Company Preferred Stock were held as capital assets at the Effective Time. In rendering such opinion, counsel may require and rely upon such representations as it deems appropriate and which shall be contained in certificates of officers of Company, National City and others.

     7.2 Conditions to Obligation of Company to Effect the Merger. The obligation of Company to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the additional following conditions:

        (a) National City shall have performed in all material respects its covenants contained in this Agreement required to be performed at or prior to the Effective Time.

        (b) The representations and warranties of National City contained in this Agreement shall be true and correct when made and the representations and warranties set forth in Article III above shall be true and correct as of the Effective Time as if made at and as of such time, except as expressly contemplated or permitted by this Agreement, except for representations and warranties relating to a time or times other than the Effective Time which were or will be true and correct at such time or times and except where the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, does not result or would not result in a Material Adverse Effect without taking into consideration any materiality or knowledge qualifier that applies to such representation or warranty.

        (c) National City shall have furnished Company a certificate dated the date of the Closing, signed by the Chief Executive Officer and Chief Financial Officer of National City that, to the best of their knowledge and belief after due inquiry, the conditions set forth in Sections 7.2(a) and 7.2(b) above have been satisfied.

        (d) Counsel to National City (which may be in-house counsel) shall have delivered its opinion that the shares of National City Common Stock and National City Preferred Stock have been validly issued and shall be fully paid and nonassessable upon issuance to Company's shareholders.

     7.3 Conditions to Obligation of National City to Effect the Merger. The obligation of National City to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the additional following conditions:

        (a) Company shall have performed in all material respects its covenants contained in this Agreement required to be performed at or prior to the Effective Time.

        (b) The representations and warranties of Company contained in this Agreement shall be true and correct when made and the representations and warranties set forth in Article IV above shall be true and correct as of the Effective Time as if made on and as of such time, except as expressly contemplated or permitted by this Agreement, except for representations and warranties relating to a time or times other than the Effective Time which were or will be true and correct at such time or times and except where the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, does not result or would not result in a Material Adverse Effect without taking into consideration any materiality or knowledge qualifier that applies to such representation or warranty.

        (c) Company shall have furnished National City a certificate dated the date of the Closing signed by the Chief Executive Officer and Chief Financial Officer of Company that, to the best of their knowledge and belief after due inquiry, the conditions set forth in Sections 7.3(a) and 7.3(b) above have been satisfied.

                              VIII. MISCELLANEOUS

     8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding any approval or adoption of this Agreement by the shareholders of Company as follows:

        (a) by mutual consent in writing of the Board of Directors of National City and the Board of Directors of Company;

        (b) by National City or Company if the Merger shall not have been consummated on or before October 29, 2004 and such terminating party is not in material breach hereof;

        (c) by National City or Company if the shareholders of Company do not approve the transactions contemplated herein at the Company Meeting;

        (d) (i) by National City if any condition specified in Sections 7.1(b), 7.1(c), 7.1(d) or 7.1(f) above has not been met or waived by National City at such time as such condition is no longer capable of being satisfied;

           (ii) by Company if any condition specified in Sections 7.1(b), 7.1(c) and 7.1(d) above has not been met or waived by Company at such time as such time as such condition is no longer capable of being satisfied;

           (iii) by Company if the condition specified in Section 7.1(f) above has not been met or waived by Company and National City is unable to obtain an equivalent opinion from a nationally recognized law firm reasonably acceptable to Company within 30 days of being notified that

        Keating, Muething & Klekamp PLL is unwilling or unable to provide the opinion set for in Section 7.1(f);

        (e) by Company (i) if any condition specified in Section 7.2(b), (c) or
     (d) above has not been met or waived by Company at such time as such condition is no longer capable of being satisfied or (ii) if the condition specified in Section 7.2(a) has not been met or waived by Company, but in connection with this clause (ii) only after Company has furnished written notice to National City of its failure to perform and such failure has not been cured or waived by the earlier of 30 days after the date of such notice or October 29, 2004;

        (f) by National City (i) if any condition specified in Section 7.3(b) or
     (c) above has not been met or waived by National City at such time as such condition is no longer capable of being satisfied or (ii) if the condition specified in Section 7.3(a) has not been met or waived by National City, but in connection with this clause (ii) only after National City has furnished written notice to Company of its failure to perform and such failure has not been cured or waived by the earlier of 30 days after the date of such notice or October 29, 2004;

        (g) by either party hereto in writing, if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any final and non-appealable injunction, order, decree or ruling that has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger;

        (h) by Company if (A) it is not in material breach of its obligations under Section 5.1 above, (B) it enters into a binding written agreement for, or its Board of Directors recommends, an Acquisition Transaction, and
     (C) upon Company's termination pursuant to this Section 8.1(h), the Company pays National City the Termination Fee described in Section 8.10(b) below;

        (i) by National City if Company enters into a binding written agreement for, or its Board of Directors recommends, an Acquisition Transaction (which in case of a termination pursuant to this Section 8.1(i), Company shall become obligated to pay the Termination Fee to National City as described in Section 8.10(b) below); or

        (j) by National City if

           (A) a tender offer or exchange offer shall have been commenced that, if consummated, would result in any Person becoming the legal or beneficial owner of either (x) 25% or more of the Company Common Stock or (y) 10% or more of the Company Common Stock and such offer is made as a part of a transaction or series of transactions in which such Person shall acquire additional Company Common Stock which in the aggregate constitutes more than 50% of the issued and outstanding Company Common Stock; and

           (B) the Board of Directors of Company fails to recommend against acceptance of such tender offer or exchange offer or elects to take no position with respect to the acceptance of such offer (which in case of a termination pursuant to this Section 8.1(j), Company shall become obligated to pay the Termination Fee to National City as described in
        Section 8.10(b) below); or

        (k) by National City if it is not in material breach of this Agreement and the closing condition set forth in Section 7.2(b) would otherwise be satisfied on the date of termination, and

           (A) the Company Meeting shall not have been called prior to October 1, 2004 through fault (whether commission or omission) of Company;

           (B) the Board of Directors of Company does not publicly recommend in the Proxy Statement that the Company's shareholders approve and adopt this Agreement; or

           (C) after recommending in the Proxy Statement that such shareholders approve and adopt this Agreement, the Board of Directors of Company shall have withdrawn, modified or amended such recommendation in any manner adverse to National City (which in case of a termination pursuant to this Section 8.1(k), Company shall become obligated to pay the Termination Fee to National City as described in Section 8.10(b) below).

     8.2 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and covenants in this Agreement will terminate at the Effective Time or the earlier termination of this Agreement pursuant to
Section 8.1 above, as the case may be; provided, however, that if the Merger is consummated, Sections 1.7, 2.1 through 2.4, 5.5, 5.6, 5.9, 5.16 and 8.2 hereof shall survive the Effective Time to the extent contemplated by such Sections, except Section 5.5 shall survive for a period of two years following the Effective Time; provided, further, that the last two sentences of Section 5.6 and all of Section 8.10 hereof shall in all events survive any termination of this Agreement.

     8.3 Waiver and Amendment. Subject to applicable provisions of the DGCL and Ohio Code, any provision of this Agreement may be waived at any time by the party which is, or whose stockholders, shareholders or employees are, entitled to the benefits thereof, and this Agreement may be amended or supplemented at any time, provided that no amendment will be made after any stockholder or shareholder approval of the Merger which reduces or changes the form of the Merger Consideration without further stockholder or shareholder approval. No such waiver, amendment or supplement will be effective unless in a writing that makes express reference to this Section 8.3 and is signed by the party or parties sought to be bound thereby.

     8.4 Entire Agreement. This Agreement, the Confidentiality Agreements and each party's disclosure letters contain the entire agreement among National City and Company with respect to the Merger and the other transactions contemplated hereby and thereby, and supersede all prior agreements among the parties with respect to such matters.

     8.5 Applicable Law. This Agreement will be governed by and construed in accordance with the substantive laws of the State of Ohio except to the extent the respective laws of the State of Delaware or Ohio govern the manner in which the Merger shall be consummated and the effect thereof.

     8.6 Certain Definitions; Headlines. (a) For purposes of this Agreement, the term:

        (i) "Affiliate", "Associate" and "Significant Subsidiary" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date hereof.

        (ii) "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

        (iii) "Fed Approval Date" means the day the FRB issues an order approving consummation of the Merger.

        (iv) "Market Price" means the weighted average of the per share closing prices on the New York Stock Exchange of National City Common Stock for the ten (10) consecutive trading days ending at the end of the trading day immediately preceding the Effective Time.

        (v) "Material Adverse Effect" means an event, change or occurrence which has a material negative impact on the financial condition, businesses or results of operations of Company and its Subsidiaries, taken as a whole, or National City and its Subsidiaries, taken as a whole, as the case may be, or the ability of Company or National City, as the case may be, to consummate the transactions contemplated hereby. The effect of any action taken by Company solely pursuant to Section 5.2(f) above shall not be taken into consideration in determining whether any Material Adverse Effect has occurred; provided, however, that in determining whether a Material Adverse Effect has occurred there shall be excluded any effect on the referenced party the cause of which is (i) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (ii) any change in generally accepted accounting principles or regulatory accounting requirements applicable to banks or their holding companies, generally, (iii) general changes in conditions, including interest rates, in the banking industry or in the global or United States economy or financial markets, with respect to clause (i), (ii) or (iii), to the extent that a change does not materially affect the referenced party to a materially different extent than other similarly situated banking organizations, (iv) any action or omission of Company or National City or any Subsidiary of either of them taken with the prior written consent of National City or Company, as applicable, in contemplation of the Merger, or
     (v) the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or the announcement thereof.

        (vi) "Person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity or organization; and

        (vii) "Subsidiary" of Company, National City or any other Person means, except where the context otherwise requires, any corporation, partnership, limited liability company, trust or similar association of which Company, National City or any other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other types of entities listed.

     (b) The descriptive headings contained in this Agreement are for convenience and reference only and will not affect in any way the meaning or interpretation of this Agreement.

     (c) Unless the context of this Agreement expressly indicates otherwise, (i) any singular term in this Agreement will include the plural and any plural term will include the singular and (ii) the term "Section" or "Schedule" will mean a section or schedule of or to this Agreement.

     8.7 Notices. All notices, consents, requests, demands and other communications hereunder will be in writing and will be deemed to have been duly given or delivered if delivered personally, telexed with receipt acknowledged, mailed by registered or certified mail return receipt requested, sent by facsimile with confirmation of receipt, or delivered by a recognized commercial courier addressed as follows:

     If to Company to:

         Provident Financial Group, Inc.
         One East Fourth Street, MS-201
         Cincinnati, Ohio 45202
         Attention: Robert L. Hoverson, President and CEO
         Fax No. (513) 345-7185

     With copies to:

         Arnold & Porter LLP
         555 12th Street, N.W.
         Washington, D.C. 20004
         Attention: Steven Kaplan, Esquire
         Fax No. (202) 942-5999

         Keating, Muething & Klekamp PLL
         1400 Provident Tower
         Cincinnati, Ohio 45202
         Attention: Timothy B. Matthews, Esquire
         Fax No. (513) 579-6457

     If to National City to:

         National City Corporation
         P. O. Box 5756
         Cleveland, Ohio 44101-0756
         Attention: Chairman of the Board
         Fax No. (216) 222-2336

     With a copy to:

         National City Corporation
         Law Department
         P. O. Box 5756
         Cleveland, Ohio 44101-0756
         Attention: General Counsel
         Fax No. (216) 222-2336

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section 8.7.

     8.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original but all of which together will constitute but one agreement.

     8.9 Parties in Interest; Assignment. Except for Sections 2.2 and 5.5 above (which are intended to be for the benefit of the Continuing Employees and holders of Unexercised Options under Company Option Plans to the extent contemplated thereby and their beneficiaries, and may be enforced by such Persons) and Section 5.9, this Agreement is not intended to nor will it confer upon any other Person (other than the parties hereto) any rights or remedies. Except as herein expressly provided, without the prior written consent of the other party to this Agreement neither National City nor Company shall assign any rights or delegate any obligations under this Agreement. Any such purported assignment or delegation made without prior consent of the other party hereto shall be null and void.

     8.10  Effect of Termination and Termination Fee.

        (a) In the event of termination of this Agreement by either National City or Company as provided in Section 8.1 hereof, this Agreement shall forthwith become void and have no effect except (i) as set forth in this
     Section 8.10, the last two sentences of Section 5.6 and Section 8.5, which shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful or intentional breach of any provision of this Agreement.

        (b) In recognition of the efforts, expenses and other opportunities foregone by National City while structuring and pursuing the Merger, the parties hereto agree that Company shall pay to National City a termination fee of $84,000,000 (the "Termination Fee") in the manner set forth below, if this Agreement is terminated:

           (i) (A) pursuant to Section 8.1(c) above and National City is not in material breach of this Agreement and (B) prior to June 30, 2005, Company enters into a written agreement for an Acquisition Transaction with a Person or related Person that publicly announced an intention to enter into an Acquisition Transaction with Company prior to the date of the Company Meeting, whereupon Company shall pay the Termination Fee by wire transfer of immediately available funds to an account designated by National City promptly upon the consummation of such Acquisition Transaction;

           (ii) (A) pursuant to Section 8.1(f) above and National City is not in material breach of this Agreement and (B) following the initiation of discussions with the Person or related Person that enters into a written agreement for an Acquisition Transaction, prior to June 30, 2005, Company shall have intentionally breached (and not cured after notice thereof) any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach shall have materially contributed to the failure of the Effective Time to occur prior to termination of this Agreement, whereupon Company shall pay the Termination Fee by wire transfer of immediately available funds to an account designated by National City promptly upon consummation of such Acquisition Transaction;

           (iii) pursuant to Section 8.1(g) above if a third Person publicly announces its intent to engage in an Acquisition Transaction and such third Person or a related Person initiates or instigates any of the proceedings related to the enactment, issuance, promulgation, enforcement or entering a final non-appealable injunction, order, decree or ruling that has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger, and the Company enters into a written agreement for such Acquisition Transaction prior to June 30, 2005, whereupon Company shall pay the Termination Fee by wire transfer of immediately available funds to an account designated by National City promptly upon consummation of such Acquisition Transaction; or

           (iv) pursuant to Sections 8.1(h), 8.1(i), 8.1(j), or 8.1(k), whereupon Company shall pay the Termination Fee by wire transfer of immediately available funds to an account designated by National City promptly upon termination.

        (c) If the Merger is consummated, all expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the Surviving Corporation.

        (d) Nothing contained in this Section 8.10 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a party of the terms of this Agreement or otherwise limit the rights of the non-breaching party with respect to such a willful breach. In the absence of a willful breach, however, if this Agreement is terminated by either party under circumstances pursuant to which a Termination Fee becomes payable and is promptly paid, Company shall have no further obligation or liability to National City and National City agrees to release Company, its officers, directors, employees, agents, attorneys and advisors from any loss, claim or damages which might otherwise be asserted.

     8.11 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof.

     8.12 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible.

     IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement as of the date first above written.

                                          PROVIDENT FINANCIAL GROUP, INC.

                                          By:    /s/ ROBERT L. HOVERSON
                                            ------------------------------------
                                             Robert L. Hoverson, President and
                                                             CEO

                                          NATIONAL CITY CORPORATION

                                          By:     /s/ DAVID A. DABERKO
                                            ------------------------------------
                                            David A. Daberko, Chairman and CEO

                                   EXHIBIT A

                           CERTIFICATE OF DESIGNATION

                             RIGHTS AND PREFERENCES

                                     OF THE

                SERIES D NON-VOTING CONVERTIBLE PREFERRED STOCK

                               WITHOUT PAR VALUE

                                       OF

                           NATIONAL CITY CORPORATION

                       PURSUANT TO SECTION 151 (G) OF THE
                            GENERAL CORPORATION LAW
                            OF THE STATE OF DELAWARE

     NATIONAL CITY CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"),

     DOES HEREBY CERTIFY:

     FIRST: The Restated Certificate of Incorporation of the Corporation, as amended, authorizes the issuance of 5,000,000 shares of preferred stock, without par value, of the Corporation ("Preferred Stock") in one or more series, and authorizes the Board of Directors to fix by resolution or resolutions and designation of each series of Preferred Stock and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof.

     SECOND: The Board of Directors of the Corporation, at a meeting duly held and called on February 16, 2004, authorized the issuance of shares of Preferred Stock of the Corporation in exchange for shares of Series D non-voting convertible Preferred Stock, with $1.00 par value, of Provident Financial Group, Inc. ("Company Series D Preferred Stock") and did duly adopt the following resolution providing for the designation, powers, preferences and rights, and the qualifications, limitations and/or restrictions thereof, of the Series D Non-Voting Convertible Preferred Stock, without par value, of the Corporation.

     THIRD: That a copy of this Certificate of Designation Rights and Preferences of the Series D Non-Voting Convertible Preferred Stock, without par value was presented to the meeting of the Board of Directors of National City Corporation held on February 16, 2003

     RESOLVED, that the Corporation authorize and issue Series D Non-Voting Convertible Preferred Stock, without par value, up to an aggregate of 70,272 shares at such time or times and having such rights and preferences as provided by the Certificate of Designation Rights and Preferences of the Series D Non-Voting Preferred Stock Without Par Value of National City Corporation in the form presented to and retained with the records of this meeting ("Preferred Stock") together with an indeterminate number of shares of Common Stock as may be issuable upon conversion of the Preferred Stock;

                             RIGHTS AND PREFERENCES

SECTION 1.  DESIGNATION OF SERIES AND NUMBER OF SHARES.

     The shares of such series of Preferred Stock shall be designated "Series D Non-Voting Convertible Preferred Stock" (hereinafter referred to as the "Series D Preferred Stock"), and the number of shares which shall constitute such series shall be not more than 70,272 shares, without par value, which number may be decreased (but not below the number thereof then outstanding) from time to time by the Board of Directors.

SECTION 2.  DIVIDENDS.

     (A) Dividends shall be paid on outstanding shares of Series D Preferred Stock if, as and when dividends are paid on Common Stock of the Corporation at a dividend rate per share of Series D Preferred Stock equal to the product of (i) the number of shares of Common Stock of the Corporation into which each share of Series D Preferred Stock is convertible, and (ii) the dividend paid by the Corporation on each share of its outstanding Common Stock. "Common Stock" shall have the definition set forth in Section 6(J) hereof.

     (B) As used in this Section 2, the word "dividends" shall not include dividends payable solely in shares of its capital stock (whether shares of Common Stock or of capital stock of any other class) of the Corporation (if, but only if, an adjustment to the Conversion Price is made with respect to such dividend pursuant to Section 6(A) hereof) but shall include warrants or rights to subscribe for or to purchase any security of the Corporation and any other distribution made to holders of the Corporation's Common Stock.

SECTION 3.  LIQUIDATION PREFERENCE.

     (A) The Series D Preferred Stock shall be preferred over the Common Stock or any other class or series of stock ranking junior to the Series D Preferred Stock as to distribution of assets in the event of any liquidation or dissolution or winding up of the Corporation and, in any such event, the holders of the Series D Preferred Stock shall be entitled to receive, after payment or provision for payment of the debts and other liabilities of the Corporation, out of the assets of the Corporation available for distribution to its stockholders, $100 per share, and no more, together with an amount equal to all dividends accrued and unpaid thereon to the date of final distribution, for each share of the Series D Preferred Stock held by them before any distribution of the assets shall be made to the holders of the Common Stock or any other class or series of stock ranking junior to the Series D Preferred Stock as to distribution of assets. Upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full on the Series D Preferred Stock as provided in the preceding sentence, but not prior thereto, the Common Stock or any other series or class of stock ranking junior to the Series D Preferred Stock as to distribution of assets shall, subject to the respective terms and provisions, if any, applying thereto, be entitled to receive any and all assets remaining to be paid or distributed and the Series D Preferred Stock shall not be entitled to share therein.

     (B) If, upon any liquidation or dissolution or winding up of the Corporation, the amounts payable on or with respect to the Series D Preferred Stock are not paid in full, the holders of shares of the Series D Preferred Stock, together with all classes or series of stock ranking on a parity with the Series D Preferred Stock as to distribution of assets, shall share ratably in any distribution of assets according to the respective amounts which would be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to the Series D Preferred Stock and any other class or series of stock that so ranks on a parity with the Series D Preferred Stock were paid in full.

     (C) Neither the merger or consolidation of the Corporation with or into another corporation nor the sale, lease or other transfer of all or substantially all of the assets of the Corporation shall be deemed to be a liquidation or dissolution or winding up of the Corporation.

     (D) Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, stating the payment date and the place where the distributable amount shall be payable and containing a statement of the conversion right set forth hereinafter, shall be given by mail, not less than thirty (30) days prior to the payment date stated herein, to the holders of record of the Series D Preferred Stock at their respective addresses as the same shall then appear on the books of the Corporation.

SECTION 4.  AUTOMATIC CONVERSION UPON CERTAIN TRANSFERS.

     Any shares of Series D Preferred Stock that are transferred to any person, other than Great American Insurance Company, Great American Life Insurance Company or any of their respective affiliates ("Original Holders"), shall upon such transfer be automatically converted into Common Stock at the Conversion Price (as defined in Section 6 below) in effect on the date of such transfer. For purposes of this provision, an

"affiliate" of any person is another person controlling, controlled by or under common control with such person.

SECTION 5.  NO REDEMPTION.

     The Corporation shall have no right to redeem any shares of Series D Preferred Stock at any time.

SECTION 6.  CONVERSION.

     Shares of Series D Preferred Stock may be converted at any time and from time to time at the option of the holder thereof into fully paid and nonassessable shares of Common Stock of the Corporation at the rate of 15.96 shares of Common Stock as constituted on February 16, 2004 for each share of Series D Preferred Stock surrendered for conversion. The conversion rate expressed may also be expressed as a conversion price of $6.26 (the "Conversion Price") based on a liquidation value of each share of Series D Preferred Stock of $100.00.

     (A) The Conversion Price shall be subject to adjustment from time to time in case the Corporation shall (a) pay a dividend, or make a distribution, to all holders of its Common Stock in shares of its capital stock (whether shares of Common Stock or of capital stock of any other class) (b) subdivide its outstanding shares of Common Stock into a greater number of shares, (c) combine its outstanding shares of Common Stock into a smaller number of shares, or (d) issue by reclassification of its shares of Common Stock any securities, in which case the Conversion Price and terms of conversion in effect immediately prior to such action shall be adjusted so that the holder of any share of Series D Preferred Stock thereafter surrendered for conversion shall be entitled to receive the kind and number of shares of Common Stock or other securities of the Corporation which such holder would have owned or been entitled to receive immediately following such action had such share of Series D Preferred Stock been converted immediately prior thereto. An adjustment made pursuant to this
Section 6(A) shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

     All calculations under this Section 6 shall be rounded to the nearest cent or to the nearest one hundredth of a share, as the case may be.

     Whenever the Conversion Price is adjusted as herein provided, the Corporation shall mail a copy of a statement setting forth the adjusted Conversion Price determined as provided herein and setting forth the method of calculation and the facts requiring such adjustment and upon which such calculation is based to each person who is a registered holder of Series D Preferred Stock at such person's last address as the same appears on the books of the Corporation. Each adjustment shall remain in effect until a subsequent adjustment is required hereunder.

     (B) If, at any time while shares of Series D Preferred Stock are outstanding, the Corporation shall (i) declare a dividend (or any other distribution) on its Common Stock, other than in cash out of current or retained earnings, or (ii) reclassify its Common Stock (other than through a subdivision or combination thereof) or become a party to any consolidation or merger for which approval of the holders of its stock is required, or sell or transfer all or substantially all of the assets of the Corporation, then the Corporation shall cause to be mailed to registered holders of Series D Preferred Stock, at their last addresses as they shall appear on the books of the Corporation at least twenty days prior to the applicable record date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend or distribution, or if a record is not to be taken, the date as of which holders of Common Stock of record to be entitled to such dividend or distribution are to be determined, or (y) the date on which any such reclassification, consolidation, merger, sale or transfer is expected to become effective, and the date as of which it is expected that holders of record of Common Stock shall be entitled to exchange their Common Stock for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, sale or transfer. Failure to give or receive the notice required by this
Section 6(B) or any defect therein shall not affect the legality or validity of any such dividend, distribution, reclassification, consolidation, merger, sale, transfer or other action.

     (C) In case of a merger or consolidation of the Corporation with or into another corporation, or the sale of the Corporation's property or assets as, or substantially as, an entirety, to another corporation, or the reclassification of the Common Stock (other than through a subdivision or combination thereof, or change in par value), holders of shares of Series D Preferred Stock shall thereafter have the right to convert each of such shares into the kind and amount of shares of stock and other securities and property receivable upon such merger, consolidation, sale or reclassification by a holder of the number of shares of Common Stock (whether whole or fractional) into which such shares of Series D Preferred Stock might have been converted immediately prior to such a merger, consolidation, sale or reclassification, and shall have no other conversion rights under these provisions; and effective provision shall be made in the charter of the resulting or surviving corporation or otherwise, so that the provisions set forth herein for the protection of conversion rights of Series D Preferred Stock shall thereafter be applicable, as nearly as reasonably may be, to any other shares of stock and other securities and property deliverable upon conversion of Series D Preferred Stock remaining outstanding or other convertible preferred stock received in place thereof. Any such resulting or surviving corporation shall expressly assume the obligation to deliver, upon the exercise of the conversion right, such shares, securities or property as holders of Series D Preferred Stock remaining outstanding, or other convertible preferred stock received by such holders in place thereof, shall be entitled to receive pursuant to the provisions hereof, and to make provision for protection of conversion rights as above provided.

     (D) The holder of any shares of Series D Preferred Stock may exercise its option to convert such shares into shares of Common Stock only by surrendering for such purpose to the Corporation at its principal office the certificates representing the shares to be converted, accompanied by written notice that such holder elects to convert such shares in accordance with the provisions of this
Section 6. Said notice shall also state the name or names (with addresses) in which the certificate or certificates for shares of Common Stock which shall be issuable on conversion are to be issued. Each certificate or certificates surrendered for conversion shall, unless the shares issuable on conversion are to be issued in the same name as that in which such certificate or certificates are registered, be accompanied by instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the holder or its duly authorized attorney. Each conversion shall be deemed to have been effected on the date on which such certificate or certificates shall have been surrendered and such notice received by the Corporation as aforesaid, and the person or person in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become on said date the holder or holders of record of the shares represented thereby notwithstanding that the transfer books of the Corporation may then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to such person.

     As promptly as practicable on or after the conversion date, the Corporation shall issue and deliver to the person or persons entitled to receive the same a certificate or certificates representing the number of full shares of Common Stock issuable upon such conversion.

     (E) In connection with the conversion of shares of Series D Preferred Stock into Common Stock, no fractional shares of Series D Preferred Stock or of Common Stock shall be issued, but the Corporation shall pay a cash adjustment in respect of such fractional interest, calculated on the market price of the Common Stock on the date of conversion.

     (F) Upon any conversion of shares of Series D Preferred Stock, no allowance, adjustment or payment shall be made with respect to accrued but unpaid dividends upon such Series D Preferred Stock or with respect to dividends on the Common Stock to be issued upon conversion.

     (G) The issuance of stock certificates on conversions of shares of Series D Preferred Stock shall be made without charge to converting shareholders for any tax in respect of the issuance thereof. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any registration of transfer involved in the issue and delivery of stock in any name other than that of the holder of the shares of Series D Preferred Stock converted, and the Corporation shall not be required to so issue or deliver any stock certificate unless and until the person or persons requesting the registration of transfer shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

     (H) The Corporation shall at all times reserve and keep available out of its authorized Common Stock the full number of shares of Common Stock deliverable upon the conversion of all outstanding shares of Series D Preferred Stock.

     (I) Any shares of Series D Preferred Stock converted shall be retired and shall assume the status of authorized and unissued Preferred Stock, undesignated as to series, subject to reissuance by the Corporation as shares of Preferred Stock of one or more series, as may be determined from time to time by the Board of Directors, but such shares shall not be reissued as Series D Preferred Stock.

     (J) For purposes of this Section 6, Common Stock" shall mean (a) the Corporation's Common Stock, without par value, or (b) any other class of stock resulting from successive changes or reclassifications of such Common Stock consisting solely of changes in par value, or from par value to no par value, or from no par value to par value; provided, however, that in the event that at any time as a result of an adjustment made pursuant to Section 6(A) above, the holder of any share of Series D Preferred Stock thereafter surrendered for conversion would become entitled to receive any stock of the Corporation other than shares of its Common Stock, thereafter the conversion rate and price with respect to such other shares so receivable upon conversion of any share of Series D Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Common Stock contained in this Section 6.

SECTION 7.  VOTING RIGHTS.

     (A) The holders of the Series D Preferred Stock shall not be entitled to vote except as provided in this Section 7 and as otherwise provided by law.

     (B) So long as any shares of Series D Preferred Stock are outstanding, the Corporation shall not, in any manner, whether by amendment to its Certificate of Incorporation or By-Laws, by merger (whether or not the Corporation is the surviving corporation in such merger), by consolidation, or otherwise, without the written consent of the affirmative vote at a meeting called for that purpose of the holders of at least two-thirds of the votes of the shares of Series D Preferred Stock then outstanding, voting separately as a class, (i) amend, alter or repeal any of the provisions of any resolution or resolutions establishing the Series D Preferred Stock so as to affect adversely the powers, preferences or special rights of such Series D Preferred Stock or (ii) authorize the issuance of, or authorize any obligation or security convertible into, exchangeable for or evidencing the right to purchase shares of, any additional class or series of stock ranking prior to the Series D Preferred Stock in the payment of dividends or the preferential distribution of assets.

     (C) Nothing in this Section 7 shall be deemed to require any vote or consent of the holders of shares of Series D Preferred Stock in connection with the authorization or issuance of any series of Preferred Stock ranking on a parity with or junior to the Series D Preferred Stock as to dividends and/or distribution of assets.

SECTION 8.  RESTRICTIONS ON TRANSFER.

     The Original Holders of the Series D Preferred Stock shall be entitled to transfer ownership of their shares only as follows:

        (A) in a widely dispersed public offering;

        (B) in sales pursuant to Rule 144 of the Securities Act of 1933 or rules of similar import;

        (C) in sales pursuant to Rule 144A of the Securities Act of 1933, or in any other private sale in which no single purchaser acquires more than 2% of the voting shares of the Corporation; or

        (D) to the Corporation, to a third party that has acquired a majority of the shares of the Corporation or to any other Original Holder.

SECTION 9.  REPORTS.

     (A) So long as any shares of the Series D Preferred Stock shall be outstanding, the Corporation shall provide to each holder of such shares a copy of the annual report to shareholders distributed pursuant to Rule 14a-3 of the Securities Exchange Act of 1934.

     (B) The Board of Directors of the Corporation shall have the right to adopt amendments to the Certificate of Incorporation in respect of any unissued or treasury shares of any class and thereby to fix or change: the division of such shares into series and the description and authorized number of shares of each series; the dividend rate; the dates of payment of dividends and the dates from which they are cumulative; liquidation price; redemption rights and price; sinking fund requirements; conversion rights; and restrictions on the issuance of shares of any class or series.

     (C) No holder of shares of any class of the corporation shall be entitled as such, as a matter of right, to subscribe for or purchase shares of any class, now or hereafter authorized, or to purchase or subscribe for securities convertible into or exchangeable for shares of the corporation or to which shall be attached or appertain any warrants or rights entitling the holder thereof to subscribe for or purchase shares, except such rights of subscription or purchase, if any, at such price or prices, and upon such terms and conditions as the Board of Directors in its discretion from time to time may determine.

     RESOLVED, that all actions taken by the officers and directors of the Corporation or any of them in connection with the foregoing resolutions through the date hereof be, and they hereby are, ratified and approved.

     IN WITNESS WHEREOF, NATIONAL CITY CORPORATION has caused this Certificate of Designation to be signed David A. Daberko, its Chairman and David L. Zoeller, its Secretary, and its Corporate Seal to be hereunder affixed this ____ day of ________, 2004.

                                          NATIONAL CITY CORPORATION
[Seal]

                                          By:
                                            ------------------------------------
                                            David A. Daberko, Chairman & CEO

------------------------------------------------------
David L. Zoeller, Secretary

                                                                       EXHIBIT B

                              COMPANY OPTION PLANS

1. Provident Financial Group, Inc. 2000 Stock Option Plan

2. Provident Financial Group, Inc.1997 Stock Option Plan

3. Provident Financial Group, Inc. 1996 Stock Option Plan

4. Provident Financial Group, Inc. 1988 Stock Option Plan

5. Provident Financial Group, Inc. 1992 Outside Director Amended and Restated Stock Option Plan

6. Provident Financial Group, Inc. 2002 Outside Director Stock Option Plan

                                                                         ANNEX B

                                                              UBS Securities LLC
                                                                 299 Park Avenue
                                                              New York, NY 10171
                                                                     www.ubs.com

                                                               February 16, 2004
The Board of Directors
Provident Financial Group, Inc.
One East Fourth Street
Cincinnati, OH 45202

Dear Members of the Board:

     We understand that Provident Financial Group, Inc., an Ohio corporation (the "Company"), is considering a transaction whereby the Company will be merged (the "Merger") with and into National City Corporation, a Delaware corporation ("National City"). Pursuant to the terms of the Agreement and Plan of Merger (the "Merger Agreement"), to be dated as of the date hereof, by and between National City and the Company, among other things, each issued and outstanding share of the common stock of the Company, no par value ("Company Common Stock") (other than certain shares specified in the Merger Agreement), will be converted into 1.135 (the "Exchange Ratio") shares of common stock of National City, par value of $4.00 per share ("National City Common Stock"). We also understand that approximately 40% of the Company Common Stock is beneficially owned by Carl H. Lindner, Carl H. Lindner III, S. Craig Lindner, Keith E. Lindner and American Financial Group, Inc. (together the "Affiliated Shareholders"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

     You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Company Common Stock in the Merger. Our opinion addresses the aggregate consideration to be received by the holders of the Company Common Stock as a whole, without regard to size of holdings by individual shareholders, and we are not opining on the particular situations of specific shareholders, including the Affiliated Shareholders and any other shareholders distinguished by size of position or other factors.

     UBS Securities LLC ("UBS") has acted as financial advisor to the Company in connection with the Merger and will receive a fee for its services. UBS also will receive a fee upon delivery of this opinion. In the past, UBS and its predecessors have provided investment banking services to the Company, certain of the Affiliated Shareholders, and National City and received compensation for the rendering of such services. In the ordinary course of business, UBS, its successors and affiliates have held or traded, and may in the future hold or trade, securities of the Company, certain of the Affiliated Shareholders, and National City for their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

     Our opinion does not address the relative merits of the Merger as compared to other business strategies or transactions that might be available to the Company or the Company's underlying business decision to effect the Merger, nor does our opinion constitute a recommendation to any shareholder of the Company as to how such shareholder should vote or act with respect to the Merger or any other matter. We have not been asked to, nor do we, offer any opinion as to any terms of the Merger Agreement or the form of the Merger (other than, as described below, the Exchange Ratio). We express no opinion as to what the value of National City Common Stock will be when issued pursuant to the Merger Agreement or the prices at which it will trade or otherwise be transferable at any time. In addition, we express no opinion as to whether the Affiliated Shareholders or any other holders of a significant number of shares of Company Common Stock could sell such shares in privately negotiated transactions for more consideration per share than the implied value of the Exchange Ratio. In rendering this opinion, we have assumed, with your consent, that the Merger Agreement does not differ in any respect from the draft we have examined and that National City and the Company will comply with all the material terms of the Merger Agreement. We have not been authorized to and have not solicited indications of interest in a possible business combination with the Company from any person.

     In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information and other data relating to the business and financial prospects of the Company and National City, including certain publicly available consensus financial forecasts and estimates relating to the Company and National City that were reviewed and discussed with the management of the Company and National City,
(ii) reviewed the reported prices and trading activity for Company Common Stock and National City Common Stock, (iii) reviewed certain internal financial information and other data relating to the business and financial prospects of the Company and National City that were provided to us by the Company and National City, respectively, and not publicly available, (iv) conducted discussions with members of the senior management of the Company and National City concerning the businesses and financial prospects of the Company and National City; (v) reviewed publicly available financial and stock market data with respect to certain other companies in lines of business we believe to be generally comparable to those of the Company and National City, (vi) compared the financial terms of the Merger with the publicly available financial terms of certain other transactions that we believe to be generally relevant, (vii) considered certain pro forma effects of the Merger on National City's financial statements and reviewed certain estimates of synergies and other potential benefits prepared by National City management and reviewed and discussed these estimates with the management of the Company, (viii) reviewed drafts of the Merger Agreement and (ix) conducted such other financial studies, analyses, and investigations, and considered such other information as we deemed necessary or appropriate.

     In connection with our review, with your consent, we have not assumed any responsibility for independent verification of any of the information provided to or reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or National City, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts, estimates, pro forma effects and estimates of synergies and other potential benefits referred to above, we have been advised by the management of the Company and National City and have assumed, with your consent, that they reflect the best currently available estimates and judgments as to the future performance of the Company and National City and are otherwise reasonable. In addition, we have assumed with your approval that the future financial results referred to herein provided to us by the Company and National City will be achieved, and the synergies and other potential benefits as prepared by National City management and reviewed and discussed with the management of the Company will be realized, at the times and in the amounts projected by the management of National City and reviewed by and discussed with the management of the Company. We have also assumed, with your consent, that the Merger will qualify as a tax-free reorganization for U.S. federal income tax purposes. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any material adverse effect on any of the Company, National City and the Merger. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility to update or revise our opinion based upon circumstances or events occurring after the date hereof.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock.

Very truly yours,

UBS SECURITIES LLC


By: /s/ OLIVIER SARKOZY                            By: /s/ JOSEPH JIAMPIETRO
    ----------------------------------------       ----------------------------------------
    Olivier Sarkozy                                    Joseph Jiampietro
    Managing Director                                  Executive Director

                                                                         ANNEX C

SECTION 1701.84 DISSENTING SHAREHOLDERS ENTITLED TO RELIEF.

     The following are entitled to relief as dissenting shareholders under section 1701.85 of the Revised Code:

     (A) Shareholders of a domestic corporation that is being merged or consolidated into a surviving or new entity, domestic or foreign, pursuant to section 1701.78, 1701.781, 1701.79, 1701.791, or 1701.801 of the Revised Code;

     (B) In the case of a merger into a domestic corporation, shareholders of the surviving corporation who under section 1701.78 or 1701.781 of the Revised Code are entitled to vote on the adoption of an agreement of merger, but only as to the shares so entitling them to vote;

     (C) Shareholders, other than the parent corporation, of a domestic subsidiary corporation that is being merged into the domestic or foreign parent corporation pursuant to section 1701.80 of the Revised Code;

     (D) In the case of a combination or a majority share acquisition, shareholders of the acquiring corporation who under section 1701.83 of the Revised Code are entitled to vote on such transaction, but only as to the shares so entitling them to vote;

     (E) Shareholders of a domestic subsidiary corporation into which one or more domestic or foreign corporations are being merged pursuant to section 1701.801 of the Revised Code.

SECTION 1701.85 QUALIFICATIONS OF AND PROCEDURES FOR DISSENTING SHAREHOLDERS.

     (A)(1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

     (2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which he seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to him of the fair cash value of the shares as to which he seeks relief, which demand shall state his address, the number and class of such shares, and the amount claimed by him as the fair cash value of the shares.

     (3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which he seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after he has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

     (4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation.

     (5) If the corporation sends to the dissenting shareholder, at the address specified in his demand, a request for the certificates representing the shares as to which he seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may forthwith endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return such endorsed certificates to the dissenting shareholder. A dissenting shareholder's failure to deliver such certificates terminates his rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of such shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only such rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

     (B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to such a complaint is required. Upon the filing of such a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from such evidence as is submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have such power and authority as is specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at such rate and from such date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505. of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to such payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

     (C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised

Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing such fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

     (D)(1) The right and obligation of a dissenting shareholder to receive such fair cash value and to sell such shares as to which he seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

        (a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

        (b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

        (c) The dissenting shareholder withdraws his demand, with the consent of the corporation by its directors;

        (d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

     (2) For purposes of division (D)(1) of this section, if the merger or consolidation has become effective and the surviving or new entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the general partners of a surviving or new partnership or the comparable representatives of any other surviving or new entity.

     (E) From the time of the dissenting shareholder's giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTOR AND OFFICERS

     Section 145 of the Delaware General Corporation Law authorizes indemnification of directors and officers of a Delaware corporation under certain circumstances against expenses, judgments and the like in connection with litigation. Article VI of National City's First Restatement of Bylaws, as amended on October 28, 2002, and Article Seventh of our Amended and Restated Certificate of Incorporation provides for broad indemnification of National City's directors and officers. National City also maintains insurance coverage relating to certain liabilities of directors and officers.

ITEM 21.  EXHIBITS

(a)      EXHIBIT NUMBER AND DESCRIPTION
  2      Agreement and Plan of Merger by and between National City
         Corporation and Provident Financial Group, Inc., dated as of
         February 16, 2004 (included as Annex A to the proxy statement/prospectus).
  3.1    Amended and Restated Certificate of Incorporation of
         National City Corporation dated April 13, 1999 (filed as
         Exhibit 3.2 to National City's Quarterly Report on Form 10-Q for the quarter and nine months ended September 30, 2000, and incorporated herein by reference).
  3.2 National City Corporation First Restatement of By-laws adopted April 27, 1987 (as Amended through October 28, 2002)
         (filed as Exhibit 3.3 to National City's Quarterly Report on
         Form 10-Q for the quarter and nine months ended September
         30, 2002, and incorporated herein by reference).
  4.1    Amended and Restated Certificate of Incorporation of
         National City Corporation dated April 13, 1999 (filed as
         Exhibit 3.2 to National City's Quarterly Report on Form 10-Q for the quarter and nine months ended September 30, 2000, and incorporated herein by reference) related to the capital stock of National City Corporation.
  4.2    Certificate of Designation of Series D Preferred Stock
         (included as Exhibit A to Annex A to the proxy statement/prospectus).
  4.3 National City Corporation First Restatement of By-laws adopted April 27, 1987 (as Amended through October 28, 2002)
         (filed as Exhibit 3.3 to National City's Quarterly Report on
         Form 10-Q for the quarter and nine months ended September
         30, 2002, and incorporated herein by reference) related to stockholder rights.
  4.4 National City agrees to furnish upon request to the Commission a copy of each instrument defining the rights of holders of Senior and Subordinated debt of the National
         City.
  5      Opinion of National City Corporation Law Department re
         Legality.
  8      Opinion of Keating, Muething & Klekamp, P.L.L. re Tax
         Matters.
 10.1    National City Corporation 1989 Stock Option Plan (filed as
         Exhibit 10.1 to National City's Quarterly Report on Form
         10-Q for the quarter ended March 31, 2003, and incorporated herein by reference).
 10.2    National City Corporation's 1993 Stock Option Plan (filed as
         Exhibit 10.5 to Registration Statement No. 33-49823 and incorporated herein by reference).
 10.3    National City Corporation 150th Anniversary Stock Option
         Plan (filed as Exhibit 4 to National City's Form S-8
         Registration Statement No. 33-58815 dated April 25, 1995, and incorporated herein by reference).
 10.4    National City Corporation Plan for Deferred Payment of
         Directors' Fees, as Amended (filed as Exhibit 10.5 to
         Registration Statement No. 2-914334 and incorporated herein by reference).
 10.5    National City Corporation Supplemental Executive Retirement
         Plan, as Amended and Restated July 1, 2002 (filed as Exhibit
         10.7 to National City's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, and incorporated herein by reference).

 10.6    National City Corporation Amended and Second Restated 1991
         Restricted Stock Plan (filed as Exhibit 10.9 to Registration
         Statement No. 33-49823 and incorporated herein by reference).
 10.7    Form of grant made under National City Corporation 1991
         Restricted Stock Plan in connection with National City
         Corporation Supplemental Executive Retirement Plan as
         Amended (filed as Exhibit 10.7 to National City's Quarterly
         Report on Form 10-Q for the quarter ended March 31, 2003, and incorporated herein by reference).
 10.8    Central Indiana Bancorp Option Plan effective March 15, 1991
         (filed as Exhibit 10.8 to National City's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, and incorporated herein by reference).
 10.9    Central Indiana Bancorp 1993 Option Plan effective October
         12, 1993 (filed as Exhibit 10.9 to National City's Quarterly
         Report on Form 10-Q for the quarter ended March 31, 2003, and incorporated herein by reference).
 10.10   Form of contracts with David A. Daberko, William E.
         MacDonald III, Jon L. Gorney, Robert J. Ondercik, Jeffrey D.
         Kelly, David L. Zoeller, Thomas A. Richlovsky, James P.
         Gulick, John D. Gellhausen, Herbert R. Martens, Jr., Thomas
         W. Golonski, Stephen A. Stitle, James R. Bell III, Peter E.
         Raskind, Philip L. Rice, Timothy J. Lathe, Janis E. Lyons,
         J. Armando Ramirez, Paul G. Clark, Shelley J. Seifert, and
         Ted M. Parker (filed as Exhibit 10.29 to National City's
         Form S-4 Registration Statement No. 333-45609 dated February
         4, 1998, and incorporated herein by reference).
 10.11 Split Dollar Insurance Agreement effective January 1, 1994, between National City Corporation and certain key employees
         (filed as Exhibit 10.11 to National City's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, and incorporated herein by reference).
 10.12   Restated First of America Bank Corporation 1987 Stock Option
         Plan (filed as Exhibit 4.4 to National City's Post-Effective
         Amendment No. 2 [on Form S-8] to Form S-4 Registration
         Statement No. 333-46571 dated March 19, 1998, and incorporated herein by reference).
 10.13   Amended and Restated First of America Bank Corporation Stock
         Compensation Plan (filed as Exhibit 4.5 to National City's
         Post-Effective Amendment No. 2 [on Form S-8] to Form S-4
         Registration Statement No. 333-46571 dated March 19, 1998, and incorporated herein by reference).
 10.14   First of America Bank Corporation Directors Stock
         Compensation Plan (filed as Exhibit 4.6 to National City's
         Post-Effective Amendment No. 2 [on Form S-8] to Form S-4
         Registration Statement No. 333-46571 dated March 19, 1998, and incorporated herein by reference).
 10.15 National City Corporation 1997 Stock Option Plan as Amended and Restated effective October 22, 2001 (filed as Exhibit
         10.17 to National City's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, and incorporated herein by reference).
 10.16   National City Corporation 1997 Restricted Stock Plan as
         Amended and Restated effective October 31, 2001 (filed as
         Exhibit 10.18 to National City's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, and incorporated herein by reference).
 10.17   The National City Corporation Retention Plan for Executive
         Officers effective April 29, 2003 (filed as Exhibit 10.17 to
         National City's Quarterly Report on Form 10-Q for the quarter and six months ended June 30, 2003, and incorporated herein by reference).
 10.18   Integra Financial Corporation Employee Stock Option Plan
         (filed as Exhibit 4.3 to National City's Post-Effective
         Amendment No. 1 [on Form S-8] to Form S-4 Registration
         Statement No. 333-01697, dated April 30, 1996, and incorporated herein by reference).
 10.19   Integra Financial Corporation Management Incentive Plan
         (filed as Exhibit 4.4 to National City's Post-Effective
         Amendment No. 1 [on Form S-8] to Form S-4 Registration
         Statement No. 333-01697, dated April 30, 1996, and incorporated herein by reference).
 10.20   Integra Financial Corporation Non-Employee Directors Stock
         Option Plan (filed as Exhibit 4.5 to National City's
         Post-Effective Amendment No. 1 [on Form S-8] to Form S-4
         Registration Statement No. 333-01697, dated April 30, 1996, and incorporated herein by reference).

 10.21   National City Corporation Amended and Restated Long-Term
         Incentive Compensation Plan for Senior Officers as Amended and Restated effective January 1, 2001 (filed as Exhibit
         10.32 to National City's Quarterly Report on Form 10-Q for the quarter and nine months ended September 30, 2000, and incorporated herein by reference).
 10.22   National City Corporation Management Incentive Plan for
         Senior Officers as Amended and Restated effective January 1,
         2001 (filed as Exhibit 10.33 to National City's Quarterly
         Report on Form 10-Q for the quarter and nine months ended
         September 30, 2000, and incorporated herein by reference).
 10.23   National City Corporation Supplemental Cash Balance Pension
         Plan as Amended and Restated effective November 1, 2001
         (filed as Exhibit 10.25 to National City's Annual Report on
         Form 10-K for the fiscal year ended December 31, 2001, and incorporated herein by reference).
 10.24   The National City Corporation 2001 Stock Option Plan as
         Amended and Restated effective October 22, 2001 (filed as
         Exhibit 10.27 to National City's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, and incorporated herein by reference).
 10.25   National City Savings and Investment Plan No. 3 (filed as
         Exhibit 4.3 to National City's Form S-8 Registration
         Statement No. 333-61712 dated as of May 25, 2001, and incorporated herein by reference).
 10.26   Amendment No. 1 to the National City Savings and Investment
         Plan No. 3 (filed as Exhibit 4.5 to National City's
         Post-Effective Amendment No. 1 to Form S-8 Registration
         Statement No. 333-61712 and incorporated herein by reference).
 10.27 National City Corporation 2002 Restricted Stock Plan (filed as Exhibit A to National City's Proxy Statement dated March
         8, 2002, and incorporated herein by reference).
 10.28   The National City Corporation Long-Term Deferred Share
         Compensation Plan effective April 22, 2002 (filed as Exhibit
         10.33 to National City's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, and incorporated herein by reference).
 10.29   The National City Corporation Deferred Compensation Plan as
         Amended and Restated effective July 23, 2002 (filed as
         Exhibit 10.34 to National City's Quarterly Report on Form
         10-Q for the quarter ended June 30, 2002, and incorporated herein by reference).
 10.30   Form of Agreement Not To Compete with David A. Daberko and
         William E. MacDonald III (filed as Exhibit 10.35 to National
         City's Quarterly Report on Form 10-Q for the quarter ended
         June 30, 2002, and incorporated herein by reference).
 10.31   Visa(R) U.S.A. Inc. limited guaranty between National City
         Corporation and Visa(R) U.S.A. Inc. dated August 6, 2002
         (filed as Exhibit 10.36 to National City's Quarterly Report on Form 10-Q for the quarter and nine months ended September
         30, 2002, and incorporated herein by reference).
 10.32   The National City Corporation Executive Savings Plan, as
         Amended and Restated effective January 1, 2003 (filed as
         Exhibit 10.32 to National City's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and incorporated herein by reference).
 10.33 The National City Corporation Savings and Investment Plan, as Amended and Restated effective January 1, 2001 (filed as
         Exhibit 10.33 to National City's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and incorporated herein by reference).
 10.34   The National City Corporation Savings and Investment Plan
         No. 2, as Amended and Restated effective January 1, 2001
         (filed as Exhibit 10.34 to National City's Annual Report on
         Form 10-K for the fiscal year ended December 31, 2002, and incorporated herein by reference).
 10.35   Amendment No. 1 to the National City Savings and Investment
         Plan, as Amended and Restated effective January 1, 2001
         (filed as Exhibit 10.35 to National City's Annual Report on
         Form 10-K for the fiscal year ended December 31, 2002, and incorporated herein by reference).
 10.36   Amendment No. 1 to the National City Savings and Investment
         Plan No. 2, as Amended and Restated effective January 1,
         2001 (filed as Exhibit 10.36 to National City's Annual
         Report on Form 10-K for the fiscal year ended December 31, 2002, and incorporated herein by reference).
 10.37 Amendment No. 1 to the Split Dollar Insurance Agreement effective January 1, 2003 (filed as Exhibit 10.37 to
         National City's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and incorporated herein by reference).

..38 10   Credit Agreement dated as of April 12, 2001, by and between National City and the banks named therein (filed as Exhibit 4.2 to National City's Quarterly Report on Form 10-Q for the
         quarter ended March 31, 2001, and incorporated herein by reference) and the Assumption
         Agreement dated June 11, 2002 (filed as Exhibit 4.2 to National City's Quarterly Report on
         Form 10-Q for the quarter ended June 30, 2002, and incorporated herein by reference).
 10.39   MasterCard International Incorporated limited guaranty between National City Corporation and
         MasterCard International Incorporated dated April 30, 2003 (filed as Exhibit 10.39 to
         National City's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, and incorporated herein by reference).
 12      Computation of Ratio of Earnings to Fixed Charges (filed as exhibit 12.1 to National City's
         Annual Report on Form 10-K for the year ended December 31, 2003, and incorporated herein by reference).
 14.1    Code of Ethics (filed as Exhibit 14.1 to National City's Current Report on Form 8-K filed on
         July 31, 2003, and incorporated herein by reference).
 14.2    Code of Ethics for Senior Financial Officers (filed as Exhibit 14.2 to National City's
         Current Report on Form 8-K filed on July 31, 2003, and incorporated herein by reference).
 21      Subsidiaries of National City Corporation
 23.1    Consent of National City Law Department (included in Exhibit 5).
 23.2    Consent of Keating, Muething & Klekamp, P.L.L. (included in Exhibit 8).
 23.3    Consent of Ernst & Young LLP relating to the consolidated financial statements of National
         City Corporation
 23.4    Consent of Ernst & Young LLP relating to the consolidated financial statements of Provident
         Financial Group, Inc.
 23.5    Consent of Ernst & Young LLP relating to the consolidated financial statements of Allegiant
         Bancorp, Inc.
 24      Power of Attorney
 99.1    Consent of S. Craig Lindner
 99.2    Form of Provident Financial Group, Inc. Proxy Card
 99.3    Consent of UBS Securities LLC
(b)      FINANCIAL STATEMENT SCHEDULES: Not applicable.
(c)      REPORTS, OPINION OR APPRAISALS: The opinion of UBS Securities LLC is included as Annex B to the proxy statement/prospectus.

ITEM 22.  UNDERTAKINGS

          A.  National City hereby undertakes:
         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the 'Securities Act');
              (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the 'Calculation of Registration Fee' table in the effective registration statement; and

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.
         (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
         (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          B.  National City hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of its annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act
              of 1934 (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          C.  National City hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
          D.  National City undertakes that every prospectus (i) that is filed under paragraph (C) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          E.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of National City pursuant to the foregoing provisions, or otherwise,
              National City has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by National City of expenses incurred or paid by a director, officer or controlling person of
              National City in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, National City will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of and will be governed by the final adjudication of such issue.
          F.  National City hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus under Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of this registration statement through the date of responding to the request.
          G.  National City hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, National City has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cleveland, State of Ohio, on March 24, 2004.

                                          NATIONAL CITY CORPORATION

                                          By:   /s/ THOMAS A. RICHLOVSKY
                                            ------------------------------------
                                                    Thomas A. Richlovsky
                                            Senior Vice President and Treasurer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, in the capacities indicated, on March 24, 2004.


                /s/ DAVID A. DABERKO*                  Chairman and Chief Executive Officer
-----------------------------------------------------  (Principal Executive Officer)
                  David A. Daberko

                /s/ JEFFREY D. KELLY                   Executive Vice President and Chief Financial
-----------------------------------------------------  Officer (Principal Financial Officer)
                  Jeffrey D. Kelly

              /s/ THOMAS A. RICHLOVSKY                 Senior Vice President and Treasurer (Principal
-----------------------------------------------------  Accounting Officer)
                Thomas A. Richlovsky

                /s/ JON E. BARFIELD*                   Director
-----------------------------------------------------
                   Jon E. Barfield

              /s/ JAMES S. BROADHURST*                 Director
-----------------------------------------------------
                 James S. Broadhurst

                 /s/ JOHN W. BROWN*                    Director
-----------------------------------------------------
                    John W. Brown

                /s/ DUANE E. COLLINS*                  Director
-----------------------------------------------------
                  Duane E. Collins

             /s/ CHRISTOPHER M. CONNOR*                Director
-----------------------------------------------------
                Christopher M. Connor

                /s/ DANIEL E. EVANS*                   Director
-----------------------------------------------------
                   Daniel E. Evans

                /s/ JOSEPH T. GORMAN*                  Director
-----------------------------------------------------
                  Joseph T. Gorman*

            /s/ BERNADINE P. HEALY, M.D.*              Director
-----------------------------------------------------
              Bernadine P. Healy, M.D.

                 /s/ PAUL A. ORMOND*                   Director
-----------------------------------------------------
                   Paul A. Ormond

                 /s/ ROBERT A. PAUL*                   Director
-----------------------------------------------------
                   Robert A. Paul

               /s/ GERALD L. SHAHEEN*                  Director
-----------------------------------------------------
                  Gerald L. Shaheen

                /s/ JEROME F. TATER*                   Director
-----------------------------------------------------
                   Jerome F. Tater

           /s/ JERRY SUE THORNTON, PH.D.*              Director
-----------------------------------------------------
              Jerry Sue Thornton, Ph.D.

                  /s/ MORRY WEISS*                     Director
-----------------------------------------------------
                     Morry Weiss

* David L. Zoeller, Executive Vice President and General Counsel of National City, as attorney-in-fact, signs this document on behalf of the above-named officers and directors pursuant to powers of attorney duly executed by such officers and directors and filed with this registration statement.

      /s/ DAVID L. ZOELLER
------------------------------------
 David L. Zoeller, Attorney-in-Fact